                              OFFER TO PURCHASE FOR CASH

                                       Offer by
                      Wedgestone Financial to purchase for cash
          its Outstanding Shares of Beneficial Interest, $1.00 par value,

                                          at
                                 $0.67 net per share

                    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 9, 1998
                            UNLESS THE OFFER IS EXTENDED.


     Wedgestone Financial, a Massachusetts business trust (the "Company"), hereby offers to purchase its issued and outstanding shares of beneficial interest, $1.00 par value (the "SBI"), held by persons or entities that own SBI (the "Public Shareholders") other than JCS Management Co., Inc., PFG Corp., RAB Management Corp. and JMS Holdings Co., Inc. (collectively, the "Investors" and together with Stockwood LLC and certain members of the Company's management, the "Remaining Shareholders") at $0.67 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, which together with this Offer to Purchase constitutes the "Offer."

     The Offer is not conditioned upon any minimum number of SBI owned by the Public Shareholders (the "Shares") being tendered. The Offer is, however, subject to certain other conditions. See "The Tender Offer - Section 11. Certain Conditions of the Offer."

     THE BOARD OF TRUSTEES OF THE COMPANY, BY UNANIMOUS VOTE OF ALL TRUSTEES PRESENT AND VOTING, BASED UPON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION AND APPROVAL OF THE TRUSTEES OF THE COMPANY WHO ARE NOT OFFICERS OF THE COMPANY (THE "INDEPENDENT TRUSTEES"), HAS DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE PUBLIC SHAREHOLDERS, AND RECOMMENDS THAT THE PUBLIC SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The SBI are traded in the over-the-counter market and are quoted on the OTC Bulletin Board Service ("OTCBB") of The Nasdaq Stock Market, Inc. under the ticker symbol "WDGF." On February 6, 1998, the last trading day before the Company announced the Offer, the last reported bid price was $0.35 per share.

                      SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT
                           MARKET QUOTATION FOR THE SHARES.

                          ---------------------------------

             THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
              AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS
                   OF SUCH TRANSACTION OR THE ACCURACY OR ADEQUACY
                 OF THE INFORMATION CONTAINED IN THIS DOCUMENT.  ANY
                     REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                          ---------------------------------


                        THE INFORMATION AGENT FOR THE OFFER IS
                             INNISFREE M&A INCORPORATED.


May 8, 1998



                                      IMPORTANT


     ANY SHAREHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH SHAREHOLDER'S SHARES SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND MAIL OR DELIVER IT AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND EITHER DELIVER THE CERTIFICATE(S) EVIDENCING THE TENDERED SHARES TO THE DEPOSITARY ALONG WITH THE LETTER OF TRANSMITTAL OR DELIVER SUCH SHARES PURSUANT TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH IN "THE TENDER OFFER -- SECTION 3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES" OR (2) REQUEST SUCH SHAREHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH SHAREHOLDER. ANY SHAREHOLDER WHOSE SHARES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH SHAREHOLDER DESIRES TO TENDER SUCH SHARES.

     ANY SHAREHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES EVIDENCING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURE FOR GUARANTEED DELIVERY SET FORTH IN "THE TENDER OFFER -- SECTION 3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES."

     QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT THE ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY MAY ALSO BE OBTAINED FROM THE INFORMATION AGENT OR FROM BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.

                                  TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

SPECIAL FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     1.   Purpose and Background of the Offer; Certain Effects of the
          Offer; Plans of the Company after the Offer. . . . . . . . . . . . . 3
     2.   Rights of Shareholders in the Event of Merger. . . . . . . . . . . . 8
     3.   Recommendation of the Company's Board; Fairness of the Offer . . . . 9
     4.   Opinion of Commonwealth Associates . . . . . . . . . . . . . . . . .11
     5.   Interests of Certain Persons in the Offer and the Merger . . . . . .13
     6.   Beneficial Ownership of SBI. . . . . . . . . . . . . . . . . . . . .14
     7.   Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .15

THE TENDER OFFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     1.   Terms of the Offer; Expiration Date. . . . . . . . . . . . . . . . .16
     2.   Acceptance for Payment and Payment for Shares. . . . . . . . . . . .17
     3.   Procedures for Accepting the Offer and Tendering Shares. . . . . . .18
     4.   Withdrawal Rights. . . . . . . . . . . . . . . . . . . . . . . . . .21
     5.   Certain Federal Income Tax Consequences. . . . . . . . . . . . . . .22
     6.   Price Range of Shares; Dividends . . . . . . . . . . . . . . . . . .22
     7.   Certain Information Concerning the Company . . . . . . . . . . . . .23
     8.   Financing of the Offer and the Merger. . . . . . . . . . . . . . . .29
     9.   Dividends and Distributions. . . . . . . . . . . . . . . . . . . . .29
     10.  Effect of the Offer on the Market for the Shares;
          Quotation and Exchange Act Registration. . . . . . . . . . . . . . .30
     11.  Certain Conditions of the Offer. . . . . . . . . . . . . . . . . . .30
     12.  Certain Legal Matters and Regulatory Approvals . . . . . . . . . . .31
     13.  Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .33
     14.  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . .33

SCHEDULE I -   Directors and Executive Officers of the Company . . . . . .   I-1

SCHEDULE II -  Opinion of Commonwealth Associates. . . . . . . . . . . . .  II-1

SCHEDULE III - Summary of Shareholder Appraisal Rights and Text of
               Sections 85-98 of the Massachusetts Business Corporation
               Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . III-1

SCHEDULE IV -  Annual Report on Form 10-K of the Company for the
               year ended December 31, 1997. . . . . . . . . . . . . . . .  IV-1


To the Public Shareholders of Wedgestone Financial:



                                     INTRODUCTION


     Wedgestone Financial, a Massachusetts business trust (the "Company"), hereby offers to purchase its issued and outstanding shares of beneficial interest, $1.00 par value (the "SBI") held by persons or entities that own the SBI (the "Public Shareholders") other than JCS Management Co., Inc., PFG Corp., RAB Management Corp. and JMS Holdings Co., Inc. (collectively, the "Investors" and together with Stockwood LLC and certain members of the Company's management, the "Remaining Shareholders") at $0.67 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, which together with this Offer to Purchase constitutes the "Offer."


     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the Company's purchase of the SBI held by the Public Shareholders (the "Shares") pursuant to this Offer. The Company will pay all charges and expenses of BankBoston, N.A. (the "Depositary") and Innisfree M&A Incorporated (the "Information Agent") incurred in connection with the Offer. See "Special Factors -- Fees and Expenses" and "The Tender Offer -- Section 13. Fees and Expenses."

     The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See "The Tender Offer -- Section 11. Certain Conditions of the Offer," which sets forth in full the conditions of the Offer.


     At December 31, 1997, there were (a) 21,885,668 SBI issued and outstanding,
(b) no SBI held in the treasury of the Company, (c) 814,300 SBI reserved for future issuance to employees pursuant to outstanding employee stock options and
(d) 30,000 SBI reserved for future issuance pursuant to warrants. Prior to the announcement of the Offer, there were approximately 3,000 holders of record of the issued and outstanding SBI. Pursuant to the Offer, the Company seeks to acquire approximately 8,246,484 SBI which are held by the Public Shareholders, together with any SBI that may be acquired by employees upon the exercise of employee stock options. The Remaining Shareholders, who own 13,639,184 SBI, or approximately 62.3% of the outstanding SBI, have informed the Company that they do not intend to tender any SBI owned by them pursuant to the Offer.


     The purpose of the Offer is (i) to provide the Public Shareholders with liquidity for their SBI by enabling them to sell their SBI at a fair price and at a premium over recent market prices and (ii) to enable the Remaining Shareholders to retain the entire equity interest in the Company. Following the completion of the Offer, the Remaining Shareholders will acquire any remaining equity interest in the Company not then owned by the Remaining Shareholders by effecting the Merger described below.


     If less than all of the Shares owned by the Public Shareholders are tendered pursuant to the Offer, the Company will enter into a merger agreement or other form of business combination with an entity to be formed, which will be wholly owned by the Remaining Shareholders (the "Merger"). If necessary, the Company will seek shareholder approval of the Merger in accordance with applicable laws. The Remaining Shareholders, who currently own 62.3% of the outstanding SBI, intend to vote all of their SBI in favor of the Merger if a shareholder vote is required. Accordingly, if at least 1,423,142 Shares are tendered pursuant to the Offer, the Remaining Shareholders will own more than 66 2/3% of the outstanding SBI and approval of the Merger will be assured. It is contemplated that the consideration payable to the Public Shareholders in the Merger will be cash in an amount equal to the Offer Price. After the Merger, there will be no Public Shareholders of the Company, the SBI will not be listed for quotation by on the OTCBB, and the registration of the SBI under the Securities
Exchange Act of 1934 (the "Exchange Act") will be terminated. The net result of the Offer and the Merger will be that the Company will become a private company, the shares of which will be owned 100% by the Remaining
Shareholders. See "The Tender Offer -- Section 10. Effect of the Offer on the Market for the Shares, on the OTCBB Quotation and Exchange Act Registration."


     The Offer is intended to afford shareholders the opportunity to sell their SBI in light of the current relative illiquidity of the Shares. Management believes that the public trading market for the SBI has been and will continue to be characterized by low prices and low trading volumes. As a result there is a limited market for the SBI. Low trading volumes make it difficult for shareholders to sell large blocks of SBI. Low prices mean shareholders who wish to sell a small number of SBI will receive only a nominal return after payment of commissions.


     The Independent Committee has received the written opinion of Commonwealth Associates ("Commonwealth Associates") that a cash consideration of $0.65 net per share to the Public Shareholders is fair to such shareholders from a financial point of view. See "Special Factors -- Opinion of Commonwealth Associates" for further information concerning the opinion of Commonwealth Associates.

     THE BOARD OF TRUSTEES OF THE COMPANY (THE "BOARD"), BY UNANIMOUS VOTE OF ALL TRUSTEES PRESENT AND VOTING, BASED UPON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION AND APPROVAL OF THE TRUSTEES OF THE COMPANY WHO ARE NOT OFFICERS OF THE COMPANY (THE "INDEPENDENT TRUSTEES"), HAS DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE PUBLIC SHAREHOLDERS, AND RECOMMENDS THAT THE PUBLIC SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.


     The Company has filed with the Securities and Exchange Commission (the "Commission") an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4").


     The SBI are traded in the over-the-counter market and are quoted on the OTC Bulletin Board Service ("OTCBB") of The Nasdaq Stock Market, Inc. under the ticker symbol "WDGF." On February 6, 1998, the last trading day before the Company announced the Offer, the last reported bid price was $0.35 per share.

     SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE
SHARES.

     The Company was organized in 1980, commenced operations as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and continued those operations through December 31, 1991. On August 9, 1991, Wedgestone filed a petition with the United States Bankruptcy Court for the District of Massachusetts' Eastern Division (the "Bankruptcy Court") under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Proceeding"). After filing the Bankruptcy Proceeding, the Company approached the Investors to obtain their participation in a reorganization plan. The reorganization plan as developed provided for the Investors to receive approximately a 47% interest in the Company in exchange for a 100% interest in St. James Automotive Corp. ("St. James"), a manufacturer of automotive accessories for the light duty truck market which was wholly owned indirectly by the Investors. Wedgestone's resultant plan of reorganization (the "Plan") was confirmed by the Bankruptcy Court on May 5, 1992. The Plan became effective on August 3, 1992.

     In November 1994, the Company acquired the automotive business segment of Standun, Inc. ("Standun"), a corporation owned by the Investors. This business consisted of Fey Automotive Products, Inc. and Sigma Plating Co., Inc. In connection with this transaction, Standun received, among other things, 6,795,223 SBI, which were subsequently sold to Stockwood LLC, an entity owned by the Investors.

     This Offer to Purchase and the accompanying documents contain information required to be disclosed by the Exchange Act and the rules and regulations promulgated thereunder, including financial information regarding the Company, a description of the terms, conditions and background of the Offer, and the procedures for tendering Shares for purchase.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                  SPECIAL FACTORS

     1. PURPOSE AND BACKGROUND OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER.

     The purpose of the Offer is (i) to provide the Public Shareholders with liquidity for their SBI by enabling them to sell their SBI at a fair price and at a premium over recent market prices and (ii) to enable the Remaining Shareholders to retain the entire equity interest in the Company. Following the completion of the Offer, the Remaining Shareholders will acquire any remaining equity interest in the Company not then owned by the Remaining Shareholders by effecting the Merger described below.


     If less than all of the Shares owned by the Public Shareholders are tendered pursuant to the Offer, the Company intends to enter into a merger agreement or other form of business combination with an entity to be formed, which will be wholly owned by the Remaining Shareholders. If necessary, the Company will seek shareholder approval of the Merger in accordance with applicable laws. The Remaining Shareholders, who currently own 62.3% of the outstanding SBI, intend to vote all of their SBI in favor of the Merger if a shareholder vote is required. Accordingly, if at least

1,423,142 Shares are tendered pursuant to the Offer, the Remaining Shareholders will own more than 66 2/3% of the outstanding SBI and approval of the Merger will be assured. It is contemplated that the consideration payable to the Public Shareholders in the Merger will be cash in an amount equal to the Offer Price. After the Merger, there will be no Public Shareholders of the Company, the SBI will not be listed for quotation on the OTCBB, and the registration of the SBI under the Securities Exchange Act of 1934 (the "Exchange Act") will be terminated. The net result of the Offer and the Merger will be that the Company will become a private company, the shares of which will be owned by 100% of the Remaining Shareholders. See "The Tender Offer -- Section 10. Effect of the Offer on the Market for the Shares, Quotation and Exchange Act Registration."


     The Offer is intended to afford shareholders the opportunity to sell their SBI in light of the current relative illiquidity of the Shares. Management believes that the public trading market for the SBI has been and will continue to be characterized by low prices and low trading volumes. As a result there is a limited market for the SBI. Low trading volumes make it difficult for shareholders to sell large blocks of SBI. Low prices mean shareholders who wish to sell a small number of SBI will receive only a nominal return after payment of commissions

     Consummation of the Offer and the Merger will permit the Remaining Shareholders to receive all of the benefits that result from ownership of the entire equity interest in the Company. Such benefits include management and investment discretion with regard to the future conduct of the business of the Company, the benefits of the profits generated by operations and any increase in the Company's value. Similarly, the Remaining Shareholders will also bear the risk of any decrease in the value of the Company.

     Consummation of the Offer and the Merger will allow the Remaining Shareholders to recapitalize the Company by increasing its debt to equity ratio, thereby leveraging their equity investment to a degree that might not be appropriate for Wedgestone as a public company. Such high leveraging entails high risk to equity investors. Furthermore, high leveraging and associated high debt service costs may have an adverse effect on earnings and the market price of the SBI.


     Under Massachusetts law, the approval of the Board and the affirmative vote of the holders of 66 2/3% of the outstanding SBI are required to approve the Merger through a meeting of the shareholders. The Board has approved the Merger, and, unless the Merger is consummated pursuant to the short-form merger provisions of Massachusetts law as described below, the only other required corporate action by the Company is the approval and adoption of the Merger by the affirmative vote of the holders of at least 66 2/3% of the SBI. If 1,423,142 or more Shares are tendered pursuant to the Offer, the Remaining Shareholders will have sufficient voting power to cause the approval and adoption of the Merger immediately after the Offer, without the affirmative vote of other shareholders of the Company.


     Under the Massachusetts general laws with respect to business trusts and the Massachusetts Business Corporation Law ("MBCL"), an entity which owns 90% or more of the outstanding shares of another entity may effect a merger with such other entity without submitting the merger to a vote of shareholders of the other entity (a "short-form merger"). Accordingly, if the Remaining Shareholders own 90% or more of the SBI that remain outstanding after completion of the Offer, the Merger may be effected as a short-form merger, without a vote of the Company's shareholders. In such event, the Remaining Shareholders and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective in accordance with the MBCL as promptly as practicable after consummation of the Offer, without a meeting of the shareholders of the Company.

If, however, the percentage of ownership of the Remaining Shareholders after completion of the Offer is less than 90% of the SBI then outstanding, a vote of the Company's shareholders will be required under the applicable laws, and a significantly longer period of time may be required to effect the Merger. See "Special Factors - Rights of Shareholders in the Event of a Merger." Following consummation of the Offer and the Merger, the Shares will no longer be quoted on the OTCBB and the registration of the Shares under the Exchange Act will be terminated. Accordingly, following the Merger, there will be no publicly traded equity securities of the Company outstanding and the Company will no longer be required to file periodic reports with the Commission. See "The Tender Offer - Section 11. Effect of the Offer on the Market for Shares; Quotation and Exchange Act Registration."

     All Shares purchased in the Offer will be held in the treasury of the Company until the completion of the Merger, if necessary, at which time the Shares will be retired by the taking of all required corporate action and filings with the office of the Massachusetts Secretary of State.

     Since June 15, 1992, when the Investors acquired a significant ownership position in the Company, the Investors believe that the public market has not responded to sustained profitability of the Company, and the SBI have remained very thinly traded and have provided little liquidity for shareholders, particularly those shareholders with larger equity positions in the Company.


     Reversion of the Company to private ownership will eliminate the substantial general and administrative costs attendant to the Company's status as a reporting company under the Exchange Act. In addition to the time expended by Company management, the legal, accounting and other expenses involved in the preparation of annual and other periodic reports are considerable. The Company estimates that its total out-of-pocket expenses associated with maintaining its public status are approximately $125,000 per year. These costs include the preparation of periodic reports to the Securities and Exchange Commission (such as Form 10-K and Form 10-Q), legal and accounting fees relating to such matters, annual fees for the Company's transfer agent and costs of maintaining director and officer insurance. These costs do not include the salaries and time of employees of the Company who devote time to these matters.


Additionally, the Company's management believes that required public disclosures under the Exchange Act have given its competitors, who are not similarly burdened, certain information and insights about the Company's operations which have helped them in competing with the Company.

     The Company has been unable to utilize the SBI effectively for acquisitions, financing, or employee incentives because of (i) its low market price and low trading volume and (ii) limitations that would be imposed on the use of net operating loss carryforwards after the issuance of additional shares, and so has been unable to realize the principal benefits of public ownership.

     For these reasons, the Remaining Shareholders informed the Board of Directors of the Company (the "Board") on October 7, 1997 that they desired to convene a meeting of the Board on October 15, 1997 for the purpose of further exploring the feasibility of a "going private" transaction. In subsequent conversations with the Company's principal lender, the Remaining Shareholders discussed the possibility of providing financing to the Company for such a transaction.


     At the October 15, 1997 Board meeting, a general discussion was held concerning the proposed transaction, and the Board determined that the proposed transaction should be explored and formed a committee of independent directors consisting of John J. Doran, Jeffrey A. Oberg and Jeffrey S. Goldstein (the "Independent Committee"). Counsel to the Company discussed the process involved in a "going private" transaction and explained to the Board the fiduciary duties of the members of the Independent Committee to the Public Shareholders. The Independent Committee was given the authority to select a reputable and experienced brokerage firm to render a fairness opinion to the Independent Committee relating to the proposed transaction. The Remaining Shareholders subsequently orally indicated that they were willing to commit to a transaction at an offer price of $0.65 per Share, net to the seller in cash.

     At a meeting held on October 15, 1997, the Independent Committee reviewed and evaluated the factors leading up to the Company's decision to propose the possibility of "going private." These factors included the costs to the Company of being a public entity, the lack of an active trading market for the SBI and the lack of liquidity for shareholders. The Independent Committee also reviewed the Company's financial condition, the condition of the automotive aftermarket industry in which the Company participates and recent downward trends in the bumper market, the Company's historical core business segment. The Independent Committee also discussed that the Company had indicated that it would need to diversify its product lines and markets and therefore would develop this strategy both internally and through seeking future acquisitions. The Independent Committee considered, based on management reports, that the Company would not be able to use its SBI to finance future acquisitions and was unlikely to be able to raise additional cash to finance future acquisitions through the sale of SBI.


     On November 24, 1997 and December 5, 1997, the Independent Committee met to discuss, among other things, the engagement of an investment banker to serve as financial advisor to the Independent Committee. The Independent Committee solicited proposals from investment banks regarding their interest in serving as financial advisor to the Independent Committee in connection with the evaluation of the Offer. On December 8, 1997, the Independent Committee decided to retain Commonwealth Associates as its exclusive financial advisor to render an opinion as to the fairness of the consideration in the proposed transaction. Commonwealth Associates was selected based on its proposal and its experience in evaluating similar kinds of transactions. The terms of the engagement of Commonwealth Associates by the Independent Committee were finalized by a letter agreement dated December 24, 1997.

     No limitations were imposed by the Independent Committee, the Board of Directors or management of the Company on Commonwealth Associates with respect to the investigation made, or the procedures followed in rendering the fairness opinion; however, Commonwealth Associates' assignment did not include investigating or pursuing any other parties interested in acquiring control of the Company, and Commonwealth Associates did not solicit any offers for the acquisition of the Company because the Independent Committee instructed Commonwealth Associates that the Remaining Shareholders were unwilling to consider a sale of their interest in the Company.

     Because of the appointment of the Independent Committee and the engagement of Commonwealth Associates to render a fairness opinion, the Independent Committee did not consider it necessary to retain any other unaffiliated representative to act solely on behalf of the Public Shareholders for the purpose of negotiating the terms of the Offer.

     During the period between the engagement of Commonwealth Associates and the presentation of its final report to the Independent Committee on January 30, 1998, the Independent Committee received copies of materials provided by the Company to Commonwealth Associates in connection with its analysis. During this period, members of the Independent Committee received calls from Commonwealth Associates with respect to the progress of their work, including a review of various matters relevant to the deliberations of the Independent Committee, including the prospects for the Company's bumper business.


     A meeting of the Independent Committee was held on January 14, 1998, at which representatives of Commonwealth Associates presented their preliminary report to the Independent Committee concerning their opinion as to the fairness, from a financial point of view, of an initial cash offer of $0.65 per Share to the Public Shareholders, and were questioned by the Independent Committee concerning the methods used and factors considered by Commonwealth Associates in rendering the preliminary report. Commonwealth Associates reported that, in its opinion, the initial offer price of $0.65 per Share was fair to the Public Shareholders, from a financial point of view. At this meeting, Commonwealth Associates summarized its valuation analysis with included valuations based on (a) the Company's historical operating results and current financial condition, (b) projected discounted net income, (c) projected discounted cash flow (assuming maintenance of net operating loss carryforwards) and (d) projected discounted cash flow (assuming full loss of net operating loss carryforwards). See "Special Factors -- Opinion of Commonwealth Associates." The Company had been unable to identify to Commonwealth Associates, and Commonwealth Associates noted that they were also unable to identify, any public company that could be considered comparable to the Company for use in preparing its analysis. Nonetheless, the Independent Committee requested that Commonwealth Associates provide the analysis of publicly traded companies within the Company's standard industrial classification code.


     The Independent Committee held a meeting with David L. Sharp and Eric H. Lee, the Company's President and Chief Financial Officer, respectively, on January 15, 1998 to discuss the assumptions and forecasts provided to, and relied upon by, Commonwealth Associates in preparing its analysis. The Independent Committee also questioned management regarding current industry and market conditions, the potential to pursue other opportunities to diversify the Company's product line, both internally and through acquisitions, and the assumptions relating to capital expenditures for retooling for bumper lines and other matters. Based on those discussions, management and the Independent Committee determined that certain of the assumptions included in the forecasts previously supplied to Commonwealth Associates would need to be corrected or revised. Accordingly, the Independent Committee requested management to make such corrections or revisions and to provide the revised information to Commonwealth Associates for their review and consideration.


     The assumptions contained in the preliminary January 14, 1998 report which were revised in the January 30, 1998 report of Commonwealth Associates related to (i) the costs of the Offer and (ii) projected capital expenditures. The January 14, 1998 analysis was based on pro forma statements that included the expenses and debt service associated with the proposed Offer. Since the valuation of the Company should be based on the Company's projected financial performance prior to the Offer, these costs were removed from consideration in preparing the final report. The January 14, 1998 analysis was based on pro forma financials that included capital expenditures that were no longer being considered by management. The continued inclusion of these proposed expenditures was understating forecasted net income and discounted cash flow. The January 30, 1998 final analysis corrected for this understatement.


     A meeting of the Independent Committee was held on January 30, 1998, at which representatives of Commonwealth Associates presented their final report, after consideration and inclusion of the revised assumptions in connection with the forecasts, to the Independent Committee concerning their opinion as to the fairness, from a financial point of view, of the initial cash offer of $0.65 to the Public Shareholders.

     On January 30, 1998, the Independent Committee met to discuss the offer of $0.65 per Share. In light of all of the circumstances of the transaction, including the lack of comparable company or transaction information, the Independent Committee determined to negotiate a price of $0.70 per Share for the benefit of the Public Shareholders. Further, since the Company did not seek (and the Remaining Shareholders who collectively own 62.3% of the SBI would not consider a sale to) any third party buyers as an alternative to the "going private" transaction, the Independent Committee determined that to ensure a fair procedure for the Remaining Shareholders, that a "clawback right" for the benefit of the Public Shareholders would be appropriate.


     On February 2, 1998, Mr. Goldstein presented the proposal from the Independent Committee to Mr. Shaw, a representative of the Remaining Shareholders, together with the reasons for the proposal. Mr. Shaw indicated, on a preliminary basis, that the Company would consider raising the offer price above $0.65 per Share. Over the next several days, Mr. Shaw discussed the proposal from the Independent Committee with the other Remaining Shareholders and further discussions were held between Mr. Shaw, Mr. Pinto and Mr. Goldstein. On February 3, 1998, a meeting was held with Mr. Goldstein, Mr. Oberg, Mr. Doran, Mr. Shaw and Mr. Pinto at which it was agreed to accept a price of $0.67 per Share and a clawback privilege for one year.


     Pursuant to a Clawback Agreement between the Company and the Remaining Shareholders dated February 9, 1998, in the event that, with respect to the Company (or any successor to the Company), there is: (i) a change in control,
(ii) a disposition of substantially all of the assets, or (iii) a liquidation (collectively, a "Transaction") at any time within one year following the later of the date of consummation of the Offer or the date of consummation of the Merger or the shareholders meeting approving the Merger, which Transaction results in the receipt by the Remaining Shareholders of a sum in excess of $14,663,398 (i.e., the Offer Price multiplied by the 21,885,668 Shares currently issued and outstanding), 37.6% (i.e., the Public Shareholders' ownership percentage of the Company) of such excess will be paid over proportionately to each of the Public Shareholders of record on the date immediately preceding the expiration date of the Offer.


     On February 9, 1998, the Board, by unanimous vote of all trustees present and voting, based in part on the unanimous recommendation and approval of the Independent Committee, determined that the Offer is fair to and in the best interests of the Public Shareholders of the Company. The Board, by a unanimous vote of all trustees present and voting, recommended that all Public Shareholders accept the Offer and tender their Shares pursuant to the Offer. Prior to the commencement of trading on February 10, 1998, the Company issued a press release regarding the Offer.


     The Remaining Shareholders have informed the Independent Committee that, assuming the completion of the Offer and the Merger, they have no present intention to cause the Company to change its fundamental business, sell or otherwise dispose of any material part of its business, merge, liquidate or otherwise wind-up its business. Nevertheless, the Remaining Shareholders may initiate a review of the Company and its assets, corporate structure, capitalization, operations, properties and personnel to determine what changes, if any, would be desirable following the Offer to enhance the operations of the Company.





    Management believes that consummation of the Offer and the Merger will result in substantially greater flexibility for the Company in the utilization of assets and in the planning of its future. If the Offer and the Merger are completed, management will be able to make substantial new investments in the metal fabrication industry and other businesses without considering whether other shareholders would approve of such decisions. Such flexibility is believed to be especially appropriate in view of the belief of management that the risks of making such investments may not be appropriate for the Company as a publicly-held entity.

     The Company anticipates that the Remaining Shareholders will replace all three of its current independent trustees (other than John C. Shaw) with successor trustees as soon as practicable as trustees of the Company following the consummation of the Offer and, if necessary, the Merger. The persons who are presently officers of the Company will continue in their same positions following consummation of the Offer and, if necessary, the Merger.

     As a result of the borrowing incurred in connection with the financing of the Offer and, if necessary, the Merger, the consolidated indebtedness of the Company will be substantially greater. See "The Tender Offer - Section 8. Financing of the Offer and the Merger."

     Following consummation of the Merger, the Shares will no longer be quoted on the OTCBB, and the registration of the Shares under the Exchange Act will be terminated and, accordingly, the Company will no longer be required to file periodic reports with the Commission.

     2.   RIGHTS OF SHAREHOLDERS IN THE EVENT OF THE MERGER

     No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, shareholders who have not tendered their Shares will have certain rights to dissent and demand appraisal of, and to receive payment in cash of the fair value of their Shares. In SULLIVAN V. FIRST MASSACHUSETTS FINANCIAL CORP., 569 N.E.2d 814 (Mass. 1991), the court held, among other things, that dissenting minority shareholders of a Massachusetts business trust have a common law right of appraisal similar to the statutory right provided under the MBCL to corporate shareholders.

     If a dissenting shareholder were to exercise such appraisal rights in connection with the Merger, and if the Company and such shareholder were unable to agree on the fair value of the Shares, a court would determine the fair value of the Shares, as of the day prior to the date on which the shareholders' vote was taken approving the Merger. The fair value of the Shares would be paid in cash to such dissenting shareholder. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the price received in the Merger.

     In addition, Massachusetts courts have held that, in certain circumstances, a controlling shareholder of a company involved in a merger has a fiduciary duty to other shareholders that requires that the merger be fair to such other shareholders. In determining whether a merger is fair to minority shareholders, Massachusetts courts have considered, among other things, the type and amount of consideration to be received by the shareholders and whether there was fair dealing among the parties.

     The foregoing summary of the rights of dissenting shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available appraisal rights and is qualified in its entirety by reference to the full text of Sections 85-98 of the MBCL included in Schedule III attached hereto. The preservation and exercise of appraisal rights are conditioned on strict adherence to the applicable provisions of the MBCL.

     3.   RECOMMENDATION OF THE COMPANY'S BOARD; FAIRNESS OF THE OFFER

     RECOMMENDATION OF THE COMPANY'S BOARD. On February 9, 1998, the Board, by unanimous vote of all trustees present and voting, based in part on the unanimous recommendation and approval of the Independent Committee, determined that the Offer is fair to and in the best interests of the Public Shareholders of the Company, subject only to receipt of a firm commitment from the Company's principal lender to provide financing. The Board, by a unanimous vote of all trustees present and voting, has recommended that all Public Shareholders accept the Offer and tender their Shares pursuant to the Offer.

     FAIRNESS OF THE OFFER. In reaching its determinations referred to immediately above, the Board considered the following factors, each of which, in the view of the Independent Committee as well as the other member of the Board, supported such determinations.


          a. The Independent Committee considered the historical market prices and recent trading activity of the Shares, including the fact that the $0.67 net per Share cash consideration to be paid to the Public Shareholders in the Offer represents a premium of approximately 91.4% per Share over the last reported sales price on February 6, 1998, the last full trading day preceding the public announcement of the Offer and a premium of approximately 71.8% and 168.0% over the average closing price for the one-month and three-month periods, respectively, preceding such date and the fact that such price would be payable in cash, thus eliminating any uncertainties in valuing the consideration to be received by the Company's Public Shareholders. Since there is a low trading volume for the Shares, the relevance of this factor in determining the fairness of the Offer is unclear.


          b. The Independent Committee considered the number of odd-lot shareholders, who by virtue of the low trading volume in the Shares, the brokerage fees associated with sales, and the low market price of the Shares, are unable to realize any appreciable benefits on the sale of their Shares.


          c. The Independent Committee considered the opinion of Commonwealth Associates to the Independent Committee that the consideration to be offered to the Public Shareholders is fair to such shareholders from a financial point of view and the report and analysis presented by Commonwealth Associates, which included discussion and analysis of historical trading volume and market prices, multiples of historical and forecasted net income from operations, cash flow from operations, book value and various other factors. With respect to the matters contained in the opinion of Commonwealth Associates, the Independent Committee reviewed the report and adopted the analysis contained therein and considered the other factors set forth herein in determining that the Offer is fair.


          d. The Independent Committee reviewed the market price for the Shares as compared to the performance of the Company.


          e. The Independent Committee reviewed the nature of the Company's business and the industry in which the Company operates, including information received by the Board regarding trends in the bumper industry and various uncertainties associated with current and potential future industry and market conditions. The Company participates in a cyclical automotive industry that is entering its fifth year of continuous expansion, outlasting most prior upward cycles. Management believes that tubular aftermarket accessory sales will peak in 1999 and decline thereafter. Further, the Company has experienced a decline in bumper sales which management believes will continue to decline during the next several years. See "Special Factors -- Purpose and Background of the Offer; Certain Effects of the Offer; Plans of the Company after the Offer."


         f. The Independent Committee considered the opportunity provided by the Offer for a substantial number of shareholders to realize a premium for their Shares in the near future as compared to market prices that, absent the Offer and the Merger, are likely to continue to be significantly below the Offer price.


          g. The Independent Committee the structure of the transaction, which is designed, among other things, to result in the receipt by the Public Shareholders of cash consideration at the earliest practicable time without any brokerage fees.


          h. The Independent Committee the fact that the Company has not paid a cash dividend during the last five years to the holders of SBI, and the expectation that no such cash dividends are expected to be paid in the foreseeable future. Since emerging from bankruptcy in 1992, the Company has retained its earnings to finance the development of its business. The Company intends to retain future earnings, if any, to further develop its business.


          i. The Independent Committee the stated desire of the Remaining Shareholders not to consider a sale of their majority interest in the Company, which made pursuit of other potential alternatives (such as a sale of the Company as a going concern) impracticable.

          j. The Independent Committee considered the intention of the Remaining Shareholders to continue the business as a going concern, which makes any consideration of liquidation of the Company or values that ultimately might be obtained from such a liquidation highly speculative.


          k. The Independent Committee considered the availability of dissenters' rights under Massachusetts law in the event of the Merger.


     The members of the Board, including the Independent Committee, evaluated the various factors listed above in light of their knowledge of the business, financial condition and prospects of the Company, and based on the advice of the financial advisor. In light of the number and variety of factors that the Board and the Independent Committee considered in connection with their evaluation of the Offer, neither the Board nor the Independent Committee found it practicable to assign relative weights to the foregoing factors, and, accordingly, neither the Board nor the Independent Committee did so. The Independent Committee and the Board, however, gave significant weight to the factors specified in clauses
(a) through (f), inclusive, above.

     With respect to the Commonwealth Associates opinion, the Independent Committee considered that the upper end of the range of value per share for certain methodologies was higher than the Offer price. The Independent Committee determined that the Offer was fair because, in addition to the factors stated above, (i) the Offer was within or above all of the ranges and
(ii) the Offer was higher than all of the median price per share values for these ranges. See "Special Factors - Opinion of Commonwealth Associates."

     In addition to the factors listed above, the Board and the Independent Committee had each considered the fact that consummation of the Offer would eliminate the opportunity of the Public Shareholders to participate in any potential future growth in the value of the Company, but determined that this loss of opportunity was ameliorated in part by the price of $0.67 net per Share to be paid in the Offer as well as the agreement of the Remaining Shareholders to share any excess proceeds from a private sale of the Company within one year after the consummation of the Offer under the Clawback Agreement. See "Special Factors -- Purpose and Background of the Offer; Certain Effects of the Offer; Plans of the Company after the Offer."


     In connection with its deliberations, the Independent Committee did not consider, and did not request that Commonwealth Associates evaluate, the Company's liquidation value. The Board did not view the Company's liquidation value to be a relevant measure of valuation given that the Offer price significantly exceeded the book value per Share of the Company on September 30, 1997, and it was the Board's view that the Company is more valuable as a going concern than its net book value of $0.38 per share as of December 31, 1997.


     Further, while it is possible that prices of certain of the Company's assets might be realized in a liquidation at prices in excess of the book values over a period of time, the Independent Committee believed that the length of time to accomplish an orderly liquidation, overall costs attendant to liquidation and the fact that certain assets would have to be sold at a discount (particularly inventory) in a liquidation would possibly offset any gains on other assets. In addition, substantial expenses could be incurred in a liquidation in connection with contract terminations, severance pay and other matters, as well as legal fees and brokers commissions. In view of these factors, the Independent Committee believed that it would be highly unlikely that liquidation would generate net proceeds with a current value in excess of $0.67 per Share. However, there can be no assurance that the liquidation value would not produce a higher valuation of the Company than its value as a going concern.


     To the Company's knowledge after reasonable inquiry, each of the Company's trustees and all of the Company's employees who hold stock options presently intend to exercise such options and to either tender all Shares owned by such persons to the Company pursuant to the Offer or to vote in favor of the Merger at a duly called shareholders' meeting.


     In addition, the Independent Committee determined that the Offer and the Merger are procedurally fair to the shareholders of the Company because, among other things (i) the Independent Committee, consisting entirely of independent directors, was formed to evaluate and negotiate the terms of the Offer on behalf of the Public Shareholders, (ii) the Independent Committee retained Commonwealth Associates to render a fairness opinion with respect to the Offer and the Merger, (iii) there were deliberations pursuant to which the Independent Committee evaluated the Offer and the Merger and (iv) a $0.02 per Share increase in the initial offer price and a one year clawback right to the Public Shareholders resulted from active arm's-length bargaining between the Independent Committee and the Remaining Shareholders. The Independent Committee did not retain an independent representative to assist in evaluating the Offer.


     The Remaining Shareholders also believe the Offer is fair to the Public Shareholders based on (i) the conclusions of, and approval of the Independent Committee, as well as the basis therefor, which conclusion and basis, as set forth above, are incorporated by reference herein, (ii) notwithstanding the fact that Commonwealth Associates opinion was provided for the information and assistance of the Independent Committee and that the Remaining Shareholders are not entitled to rely on such opinion, the fact that the Independent Committee had received the written opinion of Commonwealth Associates that the initial offer price of $0.65 in cash was fair to the Public Shareholders, and (iii) the fact that the Independent Committee negotiated a price of $0.67 per share and clawback privileges on an arms-length basis. The Remaining Shareholders adopted the analysis of the Independent Committee in determining that the Offer is fair to the Public Shareholders.


     The Remaining Shareholders did not find it practical to, and did not, quantify or otherwise attach relative weights to the specific factors considered by them.


     4.   OPINION OF COMMONWEALTH ASSOCIATES

     Commonwealth Associates was engaged to render an opinion to the Independent Committee as to the fairness, from a financial point of view, of an initial offer price of $0.65 per Share, net to the seller in cash (the "Initial Offer") to the Company's Public Shareholders. See "Special Factors --Purpose and Background of the Offer; Certain Effects of the Offer."

     On January 14, 1998, in connection with the Independent Committee' evaluation of the Initial Offer, Commonwealth Associates made a preliminary presentation to the Independent Committee with respect thereto (the "Report"). As part of the presentation, Commonwealth Associates, reviewed with the Independent Committee certain of the information and financial data described below.

     On January 30, 1998, representatives of Commonwealth Associates presented their final report to the Independent Committee concerning their opinion as to the fairness, from a financial point of view, of the Initial Offer to the Public Shareholders.

     Final copies of the Report dated January 30, 1998 were delivered to the Independent Committee in connection with the Independent Committee's evaluation of the Initial Offer. A copy of the Report is available for inspection and copying at the offices of the Company during regular business hours by any interested Public Shareholder or his representative who has been so designated in writing.

     Commonwealth Associates delivered its written opinion to the Independent Committee dated January 30, 1998 (the "Commonwealth Associates Opinion"). A copy of the Commonwealth Associates Opinion, which sets forth the assumptions made, matters considered and limitations of review undertaken by Commonwealth Associates, is attached as Schedule II hereto.


     No limitations were imposed by the Company, the Board or the Independent Committee on the scope of the Commonwealth Associates investigation or the procedures to be followed by Commonwealth Associates in rendering the Commonwealth Associates Opinion, except that Commonwealth Associates was not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to a purchase of all or a part of the Company's business. Commonwealth Associates was not requested to and did not make any recommendation to the Public Shareholders in the Initial Offer, which was determined through discussions among the Independent Committee as to the form or amount of consideration to be offered to the Public Shareholders in the Initial Offer, which was determined through discussions among the Independent Committee. In arriving at the Commonwealth Associates Opinion, Commonwealth Associates did not ascribe a specific range of value to the Company, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be offered to the Public Shareholders in the Initial Offer on the basis of the financial and comparative analyses described below.



     The Commonwealth Associates Opinion is for the use and benefit of the Independent Committee and was rendered to them in connection with their consideration of the Initial Offer and is not intended to be and does not constitute a recommendation to any Public Shareholder as to whether to accept the consideration to be offered to such Public Shareholder in the Offer.

     The Company's Independent Committee engaged Commonwealth Associates to render the opinion referred to above because Commonwealth Associates regularly engages in the valuation of businesses and their securities. The Independent Committee requested bids from two other investment banking firms and decided to retain Commonwealth Associates based on their evaluation of all the bids.

     The following paragraphs summarize the financial and comparative analyses performed by Commonwealth Associates in connection with their opinion. The summary does not represent a complete description of the analyses performed by Commonwealth Associates.

     In arriving at the Commonwealth Associates Opinion, Commonwealth
Associates: (a) reviewed certain publicly available historical financial and operating data concerning the Company including the Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 1996 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997; (b) interviewed certain members of senior management of the Company to discuss the prospects for the Company's business;
(c) reviewed certain information of the Company, including financial forecasts relating to the business, earnings, cash flow, assets and prospects of the Company prepared by the management of the Company; (d) reviewed publicly available financial operating and stock market data concerning certain companies engaged in businesses which the Company's management deemed relatively comparable to the Company; (e) inquired as to the financial terms of certain recent transactions the Company's management deemed relevant to the analysis;
(f) reviewed the historical market prices and trading volumes of the Company's Shares; (g) reviewed the relationship between the Company's Shares' historical market prices and its reported earnings per share data; and (h) reviewed and conducted such other financial studies, analyses and investigations as Commonwealth Associates deemed appropriate.

     In arriving at the Commonwealth Associates Opinion, Commonwealth Associates assumed and relied upon the accuracy and completeness of the financial information provided by the Company and other information used by Commonwealth Associates without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of the Company that they were not aware of any facts that would make the information provided by the Company inaccurate or misleading. With respect to the financial projections of the Company, Commonwealth Associates assumed that such projections were prepared in good faith on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. In arriving at the Opinion, Commonwealth Associates conducted a limited physical inspection of the properties and facilities of the Company and did not make any evaluations or appraisals of the assets or liabilities of the Company and was not presented with any such appraisal. The Commonwealth Associates Opinion was necessarily based upon economic, financial, market and other conditions as they existed on, and could be evaluated as of, the date of the Commonwealth Associates Opinion.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at the Commonwealth Associates Opinion, Commonwealth Associates did not attribute any particular weight to the analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevancy of each analysis and factor. Accordingly, Commonwealth Associates believes that its analyses must be considered as a whole and that considering any portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Commonwealth Associates Opinion. In its analyses, Commonwealth Associates made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Additionally, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.


     OVERVIEW OF ANALYSES. Commonwealth Associates used both quantitative and qualitative assessments to evaluate the Company. Commonwealth Associates' determination that the consideration to be offered to the Public Shareholders is fair, from a financial point of view, to the Public Shareholders is based on all the quantitative and qualitative analyses described in the Commonwealth Associates Opinion.


     Commonwealth Associates conducted a number of analyses to determine a range of per share equity values for the Company, including a discounted net income analysis, a discounted cash flow analysis and a market multiples analysis. Commonwealth Associates compared the consideration offered to the Public Shareholders to the range of derived equity values for the Company.


     QUALITATIVE CONSIDERATIONS. In addition to the quantitative analyses discussed below, Commonwealth Associates considered a number of qualitative factors related to the Company. Commonwealth Associates did not apply weightings to these qualitative analyses. Qualitative factors related to the Company included among other things (i) limited trading volumes; relatively illiquid market; and (ii) the Company's practical inability to seek and consider third party purchases.


     QUANTITATIVE ANALYSES. Commonwealth Associates used the quantitative analyses described below to evaluate the Company and derive implied aggregate equity values and implied per share equity values for the Company.


     (a) HISTORICAL AND FORECASTED FINANCIAL PERFORMANCE. Commonwealth Associates reviewed the Company's historical financial performance for the fiscal year ended December 31, 1996 and the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, and its forecasted performance as developed by management based on assumptions management believed were reasonable for the fiscal years ending December 31, 1997, 1998, 1999, 2000 and 2001.


     (b) HISTORICAL MARKET PRICE ANALYSIS. Commonwealth Associates reviewed the trading history of the Company's SBI for various trading periods between April 8, 1994 and January 23, 1998, and determined that the Offer represents a significant premium over the historic average market prices for the SBI. In arriving at this conclusion, Commonwealth Associates noted that (i) while the highest single closing price per share since April 8, 1994, was $0.875 on November 7, 1994, the closing market price has not been above $0.65 per share since September 14, 1996; (ii) the average weekly closing price of the SBI during the period from April 8, 1994 to January 29, 1998, was $0.33 per share; and (iii) the Offer represents a premium of approximately 97% over this average weekly closing price. Commonwealth Associates also determined that the average daily closing prices for the SBI were $0.44, $0.37 and $0.31 in calendar years 1995, 1996 and 1997, respectively, and that the Offer represents a premium of 48%, 76% and 110%, respectively, over such average daily closing prices.


     (c) DISCOUNTED NET INCOME ANALYSIS. Commonwealth Associates conducted a discounted net income analysis which derived implied total equity values and implied per share equity values based on the present value of future net income. In the exit year, net income included proceeds from the sale of the business, which is typically assumed only for valuation purposes as a more representative "terminal value" than using net income in perpetuity. The terminal value was determined by applying a range of exit multiples from 6.0x to 9.0x. Net income was discounted using a discount rate of 12.36%, which is the Compound Annual Return for Small Company Stocks, 1926-1990, from STOCKS, BONDS, BILLS AND INFLATION 1994 YEARBOOK, published by Ibbotson Associates. The derived equity values were divided by the number of shares of the Company's SBI outstanding, assuming the exercise of outstanding options for 995,000 SBI at an exercise price of $0.31 per share, and the buyback of SBI in the open market at $0.65 per share, to derive implied per share equity values. The results of this analysis indicated a range of per share equity values of $0.58 to $0.74, and a median per share equity value of $0.66.


     (d) DISCOUNTED CASH FLOW ANALYSES. Based on management's forecasts, Commonwealth Associates conducted a discounted cash flow analysis which derived implied total equity values and implied per share equity values based on the present value of future net cash flows, less current net debt. The analysis assumed the Company was able to maintain use of its net operating losses ("NOLs"). For purposes of this analysis, annual free cash flows equals de-levered net income, plus depreciation and amortization and deferred income taxes, less capital expenditures, less the change in working capital. In the exit year, free cash flow included proceeds from the sale of the business, which is typically assumed only for valuation purposes as a more representative "terminal value" than using cash flows in perpetuity. The terminal value was determined by applying a range of exit multiples from 4.0x to 7.0x. Net income was discounted using a discount rate of 12.53%, based upon the Company's weighted average cost of capital ("WACC"). The derived equity values were divided by the number of shares of the Company's SBI outstanding, assuming the exercise of outstanding options for 995,000 SBI at an exercise price of $0.31 per share, and the buyback of SBI in the open market at $0.65 per share, to derive implied per share equity values. The results of this analysis indicated a range of per share equity values of $0.51 to $0.81, and a median per share equity value of $0.66.


     Commonwealth Associates also conducted a discounted cash flow analysis using the same methodology described above, but assuming the full loss of the NOLs. In this analysis, net income was discounted using a discount rate of 10.45%, based on the Company's WACC assuming the full loss of the NOLs. The derived equity values were divided by the number of shares of the Company's SBI outstanding, assuming the exercise of outstanding options for 995,000 SBI at an exercise price of $0.31 per share, and the buyback of SBI in the open market at $0.65 per share, to derive implied per share equity values. The results of this analysis indicated a range of per share equity values of $0.37 to $0.61, and a median per share equity value of $0.49.


     (e) MARKET MULTIPLES ANALYSIS. Commonwealth Associates conducted a market multiples analysis for the Company which determined the implied public market value based on earnings multiples. The Company had been unable to identify to Commonwealth Associates, and Commonwealth Associates noted that they also were unable to identify any public company that could be considered a trading comparable for the Company. Among the factors considered in determining comparability were the Company's market value, management's characterization of the dynamics of the markets in which the Company's products compete, and the specific products manufactured and sold by the Company. For purposes of this market multiples analysis, Commonwealth Associates used the historical ratios of the market prices of the SBI to the Company's earnings, determined at the end of each calendar quarter from March 31, 1995 to December 31, 1997. These price/earnings ratios were applied to the Company's 1997 estimated earnings to derive implied public market values. The price/earnings ratios for the Company were in a range of 1.98x to 7.75x, with a median ratio of 4.71x. The results of this market multiples analysis indicated a range of per share equity values of $0.26 to $1.01 and a median per share equity value of $0.61.


     COMPARISON OF THE OFFER TO THE VALUES OF THE COMPANY. Commonwealth Associates concluded that the consideration to be offered to the Public Shareholders is fair, from a financial point of view, to the Public Shareholders of the Company, based on, among other things, the following considerations:
(i) the Offer is at the high end of the range of median per share values of the Company of $0.49 to $0.66; and (ii) the Offer represents a premium of 86% over the closing price of the SBI on January 29, 1998, a premium of 94% over the average weekly closing price of the SBI during the period from April 8, 1994 to January 29, 1998, and a premium of 49%, 75% and 110% over the average daily closing prices of the SBI in calendar years 1995, 1996 and 1997, respectively.


     5.   INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

     In considering the recommendation of the Board and the Independent Committee with respect to the Offer and the fairness of the consideration to be received in the Offer and the Merger (if necessary), shareholders should be aware that certain officers and trustees of the Company have interests in the Offer that are described below and which may present them with certain potential conflicts of interest. John C. Shaw (Chairman of the Board, Trustee and Chief Executive Officer of the Company) may be deemed to be acting in concert with the Remaining Shareholders, who currently own 62.3% of the outstanding SBI, and therefore to control the Company. In addition, David L. Sharp and Eric H. Lee, the Company's President and Chief Financial Officer, respectively, and Paul W. Westerhoff, Senior Vice President of Operations for Wedgestone Automotive Corp., hold options to acquire an aggregate of 511,003 SBI. These officers have informed the Company that they will exercise such options but will not tender any SBI since they intend to be affiliated with the Remaining Shareholders. The Board was aware of these actual and potential conflicts of interest and considered them along with the other matters described under "Special Factors -- Recommendation of the Company's Board; Fairness of the Offer."


     The Remaining Shareholders have informed the Company that they do not intend to tender any SBI owned by them pursuant to the Offer. See "Special Factors -- Beneficial Ownership of Common Stock." The Company also expects that employees of the Company who are not affiliated with the Remaining Shareholders will tender their Shares pursuant to the Offer.


     Under the Massachusetts general laws, business trusts organized under the laws of the Commonwealth of Massachusetts are permitted to indemnify their current and former directors, officers, employees and agents under certain circumstances against certain liabilities and expenses incurred by them by reason of their serving in such capacities. The Company's Declaration of Trust provides that each director and officer will be indemnified by the Company against liabilities and expenses incurred in connection with any threatened, pending or completed legal action or proceeding to which he or she may be made a party or threatened to be made a party by reason of being a director of the Company or a predecessor company, or serving any other enterprise as a director or officer at the request of the Company. The Company has also purchased directors' and officers' liability insurance for the benefit of these persons.

     6.   BENEFICIAL OWNERSHIP OF SBI


     The following table sets forth certain information, as of May 5, 1998, regarding the ownership of SBI by each person known by the Company to be the beneficial owner of more than 5% of the outstanding SBI, each trustee of the Company, the Chief Executive Officer of the Company, the other executive officers of the Company, and all executive officers and trustees of the Company as a group:

                                           AMOUNT AND NATURE OF      PERCENT OF
 NAME AND ADDRESS OF BENEFICIAL OWNERS    BENEFICIAL OWNERSHIP (1)      CLASS
 -------------------------------------   ------------------------   -----------
 TRUSTEES AND OFFICERS

 David L. Sharp                                        251,600            1.1%

 Eric H. Lee                                           160,000             *

 Paul W. Westerhoff                                    185,000             *

 John C. Shaw                                        8,499,922(2)        38.8%

 Jeffrey S. Goldstein                                   85,000             *

 Jeffrey A. Oberg                                       15,000             *

 John J. Doran                                          15,000             *

 All trustees and officers as a group                9,211,522           40.8%

 5% SHAREHOLDERS
 Stockwood LLC                                       6,795,223           31.0%
 520 Madison Avenue, 40th Floor
 New York, NY  10022

 JCS Management Co., Inc.                            8,499,922(2)        38.8%
 520 Madison Avenue, 40th Floor
 New York, NY 10022


 PFG Corp.                                           1,713,865(3)         7.8%
 235 Sunrise Boulevard
 Palm Beach, FL  33480


 RAB Management Corp.                                1,720,699(4)         7.9%
 520 Madison Avenue, 40th Floor
 New York, NY 10022

 JMS Holdings Co., Inc.                              1,704,698(5)         7.8%
 520 Madison Avenue, 40th Floor
 New York, NY 10022

 Charles Brady                                       1,300,000(6)         5.9%
 1315 Peachtree Street N.E., Suite 300
 Atlanta, GA  30309


____________________

*    Represents less than 1% of the issued and outstanding shares.

(1) The Shares shown in the table as beneficially owned include any Shares that the person has the right to acquire within 60 days of May 5, 1998, by the exercise of an option from the Company. The Shares subject to such options are as follows: Mr. Sharp: 251,600 shares; Mr. Lee: 160,000 shares; Mr. Westerhoff: 185,000 shares; Mr. Goldstein: 85,000 shares;
     Mr. Doran: 15,000 shares; Mr. Oberg: 15,000 shares; and all executive officers and trustees as a group: 711,600 shares.

(2) Mr. John C. Shaw is the president and sole shareholder of JCS Management Co., Inc. Of these shares, 6,795,223 shares are held by Stockwood LLC. Resource Holdings Associates owns 75% of the equity of Stockwood LLC and Mr. Shaw is a managing director of the general partner of Resource Holdings Associates.

(3) Mr. James J. Pinto is the president and sole shareholder of PFG Corp. Mr. Pinto is also the president and a substantial shareholder of P-wood, Inc., which owns 25% of the equity of Stockwood LLC.

(4) Mr. Richard A. Bartlett is the president and sole shareholder of RAB Management Corp.

(5) Mr. Jerry M. Seslowe is the president and sole shareholder of JMS Holdings Co., Inc.

(6) Includes 100,000 shares held by Chattahoochee Leasing Corporation, an affiliate of Mr. Brady.


     7.   FEES AND EXPENSES

     The following is an estimate of expenses incurred or to be incurred in connection with the Offer. Also see "The Tender Offer -- Section 13. Fees and Expenses."

     Legal Fees. . . . . . . . . . . . . . . .$ 100,000
     Printing and Mailing. . . . . . . . . . . . 45,000
     Filing Fees . . . . . . . . . . . . . . . . .2,500
     Depositary Fees . . . . . . . . . . . . . . 30,000
     Information Agent Fees. . . . . . . . . . . 12,000
     Investment Bankers' Fees. . . . . . . . . .100,000
     Accountants' Fees . . . . . . . . . . . . . 12,500
     Financing Fees. . . . . . . . . . . . . . .130,000
     Miscellaneous . . . . . . . . . . . . . . . 25,000

          TOTAL. . . . . . . . . . . . . . . . $457,000
                                               --------


                                   THE TENDER OFFER


     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Company will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by "The Tender Offer -- Section 4. Withdrawal Rights." The term "Expiration Date" means 5:00 P.M., New York City time, on Tuesday, June 9, 1998, unless and until the Company, in its sole discretion shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company, shall expire.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in "The Tender Offer -- Section 11. Certain Conditions of the Offer," by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. See "The Tender Offer -- Section 4. Withdrawal Rights."

     Subject to the applicable regulations of the Commission, the Company also expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares, pending receipt of any regulatory approval specified in "The Tender Offer -- Section 12. Certain Legal Matters and Regulatory Approvals," (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in "The Tender Offer -- Section 11. Certain Conditions of the Offer" and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Company acknowledges that (i) Rule 13e-4(f) under the Exchange Act requires the Company to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) the Company may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in "The Tender Offer -- Section 11. Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 13e-3(e)(2), 13e-4(e)(2) and 13e-4(f) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If the Company makes a material change in the terms of the Offer or other information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-3(e)(2), 13e-4(e)(2) and 13e-4(f) under the Exchange Act.

     If, prior to the Expiration Date, the Company should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth (10th) business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten (10) business day period. For purposes of this Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.


     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company will accept for payment, and will pay for promptly after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with "The Tender Offer -- Section 11. Certain Conditions of the Offer." Subject to applicable rules of the Commission, the Company expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in "The Tender Offer -- Section 12. Certain Legal Matters and Regulatory Approvals" or in order to comply in whole or in part with any other applicable law.


     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in "The Tender Offer -- Section 3. Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required under the Letter of Transmittal.

     For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Company gives oral or written notice to the Depositary of the Company's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Company and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in "The Tender Offer -- Section 3. Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     If, prior to the Expiration Date, the Company shall increase the consideration offered to any holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not, such Shares were tendered prior to such increase in consideration.

     The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES. In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing referred to as an "Eligible Institution"), except in cases where Shares are tendered
(i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such shareholder's Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          i.   such tender is made by or through an Eligible Institution;

          ii. a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Company is received prior to the Expiration Date by the Depositary as provided below; and

          iii. the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Company.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.


     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Company also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.


     OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Company as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Company (and with respect to any and all
Shares or other securities issued or issuable in respect of such Shares on or after May 5, 1998). All such proxies shall be considered coupled with an
interest in the tendered Shares.   Such appointment will be effective
when, and only to the extent that, the Company accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Company will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise.

     The acceptance for payment by the Company of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after June 10, 1998. If the Company extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer, the Depositary may, nevertheless, on behalf of the Company, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the "The Tender Offer -- Section 3. Procedures for

Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including the time of receipt) or any notice of withdrawal will be determined by the Company, in its sole discretion, whose determination will be final and binding. None of the Company, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "The Tender Offer -- Section 3. Procedures for Accepting the Offer and Tendering Shares."

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a shareholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the shareholder, such gain or loss will be a capital gain or loss and will be long-term capital gain or loss if the holder will have held the Shares for more than eighteen months at the time of the sale. Gain or loss will be calculated separately for each block of Shares tendered pursuant to the Offer.

     In general, in order to prevent backup federal income tax withholding at a rate of 31% on the cash consideration to be received in the Offer, each shareholder who is not otherwise exempt from such requirements must provide such holder's correct taxpayer identification number (and certain other information) by completing the Substitute Form W-9 in the Letter of Transmittal.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF SHAREHOLDERS, INCLUDING BROKER-DEALERS, SHAREHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and principally traded on the OTCBB market under the ticker symbol "WDGF." The following table sets forth the high and low bid and ask prices per Share during the quarters indicated:

                                          BID                   ASK
                                   HIGH        LOW      HIGH          LOW
YEAR ENDED DECEMBER 31, 1996:
-----------------------------
     First Quarter . . . . . . . .  $ .24 . .  $ .20    $ .37 . . . . . $ .28
     Second Quarter. . . . . . . .  $ .60 . .  $ .22    $ .68 . . . . . $ .28
     Third Quarter . . . . . . . .  $ .60 . .  $ .35    $ .67 . . . . . $ .44
     Fourth Quarter. . . . . . . .  $ .45 . .  $ .31    $ .54 . . . . . $ .42

YEAR ENDED DECEMBER 31, 1997:
-----------------------------
     First Quarter . . . . . . . . $ 0.37 . . $ 0.32   $ 0.47 . . . .  $ 0.40
     Second Quarter. . . . . . . . $ 0.32 . . $ 0.26   $ 0.42 . . . .  $ 0.30
     Third Quarter . . . . . . . . $ 0.27 . . $ 0.27   $ 0.34 . . . .  $ 0.32
     Fourth Quarter. . . . . . . . $ 0.50 . . $ 0.20   $ 0.59 . . . .  $ 0.34

YEAR ENDED DECEMBER 31, 1998:
-----------------------------
     First Quarter . . . . . . . . $ 0.59 . . $ 0.21   $ 0.62 . . . .  $ 0.35



     The foregoing figures, which were obtained from Nasdaq monthly statistical reports, do not reflect retail markups or markdowns and may not represent actual trades. As of May 5, 1998, the SBI was held by approximately 3,000 stockholders of record. The Company has not paid any dividends in the last five years and has no future plans to do so. The Company currently intends to retain any future earnings for the development of its business.

     On February 6, 1998, the last full trading day prior to the announcement of the Offer, the closing price per Share as reported on the OTCBB was $0.35 per share.

     There were no dividends declared or paid by the Company on the SBI for the years ended December 31, 1991 through 1997. The Company presently intends to retain all earnings in connection with its business. Payments of dividends in the future will be within the discretion of the Board of Trustees and will depend upon, among other factors, earnings and the operating and financial condition of the business.

            STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION
                                   FOR THE SHARES.


     7. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company.

     GENERAL. The Company is a Massachusetts business trust with its principal executive offices located at 5200 N. Irwindale Avenue, Suite 168, Irwindale, California 91706. The Company designs, manufacturers and markets certain accessories for light duty trucks such as bumpers, grille guards, push bars and step rails principally under the names Fey, Tuff Bar and Westin.

     FINANCIAL INFORMATION. Set forth below is certain selected financial information relating to the Company which has been excerpted or derived from the audited financial statements contained in the Company's Annual Reports on Form 10-K for the year ended December 31, 1997 (the "Form 10-K"). More comprehensive financial information is included in the Form 10-K (including management's discussion and analysis of results of operations and financial position) and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below. In addition, Schedule IV attached hereto sets forth the Company's Form 10-K, including the audited financial statements for the year ended December 31, 1997.


                         SUMMARY FINANCIAL AND OPERATING DATA

                       ($ in thousands, except per share data)

                                                        1997      1996      1995
                                                        ----      ----      ----
INCOME STATEMENT:
     Sales . . . . . . . . . . . . . . . . .         $52,387   $46,286   $46,112
     Net income. . . . . . . . . . . . . . .         $ 2,946   $ 1,372   $ 1,845
     . . . . . . . . . . . . . . . . . . . .
Balance Sheet (at end of period):
     Working capital . . . . . . . . . . . .         $ 8,511   $ 5,324   $ 4,188
     Total assets. . . . . . . . . . . . . .         $22,543   $20,350   $21,398
     Shareholders' equity. . . . . . . . . .         $ 8,293   $ 7,119   $ 5,747
     . . . . . . . . . . . . . . . . . . . .
Per Share(1):. . . . . . . . . . . . . . . .
     Net income per share-basic and diluted.         $   .13   $   .06   $   .08

__________________________

(1) The average number of shares outstanding (basic and diluted) during 1997 and 1996 was 21,885,668 and the average number of shares outstanding (basic and diluted) during 1995 was 21,764,280.


     RATIO OF EARNINGS TO FIXED CHARGES; BOOK VALUE PER SHARE. The ratio of earnings to fixed charges for the years ended December 31, 1997, 1996 and 1995, was 2.83 to 1, 1.56 to 1 and 1.33 to 1, respectively. The book value per share was $0.38 at December 31, 1997 and $0.33 at December 31, 1996.


     UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS. The following unaudited pro forma condensed financial information and explanatory notes give effect to the Offer and are based on the estimates and assumptions set forth in the notes to such statements. This pro forma information is unaudited and has been prepared using the historical financial statements of the

Company and should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Offer to Purchase.

     The pro forma condensed balance sheet information gives effect to the Offer as if it had occurred on December 31, 1997. The pro forma condensed income statement for the year ended December 31, 1997 gives effect to the Offer as if it had occurred on January 1, 1997. The pro forma condensed financial data may not be indicative of actual results that would have been achieved if the Offer had occurred on the date indicated or the results that may be realized in the future.

                                 WEDGESTONE FINANCIAL
                               PRO FORMA BALANCE SHEET
                                  DECEMBER 31, 1997
                                     (UNAUDITED)
                                    (IN THOUSANDS)


                                                                                   PRO FORMA
                                                                  HISTORICAL      ADJUSTMENTS       PRO FORMA
                                                                  ----------      -----------       ---------
ASSETS

Current assets:

     Cash and cash equivalents . . . . . . . . . . . . . . .       $    902        ($  877)(a)        $     25

     Accounts and other receivable, net. . . . . . . . . . .          8,751                               8751

     Inventories . . . . . . . . . . . . . . . . . . . . . .          5,983                              5,983

     Other current assets. . . . . . . . . . . . . . . . . .          1,761                              1,761
                                                                   --------                           --------

           Total current assets. . . . . . . . . . . . . . .         17,397                             16,520

Property, plant and equipment, net . . . . . . . . . . . . .          3,342                              3,342

Other assets . . . . . . . . . . . . . . . . . . . . . . . .          1,804         $  130 (b)          1,934
                                                                   --------                           --------

           Total assets. . . . . . . . . . . . . . . . . . .       $ 22,543                           $ 21,796
                                                                   --------                           --------
                                                                   --------                           --------

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities: . . . . . . . . . . . . . . . . . . . .

     Current portion of long-term debt . . . . . . . . . . .       $  2,194         $4,146 (a)       $   6,340

     Accounts payable. . . . . . . . . . . . . . . . . . . .          4,488                              4,488

     Accrued Expenses. . . . . . . . . . . . . . . . . . . .          2,204                              2,204
                                                                   --------                           --------

          Total current liabilities. . . . . . . . . . . . .          8,886                             13,032

Long-term debt, less current portion . . . . . . . . . . . .          5,364            959 (a)           6,323
                                                                   --------                           --------
          Total liabilities. . . . . . . . . . . . . . . . .         14,250                             19,355
                                                                   --------                           --------
Shareholders' equity:

     Common stock. . . . . . . . . . . . . . . . . . . . . .         21,886         (8,246)(a)          13,640

     Additional paid-in-capital. . . . . . . . . . . . . . .         31,396          2,394 (a)          33,790

     Note receivable from Shareholder. . . . . . . . . . . .         (1,772)                            (1,772)

Retained earnings. . . . . . . . . . . . . . . . . . . . . .        (43,217)                           (43,217)
                                                                   --------                           --------

          Total shareholders' equity . . . . . . . . . . . .          8,293                              2,441
                                                                   --------                           --------

          Total liabilities and shareholders' equity . . . .       $ 22,543                           $ 21,796
                                                                   --------                           --------
                                                                   --------                           --------


See Notes to unaudited pro forma financial statements.

                                 WEDGESTONE FINANCIAL
                              PRO FORMA INCOME STATEMENT
                         FOR THE YEAR ENDED DECEMBER 31, 1997
                                     (UNAUDITED)
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                       PRO FORMA
                                                        HISTORICAL    ADJUSTMENTS     PRO FORMA
                                                        ----------    -----------     ---------
Sales. . . . . . . . . . . . . . . . . . . . . . .        $52,387                       $52,387

Cost of sales. . . . . . . . . . . . . . . . . . .         34,128                        34,128
                                                          -------                       -------

     Gross profit. . . . . . . . . . . . . . . . .         18,259                        18,259

Selling, general and administrative expenses . . .         14,036      $(127)(d)         13,909
                                                          -------                       -------

     Income from operations. . . . . . . . . . . .          4,223                         4,350

Other income (expense):

     Interest expense. . . . . . . . . . . . . . .            836        584 (c)          1,420

     Other, net. . . . . . . . . . . . . . . . . .           (374)                         (374)
                                                          -------                       -------

          Income before provision for income taxes          3,761                         3,304

Provision for income taxes:. . . . . . . . . . . .

          Federal. . . . . . . . . . . . . . . . .            525       (141)(e)            384

          State. . . . . . . . . . . . . . . . . .            290        (41)(e)            249
                                                          -------                       -------

Net income . . . . . . . . . . . . . . . . . . . .        $ 2,946                       $ 2,671
                                                          -------                       -------
                                                          -------                       -------

Net income per share-basic and diluted . . . . . .        $   .13                       $   .19
                                                          -------                       -------
                                                          -------                       -------

Weighted average number of SBI outstanding . . . .         21,886                        13,647
                                                          -------                       -------
                                                          -------                       -------

See Notes to unaudited pro forma financial statements.

                                 WEDGESTONE FINANCIAL
                             NOTES TO UNAUDITED PRO FORMA
                                 FINANCIAL STATEMENTS
                         FOR THE YEAR ENDED DECEMBER 31, 1997


(a) Purchase of Public Shareholders' shares to be financed from bank loan proceeds:

               Shares held by public shareholders. . . . .   8,246,484
               Times $.67 per share. . . . . . . . . . . .       X .67
                                                            ----------
               Total Price . . . . . . . . . . . . . . . . $ 5,525,000
               Estimated expenses. . . . . . . . . . . . .     327,000
               Bank loan fees. . . . . . . . . . . . . . .     130,000
               Less cash to be used. . . . . . . . . . . .    (877,000)
                                                            ----------
               Total loan proceeds . . . . . . . . . . . . $ 5,105,000
               Less current portion. . . . . . . . . . . .  (4,146,000)
                                                            ----------
               Long-term debt. . . . . . . . . . . . . . . $   959,000
                                                            ----------
                                                            ----------



(b) Bank loan fees based on 1% of total facility and are amortized over 18 months.
(c)  Interest expense at 9.75% plus amortization of loan fees.
(d) Elimination of ongoing costs incurred as a result of being a public reporting Company.
(e)  Tax effect of (c) and (d) above.

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. These materials filed by the Company with the Commission are also available at the web site of the Commission at "http:"www.sec.gov". The information should also be available for inspection at the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

CERTAIN ESTIMATES PREPARED BY THE COMPANY.

     In December 1997, the Company's management provided the Remaining Shareholders and Commonwealth Associates with certain information about the Company which is not publicly available. The information provided included financial forecasts which contain, among other things, the summary financial information set forth below.

     The Company does not, as a matter of course, publicly disclose forward-looking information (such as the financial forecasts referred to above) as to future revenues, earnings or other financial information. Forecasts of this type are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Company. Accordingly, there can be no assurance that the forecasted results would be realized or that actual results would not be significantly higher or lower than those forecasted. In addition, these forecasts were prepared by the Company solely for internal use and not for publication or with a view to complying with the published guidelines of the Commission regarding projections or with guidelines established by the American Institute of Certified Public Accountants for prospective financial statements and are included in this Offer to Purchase only because they were furnished to the Remaining Shareholders. The financial forecasts necessarily make numerous assumptions with respect to industry performance, general business and economic conditions, access to markets and distribution channels, availability and pricing of raw materials and other matters, all of which are inherently subject to significant uncertainties and contingencies and many of which are beyond the Company's control. One cannot predict whether the assumptions made in preparing the financial forecasts will be accurate, and actual results may be materially higher or lower than those contained in the forecasts. The inclusion of this forward-looking information should not be regarded as fact or an indication that the Company, the Remaining Shareholders or anyone who received this information considered it a reliable predictor of future results, and this information should not be relied on as such. Neither the Company's independent auditors, nor any other independent accountants or financial advisors, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any form of assurance on such information or its achievability, and to assume no responsibility for, and disclaim any association with, the prospective financial information.


                                 WEDGESTONE FINANCIAL
                           FORECASTED FINANCIAL INFORMATION
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                         Fiscal Year Ending December 31
                               -----------------------------------------------
                                1997E     1998E     1999E     2000E     2001E
                               -------   -------   -------   -------   -------
Total Revenues . . . . . . . . $50,340   $52,180   $51,020   $46,730   $42,640
Gross Profit   . . . . . . . .  17,553    18,193    17,684    16,161    14,706
EBITDA         . . . . . . . .   5,466     5,395     5,356     4,626     3,896
Net Income     . . . . . . . . $ 2,752   $ 2,344   $ 2,516   $ 2,352   $ 1,942
                               -------   -------   -------   -------   -------
                               -------   -------   -------   -------   -------
Earnings per Share . . . . . . $  0.13   $  0.11   $  0.11   $  0.11   $  0.09
                               -------   -------   -------   -------   -------
                               -------   -------   -------   -------   -------
Average Shares Outstanding . .  21,886    21,886    21,886    21,886    21,886


The assumptions underlying the forecasts supplied by the Company to Commonwealth Associates addressed the Company's current and future expectations on its primary products as follows.


     (a) TUBULAR AFTERMARKET STEEL ACCESSORIES. The future sale of these products is subject to the target vehicle aftermarket, and to the consumer's continued acceptance of the appearance of these products on their vehicles. The Company participates in a cyclical automotive industry that is entering its fifth year of continuous expansion, outlasting most prior upward cycles. While a downward cycle is not part of management assumptions for the immediate future, sales of traditional aftermarket tubular products are assumed to peak in 1999. Beyond 1999, management expects that sales of these products will be affected by the Company's performance on several supplier agreements from OE manufacturers calling for the direct supply of tubular products. Management believes that as the Company and its competitors fulfill such supply agreements, there will be a proportionate drop in the traditional tubular aftermarket for these products. As a result, management has forecasted a decline in tubular aftermarket accessory sales in 2000 and a further decline in 2001.


     (b) TRADITIONAL AFTERMARKET BUMPERS. In the past, bumpers have been sold to dealerships who have chosen to delete the factory bumper in exchange for the enhanced profitability associated with selling an aftermarket bumper. This practice is declining rapidly due to (i) the OE manufacturer's current practice of integrating the bumper into the overall design of the vehicle and the Company's lack of suitable look-alike alternatives and, (ii) a significant effort on the part of the OE manufacturers to improve dealer loyalty for their products which have been promoted through the use of pricing strategies designed to enhance dealer profits and have significantly eroded the Company's sales of bumpers to new vehicle dealers. Considering the impact of OE manufacturer strategies and the effect of changing designs of the light duty pickup truck bumpers, management has forecasted significant declines in bumper business over the next four years.


     (c) OE PRODUCTS. In recent years, particularly with the development of new truck designs, the OE manufacturers have increased their own line of aftermarket truck accessories. The Company has been accepted as an OE supplier and has entered into supplier agreements with several OE manufacturers for step bars, grille guards, light bars, push bars and combo bars. These supplier agreements do not provide for guaranteed quantities or exclusivity, require annual renewals, and are subject to continued consumer acceptance of tubular accessories on light duty trucks and sport utility vehicles. In estimating future OE aftermarket product sales, management is relying on previous experience in dealing with OE manufacturer volumes as a percentage of applicable vehicles produced.


     (d) CAPITAL INVESTMENT: With respect to its bumper products, unless significantly more cost effective alternatives can be identified, the Company does not intend to invest additional capital into new bumper tooling. Tooling will, however, be developed for tubular steel accessories to the extent that new truck models are introduced and/or the Company believes it can expand its market share.


     (e) PRO FORMA PROFITABILITY. In the past, management has been successful in offsetting most of the impacts of inflation through the reduction of manufacturing labor and material costs. Management expects this process to continue and, given the current level of inflation, has not planned (except with respect to engineering overhead discussed below) for a rise in the cost of materials, services or manufacturing labor and overhead. Pro forma gross margin, therefor, is subject to overall volumes and product mix as some products afford less gross margin than others. As bumper volumes decline and OE product volumes increase, the overall gross margin percent will decline due to the lower quoted margin of the OE aftermarket products compared to the traditional aftermarket products. Additionally, continued conversion to OE aftermarket products will require continued investments in engineering overhead. Offsetting the effect of lower gross margins on OE aftermarket products and the effects of increasing investments in engineering overhead is a corresponding drop in the freight and marketing costs for these products which are paid for by the OE manufacturer. The overall decline in pro forma income from operations is therefor due to (i) a declining gross margin due to assumed sales mix and, (ii) the impact on earnings associated with lower overall sales volumes due to the decline in traditional bumper sales which exceed management's estimate of the growth in OE aftermarket products.



                         SPECIAL CAUTIONARY NOTICE REGARDING
                              FORWARD-LOOKING STATEMENTS


     This Offer to Purchase contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. Such forward-looking statements are principally contained in this section and include, without limitation, the Company's expectation and estimates as to the Company's business operations, including the introduction of new products, future financial performance, including net sales and earnings, cash flows from operations and capital expenditures. In addition, in this and other portions of this Offer to Purchase, the words `anticipates,' `believes,' `estimates,' `expects,' `plans,' `intends' and similar expressions, as they relate to the Company and its subsidiaries or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. In addition to factors that may be described in this Offer to Purchase, the following factors, among others, could cause the actual results to differ materially from those expressed in any forward-looking statements made by the Company: (i) pricing and merchandising policies from the major automotive manufacturers; (ii) difficulties or delays in developing and introducing new products or failure of customers to accept new product offerings; (iii) changes in consumer preferences and the ability of the Company to adequately anticipate such changes; (iv) the ability of the Company to develop relationships with OE manufacturers; (v) effects of and changes in general economic and business conditions; (vi) actions by competitors, including new product offerings and marketing and promotional successes; (vii) the Company's ability to execute its business plan; and
(viii) changes in business strategy or new product lines. Most of these factors are not unique to the Company but are generally applicable to companies in the manufacturing and automotive industries. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

     8.   FINANCING OF THE OFFER AND THE MERGER.   The total amount of funds
required by the Company to consummate the Offer and the Merger (if necessary), and to pay related fees and expenses is estimated to be approximately $6.1 million. The Company will ensure that it has sufficient cash to acquire all the Shares from the Public Shareholders through, (i) additional advances on its existing revolving credit agreement with its primary lender, The CIT Group/Credit Finance, Inc. ("CIT") totaling $3,123,000, (ii) proceeds from the reload of the Company's equipment term loans with CIT totaling $568,000, (iii) an 18 month term loan totaling $1,500,000 and, (iv) cash on hand totaling $877,000. The loans will bear interest at the rate of prime plus 1.375% (currently aggregating 9.75%) and are between the Company's wholly owned subsidiary Wedgestone Automotive Corp, as borrower and CIT, as lender. Each of these loans are governed by loan agreements (the "CIT Agreements"), which includes a revolving promissory note in the principal amount of $10,000,000 for working capital purposes. These loans are secured by the equipment, accounts receivable, inventory and all other tangible and intangible assets of the Company and its subsidiaries.

     Additional material terms of the CIT Agreements are (i) clearance to proceed with the Offer from the Securities and Exchange Commission by affirmation of no further comments, and (ii) the usual and customary affirmative and negative covenants related to the Company's financial condition.

     The Company plans to repay such borrowings from funds generated by operations and does not anticipate any refinancing of the debt incurred in connection with the Offer or the Merger, if necessary. However, it is anticipated that the CIT Agreements may be extended, refinanced, renewed, increased or amended in the future, but the Company currently has no plans to do so.

     9.   DIVIDENDS AND DISTRIBUTIONS.  If, on or after May 5, 1998, the
Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of the Company on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Company's rights under "The Tender Offer -- Section 11. Certain Conditions of the Offer," (i) the purchase price per Share payable by the Company pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash; and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering shareholder for the account of the Company and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Company, accompanied by appropriate documentation of transfer.

     10. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; QUOTATION AND EXCHANGE ACT REGISTRATION. The purchase of Shares by the Company pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     The Company intends to cause the Shares not to be listed for quotation on the OTCBB following the consummation of the Offer, and if necessary, the Merger.

     The Shares are not currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of not allowing brokers to extend credit on the collateral of such securities.

     The Shares are currently registered under the Exchange Act. Such registration will be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. The Company currently intends to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. If such requirements are not met after the consummation of the Offer, the Company intends to ensure that the requirements for termination of registration are met by effecting the Merger.


     11. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of, and payment for, Shares tendered, if prior to the Expiration Date, any of the following conditions exist:

          a. an order shall have been entered in any action or proceeding before any federal or state court or governmental agency or other regulatory body or a permanent injunction by any federal or state court of competent jurisdiction in the United States shall have been issued and remain in effect making illegal the purchase of, or payment for, any Shares by the Company;

          b. there shall have been any federal or state statute, rule or regulation enacted or promulgated on or after the date of the Offer that could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

          c. there shall have occurred and be remaining in effect (i) any general suspension of, or limitation on prices for, trading in securities of the Company on NASDAQ, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war or armed hostilities or other national or international calamity, directly or indirectly, involving the United States or (iv) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

          d. the Company (with the approval of a majority of the Independent Committee) shall have agreed that the Company shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; which, in the reasonable judgment of the Company in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

          The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     12.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     GENERAL. The Company is not aware of any license or other regulatory permit that appears to be material to the business of the Company that might be adversely affected by the acquisition of Shares by the Company pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by the Company pursuant to the Offer. Should any such approval or other action be required, it is the Company's present intention to seek such approval or action. The Company does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to the Company's right to decline to purchase Shares if any of the conditions in "The Tender Offer --
Section 11. Certain Conditions of the Offer" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, or that certain parts of the businesses of the Company, might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. The Company's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 12. See "The Tender Offer -- Section 11. Certain Conditions of the Offer."

     STATE TAKEOVER LAWS. Chapter 110F of the Massachusetts General Laws ("Chapter 110F") prohibits a corporation with 200 or more stockholders from engaging in a "Business Combination" (as defined in Chapter 110F) with an "Interested Stockholder" (defined generally as a person who, together with affiliates and associates, owns 5% or more of such corporation's outstanding voting stock, or as an affiliate or associate of such corporation who, together with affiliates and associates, owned 5% or more of such corporation's outstanding voting stock, or as an affiliate or associate of such corporation who, together with affiliates and associates, owned 5% or more of such corporation's outstanding voting stock at any time within the immediately preceding three-year period) for three years following the date such person became an Interested Stockholder. The provisions are not applicable when
(i) prior to the date the stockholder became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, such Interested Stockholder owned at least 90% of the outstanding voting stock of the corporation, not including shares owned by directors who are also officers and by certain employee stock plans, or (iii) on or subsequent to the date the stockholder becomes an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of least two-thirds of the outstanding voting stock entitled to vote thereon, excluding shares owned by the Interested Stockholder. These restrictions generally do not apply to Business Combinations with an Interested Stockholder that are proposed subsequent to the public announcement of, and prior to the consummation or abandonment of, certain mergers, sales of a majority of a corporation's assets or tender offers for 50% or more of the corporation's voting stock. Based on the foregoing, the restrictions of Chapter 110F will not apply to the Offer and Merger. Chapter 110F allows corporations to elect not to be subject to the preceding provisions of Massachusetts law. The Company has not so elected.

     ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Company pursuant to the Offer, however, is not subject to such requirements. See "The Tender Offer -- Section
2.  Acceptance for Payment and Payment for Shares."

     LITIGATION. To the best knowledge of the Company, no lawsuits have been filed relating to the Offer or the Merger since February 9, 1998, the date of the announcement by the Company that it proposed to acquire the Shares from the Public Shareholders.

     13. FEES AND EXPENSES. Except as set forth below, the Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.


     The Company has retained Innisfree M&A Incorporated as the Information Agent, and BankBoston N.A., as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.


     As compensation for acting as Information Agent in connection with the Offer, Innisfree M&A Incorporated will be paid an estimated fee of $12,000 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. The Company will pay the Depositary a fee of $30,000 for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.
Brokers, dealers, commercial banks and trust companies will be reimbursed by the Company for customary handling and mailing expenses incurred by them in forwarding material to their customers.

     14. MISCELLANEOUS. The Company is not aware of any jurisdiction in which the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Company will make a good faith effort to comply with any such state statute. If, after such good faith effort, the Company cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 13e-3 and Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission the
Schedule 13E-3 and the Schedule 13E-4 together with exhibits, furnishing additional information with respect to the Offer and may file amendments thereto. Such statements, including exhibits and any amendments thereto, which furnish certain additional information with respect to the Offer, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "The Tender Offer -- Section 7. Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                        WEDGESTONE FINANCIAL



                                            May 8, 1998

                                      SCHEDULE I
                   DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of the Company. Unless otherwise indicated, each such person is a citizen of the United States of America.

 John C. Shaw                      Mr. Shaw has served as Chairman of the Board
 520 Madison Avenue                of the Company since November 1992.  Since
 40th Floor                        1983, Mr. Shaw has served as a Managing
 New York, New York  10022         Director of Resource Holdings Ltd., a New
                                   York based private merchant banking firm.
                                   Mr. Shaw is a member of the Board of
                                   Directors of National Capital Management
                                   Corp., a publicly traded corporation with specialty finance operations.

 David L. Sharp                    Mr. Sharp has served as the President of the
 5200 N. Irwindale Avenue          Company since July 1997 and as Chief
 Suite 168                         Executive Officer of Wedgestone Automotive
 Irwindale, California  91706      Corp. since the acquisition of the
                                   Automotive Segment from Standun, Inc. on
                                   November 18, 1994.  Mr. Sharp has been with
                                   Standun, Inc. since 1979, where he has
                                   served in various positions with Standun's subsidiaries and divisions. From 1989 until the acquisition, Mr. Sharp served as President of Standun and the Fey Automotive
                                   Products Division.

 Eric H. Lee                       Mr. Lee has served as the Chief Financial
 5200 N. Irwindale Avenue          Officer of the Company since July 1997 and
 Suite 168                         as Chief Financial Officer, Treasurer and
 Irwindale, California  91706      Secretary of Wedgestone Automotive Corp.
                                   since the acquisition of the Automotive
                                   Segment from Standun on November 18, 1994.
                                   From January 1994 until the acquisition, Mr.
                                   Lee served as Chief Financial Officer of
                                   Standun and as Controller of the Fey
                                   Automotive Products division from February
                                   1993 until January 1994. Prior to Mr. Lee's employment at Standun, he occupied various management positions within the electronics industry, and from 1991 to 1993 served as President and Chief Operating Officer of
                                   Synthane Taylor, a subsidiary of Alco
                                   Industries.

 Jeffrey  S. Goldstein             Mr. Goldstein has served as the Chief
 70 Cantiague Rock Road            Financial Officer of Air Techniques, Inc.
 Hicksville, New York  11802       since July 1997.  From October 1992 to July
                                   1997, Mr. Goldstein served as the President of the Company and has served as a Trustee since June 1992. Mr. Goldstein has served as President of Rockaway 605 Corp. since
                                   1989.  From 1985 to 1989, Mr. Goldstein
                                   served as Executive Vice President and
                                   Treasurer of Kane Industries.  From 1979 to
                                   1985, Mr. Goldstein served as Vice President and Treasurer of Arkay Packaging Corp.

 Jeffrey A. Oberg                  Mr. Oberg has served as a Trustee of the
 One Financial Center              Company since October 1994.  Mr. Oberg has
 Suite 1600                        served as a Managing Director with Furman
 Boston, Massachusetts 02210       Selz since May 1997 and prior thereto as a
                                   Managing Director of KPMG Peat Marwick since
                                   August 1995.  Mr. Oberg previously served as
                                   Senior Vice President Finance and Corporate
                                   Development at United States Banknote
                                   Corporation from January 1994 through July
                                   1995, and as Vice President Finance and
                                   Corporate Development from February 1991 through December 1993. Prior to February
                                   1991, Mr. Oberg served as Vice President in the Investment Banking Division at The First
                                   Boston Corporation.

 John J. Doran                     Mr. Doran has served as a Trustee of the
 530 Atlanta Avenue                Company since October 1994.  For the past
 Boston, Massachusetts 02210       ten years, Mr. Doran served as President of
                                   Citizens Medical Corporation and as a
                                   consultant to Medco Containment Services,
                                   Inc. Mr. Doran is a member of the Board of Directors of Sandwich CoOp. Bank, a publicly traded company.

                                     SCHEDULE II

                              [COMMONWEALTH LETTERHEAD]



January 30, 1998


To the Special Committee of the Board of Directors
Wedgestone Financial
Irwindale Avenue, Suite #168
Irwindale, CA 91708


You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of the Company (other than those defined as "Remaining Shareholders" in the Company's Tender Offer ("the Offer," or "Offer")) of the cash consideration to be received by such stockholders in the Company's Offer to purchase shares of beneficial interest (the "Shares") at $.65 per share net to the seller in cash from all such shareholders.

In connection with the preparation of this opinion, we have not been authorized by either the Board or the Independent Special Committee of the Board to solicit, nor have we solicited, third-party indications of interest with respect to a business combination or other extraordinary transaction involving the purchase of Wedgestone Financial or any of its subsidiaries or assets. As such, we are not in a position to state or recommend that this Offer represents the best possible or potential highest price offer. Rather, our opinion is limited to whether this Offer at this time is fair from a financial point of view, to the independent shareholders of the Company.

For purposes of the opinion set forth herein we have, INTER ALIA:

(i) reviewed certain publicly available historical financial and operating data concerning the Company including the Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 1996 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997;

(ii) interviewed certain members of senior management of the Company to discuss the prospects for the Company's business;

(iii) reviewed certain information of the Company, including financial forecasts relating to the business, earnings, cash flow, assets and prospects of the Company prepared by the management of the Company;

(iv) reviewed publicly available financial operating and stock market data concerning certain companies engaged in businesses which the Company's management deemed relatively comparable to the Company;

Special Committee of the Board of Directors
January 30, 1998
Page 2


(v) inquired as to the financial terms of certain recent transactions management deemed relevant to our inquiry;

(vi) reviewed the historical market prices and trading volumes of the Company's Shares;

(vii) reviewed the relationship between the Company's Shares' historical market prices and its reported earnings per share data; and

(viii) reviewed and conducted such other financial studies, analyses and investigations we deemed appropriate.

We have, with your approval, assumed that the drafts of the Agreement and Shareholders Agreement when executed in definitive form by the parties thereto will conform in all material respects to the drafts of such agreements, which we have reviewed.

In connection with our review and analysis and in arriving at our opinion, we have relied upon the accuracy and completeness of the financial and other information provided to us by the Company and its management team. We have not assumed any responsibility for independent verification of such information.

With respect to the financial forecasts provided to us by the Company, management has represented to us, and we have assumed that such forecasts (and assumptions and bases therefor) have been prepared in good faith and represent management's best currently available estimate as to the future financial performance of the Company. We express no opinion with respect to such projections, forecasts, and analyses or the assumptions upon which they are based. We have not made any independent appraisal of the assets or liabilities of the Company, and no such appraisal has been provided to us. Further, our opinion is necessarily based on economic, financial, market and other conditions as they exist and can be evaluated as of the date hereof.

This letter and the opinion expressed herein are for the use of the Special Committee of Board of Directors of the Company. This opinion does not constitute a recommendation to any stockholder of the Company with respect to whether such stockholder should tender his or her Shares in the Offer and should not be relied upon by any stockholder as such.

This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner, without our prior written consent, except that the Company may include this opinion in its entirety in any disclosure document to be sent to the Company's stockholders or filed with the Securities and Exchange Commission relating to the Offer.

Special Committee of the Board of Directors
January 30, 1998
Page 3

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the cash consideration of $.65 per share to be received by the shareholders of the Company pursuant to the Offer to such stockholders is fair from a financial point of view.

Sincerely,

Commonwealth Associates

                                    SCHEDULE III



                   RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE MBCL

IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE MBCL, ANY STOCKHOLDER WHO IS CONSIDERING EXERCISING DISSENTERS' RIGHTS SHOULD CONSULT HIS OR HER LEGAL ADVISOR.


     STATUTORY APPRAISAL PROCEDURES. The following is a brief summary of the statutory procedures to be followed by a holder of Shares at the Effective Time who does not wish to accept the per Share cash consideration pursuant to the Merger (a "Remaining Stockholder") in order to dissent from the Merger and perfect appraisal rights under Massachusetts law. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTIONS 85-98 OF THE MBCL, THE TEXT OF WHICH IS SET FORTH IN THIS ANNEX B HERETO. ANY REMAINING STOCKHOLDER CONSIDERING DEMANDING APPRAISAL IS ADVISED TO CONSULT LEGAL COUNSEL. APPRAISAL RIGHTS WILL NOT BE AVAILABLE UNLESS AND UNTIL THE MERGER (OR A SIMILAR BUSINESS COMBINATION) IS CONSUMMATED.

     If the Merger is effected as a "short-form" merger after expiration of the Offer or is effected as a "long-form" merger following approval by the required vote of stockholders of the Company, the Remaining Stockholders and stockholders who did not vote for the Merger, respectively, may, by complying with Sections 85 through 98 of the MBCL, be entitled to appraisal and dissenters' rights as described therein ("Dissenters' Rights"). The stockholders of record of Shares who are eligible to, and do, exercise their Dissenters' Rights with respect to the Merger are referred to herein as "Dissenting Stockholders," and the shares of stock with respect to which they exercise Dissenters' Rights are referred to herein as "Dissenting Shares." If a stockholder of the Company has a beneficial interest in Shares that are held of record in the name of another person, and such stockholder desires to perfect whatever Dissenters' Rights such beneficial stockholder may have, such beneficial stockholder must act promptly to cause the stockholder of record timely and properly to follow the steps summarized below.

     Pursuant to the MBCL, a stockholder of the Company may dissent from the proposed corporate action to approve the Merger and receive the right to an appraisal of such stockholder's shares. A copy of Sections 85 through 98 of the MBCL are set forth below.

     If the Merger is consummated, the Dissenting Stockholders will be entitled, if they strictly comply with the provisions of the MBCL, to have the fair value of their shares judicially determined and paid to them. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE MBCL RELATING TO DISSENTERS' RIGHTS, AND IS QUALIFIED IN ITS ENTIRETY

BY REFERENCE TO SECTIONS 85 THROUGH 98 OF THE MBCL SET FORTH BELOW. This discussion and Sections 85 through 98 of the MBCL should be reviewed carefully by any stockholder who wishes to exercise statutory Dissenters' Rights or wishes to preserve the right to do so, since failure to comply with the required procedures will result in the loss of such rights. A stockholder of the Company who tenders its Shares and does not properly withdraw such Shares, or votes for the adoption and approval of the Merger will be deemed to have waived such stockholder's right to exercise Dissenters' Rights with respect to all Shares held by such stockholder. Any stockholder who is considering dissenting should consult his or her legal advisor.

     To exercise Dissenters' Rights, if the Merger is not being effected as a "short-form" merger but, rather, is being consummated following approval thereof at a meeting of the Company's stockholders (a "long-form" merger), a stockholder must file with the Company, before the special meeting of the stockholders of the Company for the purpose of voting for the Merger (the "Special Meeting"), a written objection to the Merger stating that the stockholder will exercise the stockholder's right to dissent if the Merger is effective and giving the address of the stockholder to which the Surviving Corporation shall mail notice in the event that the Merger is effective, and the stockholder must not vote in favor of the Merger. If the Merger is being effected as a "short-form" merger without a vote or meeting of the Company's Stockholders, a stockholder must make a written demand for appraisal of such stockholder's shares within 20 days after the mailing of the notice that the Merger is effective. The failure to consent to the Merger or the return of a proxy by a stockholder with instructions to vote such stockholder's Shares covered thereby against the Merger and the Merger (or abstaining from voting) is not sufficient to satisfy the requirement of delivering written objection to the Company. A vote in favor of the Merger will waive such stockholder's Dissenters' Rights. However, a stockholder's failure to vote on the Merger will not in itself be a waiver of such stockholder's Dissenters' Rights. A stockholder who dissents and demands Dissenters' Rights must do so as to all Shares held by such stockholder. A stockholder may not assert Dissenters' Rights with respect to less than all of such stockholder's Shares.

     Within 10 days after the Effective Date of the Merger, the Surviving Corporation must give written notice that the Merger has become effective to each Remaining Stockholder and each stockholder who gave notice before the Special Meeting of such stockholder's objection to the Merger and who did not vote in favor of the Merger. The giving of such notice shall not be deemed to create any rights in such shareholder receiving such notice to demand payment for such shares.

     If the Remaining Stockholder did not vote in favor of the Merger, such stockholder may, within 20 days after the mailing of the notice that the Merger is effective, make written demand (the "Demand Notice") on the Surviving Corporation for the payment of the fair value of such stockholder's Dissenting Shares. Any stockholder failing to make demand for payment within the 20-day period shall be bound by the Merger.

     Pursuant to the MBCL, the fair value of the Dissenting Shares is the value thereof as of the day immediately preceding the Special Meeting, exclusive of any element of value arising from the expectation or accomplishment of the Merger. Such determination shall be binding on all such stockholders even if the fair value so determined is less than the Merger price.

     Within 30 days after the expiration of the Dissenting Stockholders' 20 day notice period, the Surviving Corporation receiving demand for payment by the Dissenting Stockholder must deliver to the Dissenting Stockholder payment of the fair value of the shares.

     If, within 60 days of the Effective Date of the Merger, the Dissenting Stockholder and the Surviving Corporation do not agree as to the fair value of the Dissenting Shares, then within 120 days after the Effective Date of the Merger, the Dissenting Stockholder may file a petition with any court of competent jurisdiction in Essex County, Massachusetts (the "Court") requesting a determination of the value of such stockholder's Dissenting Shares. The Surviving Corporation must, within 10 days after the service of the filing of a petition described above, file with the office of the clerk of the Court in which the petition was filed a verified list of the names and addresses of all Dissenting Stockholders. A notice of the time and place of the hearing on the petition will then be sent to all of the individuals on that list.

     At the hearing on the petition, the Court will determine the stockholders who have complied with the MBCL and have become entitled to Dissenters' Rights and will appoint one or more qualified appraisers to determine the value of the Dissenting Shares, who shall file a report with the Court. After a hearing on the appraisal(s), the Court shall determine the fair value of the Dissenting Shares and shall direct payment of that value by the Surviving Corporation, together with interest thereon, beginning 91 days after the Effective Date of the Merger, subject to receipt of duly endorsed certificates for the Dissenting Shares. All court costs, including appraisers' fees, shall be allocated by the Court in a manner it determines to be fair and equitable.

     THERE CAN BE NO ASSURANCE THAT SUCH FAIR VALUE WILL BE EQUAL TO OR GREATER THAN THE MERGER PRICE. IF THE FAIR VALUE OF SUCH SHARES IS DETERMINED TO BE LESS THAN SUCH MERGER PRICE, HOLDERS OF DISSENTING SHARES WILL NOT BE ENTITLED TO RECEIVE THE MERGER PRICE OF $10.68 PER SHARE.

     Upon consummation of the Merger, each Dissenting Stockholder will cease to have any rights of a stockholder except the right to be paid the fair value of the Dissenting Shares and the right to receive other distributions, if any, payable to stockholders of record prior to the Effective Date of the Merger and any other rights under applicable Massachusetts law.

     Under Massachusetts statutory law, procedures relating to dissenters' rights are stated to be the exclusive remedy available to a stockholder objecting to the Merger, except upon grounds that the Merger will be or is illegal or fraudulent as to such stockholder. However, in COGGINS V. NEW ENGLAND PATRIOTS FOOTBALL CLUB, INC., 397 Mass. 525 (1986), the Massachusetts Supreme Judicial Court held that dissenting stockholders are not limited to the statutory remedy of judicial appraisal in certain circumstances.

     APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER (OR ANY SIMILAR BUSINESS COMBINATION) IS CONSUMMATED.

     STOCKHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PRICE PAID IN THE OFFER THEREFOR.


                               BUSINESS CORPORATION LAW
                         OF THE COMMONWEALTH OF MASSACHUSETTS

SECTION 85.    DISSENTING STOCKHOLDER; RIGHT TO DEMAND PAYMENT FOR STOCK;
               EXCEPTION

     A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

SECTION 86.    SECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES

     If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the stockholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

SECTION 87. STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF MEETING; FORM

     The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

     "If the action proposed is approved by the stockholders at the meting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and
     (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

SECTION 88.    NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO

     The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for this stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

SECTION 89.    DEMAND FOR PAYMENT; TIME FOR PAYMENT

     If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of this stock within thirty days after the expiration of the period during which such demand may be made.

SECTION 90.    DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE

If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

SECTION 91.    PARTIES TO SUIT TO DETERMINE VALUE; SERVICE

     If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

SECTION 92.    DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE

After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates presenting such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

SECTION 93.  REFERENCE TO SPECIAL MASTER

     The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

SECTION 94.    NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL

     On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

SECTION 95.    COSTS; INTEREST

     The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

SECTION 96.    DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT

     Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

     (1) A bill shall not be filed within the time provided in section ninety;

     (2)  A bill, if filed, shall be dismissed as to such stockholder; or

     (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of this objections to and an acceptance of such corporate action.

Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

SECTION 97.    STATUS OF SHARES PAID FOR

     The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

SECTION 98.    EXCLUSIVE REMEDY; EXCEPTION

     The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                  ---------------------


                                      FORM 10-K
(Mark One)

                     [ X ]ANNUAL REPORT PURSUANT TO SECTION 13 OR
                     15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
                                 for the period ended

                                  DECEMBER 31, 1997

                   [   ]TRANSITION REPORT PURSUANT TO SECTION 13 OR
                     15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
                            for the transition period from


                                             To
                         --------------------          --------------------



                            COMMISSION FILE NUMBER: 1-8984



                                 WEDGESTONE FINANCIAL
                (Exact Name of Registrant as Specified in its Charter)

           MASSACHUSETTS                                        04-26950000
     (State or other jurisdiction                           (I.R.S. Employer
          of incorporation)                              Identification Number)

                               5200 N. IRWINDALE AVENUE
                                      SUITE 168
                             IRWINDALE, CALIFORNIA 91706
                                    (626) 338-3555

             (Address, including zip code and telephone number, including area code of registrant's principal executive offices)

                                 ---------------------

             Securities registered pursuant to Section 12(b) of the Act:
                                         NONE

             Securities registered pursuant to Section 12(g) of the Act:

                    SHARES OF BENEFICIAL INTEREST, $1.00 PAR VALUE

Indicate by check mark whether the registrant has (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or such shorter period that the registrant was required to file such reports) and (2) has been subject to filing requirements for the past 90 days.

               [ X ]  YES                              [   ]   No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained here, and will not be contained, to the best of registrant's knowledge, in definitive proxy of information statements incorporated by reference in Part III of this Form 10-K or any amendment to this
                              Form 10-K.

               [ X ]  YES                              [   ]   No

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.

               [ X ]   YES                             [   ]   No

As of February 6, 1998, 21,885,668 shares of beneficial interest were outstanding. The aggregate market value of the shares held by non-affiliates of the registrant on that date was approximately $ 2,720,000 based on the last reported sale price of the shares at that date.

     Total number of pages in this document: 43        Exhibits at page: 37

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                        PART I


ITEMS 1. AND 2.    BUSINESS AND PROPERTIES

A.   INTRODUCTION AND BACKGROUND

     Wedgestone Financial ("Wedgestone" or the "Company"), a Massachusetts business trust which was organized in 1980, commenced operations as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and continued those operations through December 31, 1991. On August 9, 1991, Wedgestone filed a petition with the United States Bankruptcy Court for the district of Massachusetts Eastern Division (the "Bankruptcy Court") under Chapter 11 of the United States Bankruptcy Code, Case No. 91-16930-WCH (the "Bankruptcy Proceeding"). Wedgestone's plan of reorganization (the "Plan") was confirmed by the Bankruptcy Court on May 5, 1992. Wedgestone operates in two business segments as follows:

          A) Automotive Products for the light duty truck aftermarket; and

          B) Real Estate and Lending activities.

     The business of the Automotive Products segment is conducted primarily through Wedgestone's wholly owned subsidiary, Wedgestone Automotive Corp ("Wedgestone Automotive"), which, in turn, wholly owns the subsidiaries Fey Automotive Products, Inc. ("Fey"), St. James Automotive Corp ("St. James"), Sigma Plating Co., Inc. ("Sigma"). The Automotive Product segment also included Hercules Automotive Products, Inc., a former subsidiary of the Company which was acquired on January 9, 1995 and sold on April 18, 1996. Fey and Sigma were acquired on November 18, 1994, and have been accounted for as a put-together, which is similar to the pooling of interest method of accounting.


                 FINANCIAL INFORMATION RELATING TO BUSINESS SEGMENTS
                                (Amounts in Thousands)


                                                              FOR THE YEARS ENDED DECEMBER 31,

REVENUES:                                                     1997           1996           1995
                                                            -------        -------        -------

     AUTOMOTIVE PRODUCTS:
          Manufactured Products for Light Duty Trucks       $47,604        $41,452        $39,970
          Contract Plating                                    3,937          3,312          3,680
          All Other                                             846          1,522          2,462
                                                            -------        -------        -------
        TOTAL                                               $52,387        $46,286        $46,112
                                                            -------        -------        -------
                                                            -------        -------        -------

     REAL ESTATE AND LENDING (a)                                ---            ---            ---

OPERATING INCOME (LOSS):
          Automotive Products                               $ 4,488        $ 2,944        $ 3,259
          Real Estate and Lending                              (265)          (174)          (529)
                                                            -------        -------        -------

TOTAL                                                       $ 4,223        $ 2,770        $ 2,730
                                                            -------        -------        -------
                                                            -------        -------        -------

IDENTIFIABLE ASSETS:
     Automotive Products                                    $18,984        $16,221        $17,228
     Real Estate and Lending                                  1,948          1,167          1,375
                                                            -------        -------        -------
     TOTAL IDENTIFIABLE ASSETS                              $20,932        $17,388        $18,603
                                                            -------        -------        -------
                                                            -------        -------        -------

(a) Real Estate and Lending revenues are immaterial and reported with operating costs.

B.    AUTOMOTIVE PRODUCTS BUSINESS SEGMENT

     On June 15, 1992, Wedgestone acquired St. James Automotive Corp. This subsidiary manufactures and sells tubular products, consisting primarily of accessories for the light-duty truck market such as grille guards, push bars and step rails. On November 18, 1994, Wedgestone acquired the Automotive segment of Standun, Inc. ("Standun") which consisted of Sigma and the Fey Automotive Products division. The assets of the Fey division, which included the stock of Sigma, were merged into Wedgestone's wholly owned subsidiary Fey Automotive Products, Inc. In conjunction with the acquisition of the Automotive Segment of Standun, Wedgestone placed St. James, Fey and Sigma under the common ownership of its wholly owned subsidiary, Wedgestone Automotive. Collectively, these companies comprise the Automotive Products business segment which, unless the context requires otherwise, will be hereinafter referred to as Wedgestone Automotive.

     On January 5, 1995, Wedgestone Automotive, through its wholly owned subsidiary Hercules Automotive Products, Inc. ("Hercules"), acquired substantially all of the assets of Hercules Bumpers, Inc., a Georgia company. This acquisition was intended to provide greater access to the dealer direct business segment for Wedgestone Automotive. The segment involved the sale of rear step bumpers for light duty trucks to new vehicle dealers as an alternative to the factory supplied bumper. Hercules Bumpers, Inc., was the largest domestic supplier in this dealer direct segment. During 1995, a major Original Equipment ("OE") Manufacturer initiated a program to secure a greater portion of rear step bumper sales. The program, which involved severe price competition and program buying, eroded a substantial portion of Hercules' sales base and placed Hercules in a loss position for the fourth quarter of 1995. In response to the likely prospect of significant continued losses, Wedgestone Automotive ceased manufacturing operations at Hercules on March 5, 1996. In a further decision to exit this segment, Wedgestone Automotive sold its stock ownership in Hercules to MBC Corporation for $1.00 and the assumption of certain debt and other liabilities approximating $4.5 million pursuant to a Stock Purchase Agreement. The Pelham, Georgia manufacturing plant along with its inventory and accounts receivable constituted all of the material assets of Hercules. There are no remaining assets of Hercules.

     Wedgestone Automotive manufactures and distributes automotive aftermarket products for the light duty truck market. Principal products include rear bumpers; tubular products such as grille guards, push bars, and step rails; and various other related aftermarket products. Additionally, Sigma provides contract chrome plating services to other unrelated parties. Combined sales for all products were $52,387,000, $46,286,000 and $46,112,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

The Company's automotive products are sold in the following markets:

     TRADITIONAL AFTERMARKET: This market includes dealership replacement parts departments, body shops, speed shops, off-road specialty shops and van and truck converters. Wedgestone Automotive reaches these customers through an established network of warehouse distributors, jobbers, dealer expediters and specialty wholesalers.

     ORIGINAL EQUIPMENT AFTERMARKET:   Utilizing products specifically
     approved by truck manufacturers including Ford, General Motors, Mercedes-Benz, Nissan and Subaru, Wedgestone Automotive ships directly into their distribution channels in order to take advantage of factory supported sales of its truck accessories through dealer level service parts operations.

     RETAIL AFTERMARKET:   Wedgestone Automotive reaches the retail
     consumer through local, regional and national chains dedicated to automotive products as well as independent retailers whose stores support a large assortment of automotive product lines.

     Since 1994 the Company has operated solely within the automotive aftermarket, serving both OE manufacturers and aftermarket customers with bumpers and tubular steel accessories. Since 1996, an erosion of Wedgestone's bumper sales has occurred due to a desire on the part of truck manufacturers to integrate the design of rear step bumpers into their current designs for light duty pick-up trucks and sport utility vehicles. New vehicle dealers who might choose Wedgestone's bumpers instead of the factory equivalent due to advantages in either price or greater tow capacity are returning to the factory bumper due to the incompatibility of the Company's current bumper line with current vehicle designs. For the near term, sales of Wedgestone bumpers to the crash replacement market will continue, however, unless the Company invests in new designs, its current line will not support the long term demands of the crash replacement market for aftermarket bumpers.

     In the past, the expected return on investment for updating the Company's bumper line was based on both crash replacement and aftermarket sales for new vehicles. Sales in both of these markets is used to justify the cost of new tooling. Since 1995, however, there has been a significant effort on the part of the OE manufacturers to improve dealer loyalty for their products. These efforts, which have been promoted through the use of pricing strategies designed to enhance dealer profits, have significantly eroded the Company's sales of bumpers to new vehicle dealers. As a result of the success of OE campaigns to enhance dealer loyalty, the Company does not believe there would be a sufficient return on investment to support the estimated $2 million required to develop new tooling to replicate current OE bumper designs. The Company is looking at alternative methods to lower the cost of this investment, including avoiding the investment through the import of components that more closely conform to the appearance of the new OE bumpers.

     In recent years, particularly with the development of their new truck designs, the OE manufacturers have increased their own line of aftermarket truck accessories. These accessories are being offered to their dealer networks in an effort to enhance OE profitability by participating in the more profitable aspects of the accessory aftermarket for their light duty trucks and sport utility vehicles. The sale of OE accessories has significantly benefitted from the OE programs designed to promote dealer loyalty. Wedgestone's line of tubular accessories has also benefitted from the OE accessory programs in that the Company has been able to secure supplier agreements from several OE manufacturers for Step Bars, Grille Guards, Light Bars, Push Bars and Combo Bars. These accessories are all tubular in nature and represent one consistent style of product. The Company's ability to rely on the sales of these products in the future is entirely dependant on the consumer's continued acceptance of these types of accessories.

     Due to the vulnerability of continued earnings stemming from a decline in bumper sales and the Company's dependancy on tubular products for its OE programs, Wedgestone intends to seek additional products and markets. While remaining committed to its core competency of metal fabrication and finishing, and maintaining its commitment to the light duty pickup and sport utility aftermarket, Wedgestone intends to reduce its dependancy on this market as the sole source of return on invested capital. This expansion of product and markets will require significant investments in tooling, processes and product design. The Company expects this expansion to take several years and will involve a significant financial commitment to procure equipment and finance the acquisition of companies that would assist and accelerate Wedgestone's penetration of market segments compatible with its core competency.

     On February 9, 1998 the Company announced a Tender Offer (the "Offer" or "Tender Offer") to acquire all of the issued and outstanding shares of the Company, including vested stock options and warrants, not owned by certain majority shareholders which include Stockwood LLC, JCS Management Co. Inc., PFG Corporation, RAB Management Corp., and JMS Holdings Co., Inc. whom collectively own 62.1% of the current issued and outstanding shares. The Offer price is $
 .67 net per share to sellers in cash. On February 6, 1998, the last full trading day before the Offer, the price was $ .35 per share. Shares not tendered will be converted into the right to receive $ .67 per share in a merger to be consummated as soon as practical after the tender offer.

SIGNIFICANT CUSTOMERS, COMPETITIVE POSITION, INTELLECTUAL PROPERTY

     There is no single customer whose purchases exceeded 10% of Wedgestone Automotive's sales. The sectors of the automotive industry in which Wedgestone operates are extremely competitive and heavily influenced by policies and programs implemented by the OE Manufacturers. The companies servicing Wedgestone Automotive's markets with competing products vary in size and capability with none dominating the market as a whole. All such companies compete on the basis of product design, availability, lead time, price and product performance. Wedgestone Automotive has no patents, franchises or concessions. It markets its products under various trade names including FEY, TUFF BAR AND WESTIN and holds registered trademarks on the names QUAD TUBE, SURSTEP, CONTOUR and DIAMONDSTEP.

RAW MATERIALS, DISTRIBUTION, INVENTORIES AND SEASONALITY

     Raw materials are purchased under standard industry terms through a number of vendors located within the vicinity of the plant being served. Management does not anticipate any shortages of materials. Wedgestone Automotive utilizes direct sales personnel and manufacturer's representatives to market its products which are distributed through the manufacturing facilities in California and Minnesota and further through distribution warehouses in Utah and Texas.

     Sales are primarily serviced out of finished goods inventories. For this reason, inventories are a material portion of the Company's operating assets. The Company schedules manufacturing to maintain desired inventory levels. Order backlogs for Wedgestone Automotive totaled $4,594,000 as of December 31, 1997, as compared to $2,300,000 as of December 31, 1996. This growth is attributed to the growing demand for Westin products manufactured at St. James as well as orders received under new OE supplier agreements which increase the order backlog due to the OE manufacturers tendency to schedule orders several weeks in
advance of required deliveries.   While the automotive aftermarket is not
considered to be seasonal, it is subject to the annual effects of new model introductions and, as such, business can increase in the fall after new models are released and in the spring as dealers seek to move inventory in anticipation of the next model year.

SUBSIDIARY OPERATIONS; EMPLOYEES, AND FACILITIES

     As of February 19, 1998, Wedgestone Automotive manufactures its products in several subsidiaries as follows:


     Facility                           Square Footage      Employees           Products
     --------                           --------------      ---------           --------

Fey Automotive Products, Inc.               89,000             180         Bumpers, Step Rails &
                                                                           Related Products

St. James Automotive Corp.                  95,000             200         Bumpers, Grille Guards,
                                                                           Step Bars & other Tubular
                                                                           Products

Sigma Plating Co., Inc.                     26,000             100         Intercompany and outside
                                           -------             ---         contract plating services

                                           210,000             480
                                           -------             ---
                                           -------             ---


     The manufacturing employees of Fey are represented by a union whose contract expires in March 1999. Employees at Sigma and St. James are not subject to a collective bargaining agreement. Wedgestone believes that its relations with all of its employees are satisfactory.

     Fey leases 89,000 square feet of manufacturing, warehousing and office space located in Irwindale, California, approximately 30 miles east of Los Angeles. Fey also leases distribution warehouses in Salt Lake City, Utah and North Richland Hills, Texas. The leases expire at various times through 2002.

     St. James leases a 95,000 square foot facility in St. James, Minnesota, which is approximately 120 miles southwest of Minneapolis. The lease obligation extends through October 31, 1998. The lease contains a purchase option for the facility. St. James also leases a warehouse facility in Fairmont, Minnesota under a two year agreement that includes an option to purchase the property.

     Sigma owns a 26,000 square foot facility on 3 acres of land in La Puente, California, approximately 25 miles east of Los Angeles.

ENVIRONMENTAL MATTERS

     St. James and Sigma operate chrome plating facilities. Hazardous wastes generated by these operations are disposed of in the normal course for this type of business. Aqueous wastes are treated at the facility to meet applicable regulatory standards and then discharged to the public treatment works. Solid wastes and by-products are transported to a recycler for processing and destruction. All current activities at the facilities are believed to be within the operational parameters of the required environmental permits and are monitored both internally by facility personnel and periodically by regulatory agencies. In anticipation of expanding the St. James facility and its operations, St. James conducted tests which revealed environmental contamination by a previous operator/tenant. St. James notified the principal shareholder of the prior operator, who is also the landlord, and the relevant regulatory authorities of the test results. St. James has been partially indemnified from costs relating to potential clean-up by the principal shareholder of the landlord. St. James, working in conjunction with local, state and federal authorities, has performed the remediation work required on this site. Post remediation site approval has been granted. The Company does not anticipate any material expenditures in 1998 in connection with compliance with environmental regulations.

C.   REAL ESTATE AND LENDING SEGMENT

     Although its primary focus has shifted toward its Automotive Products business segment, Wedgestone's Real Estate and Lending business segment has continued since emerging from bankruptcy in 1992.

REAL ESTATE ACQUIRED BY FORECLOSURE

     Wedgestone owned three properties that were acquired by foreclosure, one of these was sold in 1997. The remaining properties include four vacant first-floor units in a seven-story condo building in Peabody, Massachusetts and 53 acres of undeveloped land in Bristol, Connecticut. The Company does not intend to develop the Bristol, Connecticut property at the present time. If the Company did decide to develop this property, the Company would require the assistance of a real estate development partner.

     On January 31, 1997, the Company signed a contract for the sale of approximately 21 acres of land in Queens, New York, 15 acres of which are below water (the "College Point" property) for $1.375 million less expenses of $42,200. Of this amount, $137,500 was tendered upon signing of the agreement and the balance, $1,237,500, was received at closing on February 27, 1997. The book value of this property as of December 31, 1996 was $914,800. The Company recognized a gain of $418,000 in 1997 on this transaction.

PROMISSORY NOTES AND CLAIMS RECEIVABLE

     Wedgestone had one outstanding loan receivable on one property in Sebago Lake, Maine, the aggregate value of which totaled approximately $81,000 as of December 31, 1996, net of reserves. On November 10, 1997, in connection with the sale of the Sebago property, the Company received full payment on this loan receivable.


ENVIRONMENTAL MATTERS

     Under the Comprehensive Environmental Response Compensation and Liability Act of 1983, as amended ("CERCLA"), an owner or operator of property (including, in certain circumstances, a lender who takes title by foreclosure or who participates in the management of the property) may be liable to reimburse the federal government or a third party for the cost of cleaning up oil or hazardous substances found on the property. Many states in which Wedgestone conducts business, including Massachusetts, have enacted similar statutes ("Superfund Laws"), under which an owner or operator of property (including a foreclosing lender or a lender who actively participates in the management of the property) may be liable to reimburse the state government or a third party for clean-up costs and to compensate the state or any other person for injuries or damages caused by oil or hazardous-substance contamination. The liability created by CERCLA and the state Superfund Laws is joint and several subject, in a limited number of cases, to certain defenses.

     A number of states in which Wedgestone conducts business, including Massachusetts, also allow the state to impose a lien on the property of a liable party as security for the payment of clean-up costs. Many of these jurisdictions provide that this lien, at least as it pertains to the contaminated property, is senior to all pre-existing liens. Accordingly, if real estate securing a Wedgestone loan were found to contain oil or hazardous substances, enforcement of a state Superfund Law could significantly reduce the value of Wedgestone's lien. In the event real estate owned or controlled by Wedgestone pursuant to foreclosure or exercise of other remedies under its loan documents were found to contain hazardous substances, enforcement of a state Superfund Law or CERCLA could potentially require expenditure of funds in amounts which may have a significant adverse impact upon Wedgestone's earnings, capital expenditure requirements and liquidity.


NET OPERATING LOSS

     Wedgestone has a net operating loss carry forward for federal income tax purposes of approximately $38,123,000 as of December 31, 1997.


ITEM 3.   LEGAL PROCEEDINGS

BANKRUPTCY CLAIMS

     An appeal was filed against the Company on May 25, 1995, by a holder of the Company's formerly issued Special Income Shares (the "Income Shares"). The Income Shares were designated to receive a distribution of any excess "profit or appreciation" realized by the Company on certain specific mortgages and notes receivable. The one remaining outstanding loan under which income rights had been granted related to a loan the Company participated in with a bank. This bank subsequently was liquidated and the FDIC assumed control. The FDIC approached the Company to seek approval to foreclose on the note since it was in default. Since the Company was involved in a bankruptcy proceeding, the Company sought bankruptcy court approval to proceed on the foreclosure action. In the motion seeking such approval was a request that (i) the FDIC remit to the Company any excess proceeds from the note, (ii) the Company cancel the Special Income Shares since this note was the sole remaining loan and (iii) the Company pay any funds, net of costs and fees collected from the FDIC to the holders of Income Shares as a liquidating distribution. This motion was approved by the bankruptcy court and the appeal was instituted. On January 6, 1998 the appeal was denied.

OTHER

     A complaint was filed against Fey, a wholly owned subsidiary of Wedgestone Automotive Corp ("WAC"), on September 10, 1996, in the Superior Court of Mitchell County in the state of Georgia, by Mitchell Real Estate Partnership, C. Ray Council, Hal A. Council, Max R. Council, Rex A. Council, June Council Hunter and Gay Council Moring (collectively, "Mitchell"). In its complaint, Mitchell asserts breach of contract and fraud claims against the defendants resulting from a Marketing Agreement between Mitchell, Fey and HAP for marketing consulting services relating to Hercules products, alleging, among other things, that Fey has impeded Mitchell's ability to earn commissions under the Marketing Agreement. Mitchell seeks monetary damages in excess of $4 million. Fey and the other defendants have removed the case to the United States District Court for the Middle District of Georgia. Fey and the other defendants have filed a motion to dismiss the case. Fey has agreed to extend the period for filing a responsive pleading pending the resolution of the procedural issues. Additional named defendants are John C. Shaw, chairman and trustee of the Company, Jeffrey S. Goldstein, a trustee of the Company, James J. Pinto, the President of PFG Corporation, which holds in excess of 5% of the Company's shares, and David L. Sharp, the Chief Executive Officer of WAC and President of the Company. This litigation is in the initial stages and as of February 13, 1998, no discovery has taken place.
Fey and the other defendants believe Mitchell's claims are without merit and intend to vigorously contest the Mitchell complaint and pursue counter claims and affirmative defenses. Management is unable to evaluate the likelihood of an unfavorable outcome or estimate the amount or range of potential loss, if any.

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     Not applicable.

                                       PART II


ITEM 5.   MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

     Wedgestone's shares of beneficial interest are currently traded in the over-the-counter market under the trading symbol "WDGF". The prices set forth below represent trades between dealers, without adjustment for retail mark up, mark down or commission, and do not necessarily represent actual transactions. The following table sets forth the high and low bid prices of Wedgestone's shares of beneficial interest for each quarter of 1997 and 1996.


                                                     Market Price Range
                                             ---------------------------------

                                                  1997                1996
                                             --------------      -------------
     Quarter                                 High     Low       High      Low
     -------                                 ----     ----      ----      ----
     First                                   .37       .32       .25       .20
     Second                                  .32       .26       .60       .22
     Third                                   .27       .27       .60       .35
     Fourth                                  .59       .21       .45       .31
                                             ----------------------------------

     On February 6, 1998, the bid price of Wedgestone's shares of beneficial interest was $ 0.35.

RECORD HOLDERS

     On February 19, 1998, there were approximately 3,100 holders of record Wedgestone's shares of beneficial interest.

CASH DIVIDENDS DECLARED AND PAID PER SHARE

     There were no dividends declared or paid by Wedgestone on its shares of beneficial interest for the years ended December 31, 1991 through 1997. Wedgestone presently intends to retain all earnings in connection with its business. Payment of dividends in the future will be within the discretion of the Board of Trustees and will depend upon, among other factors, earnings and the operating and financial condition of the business.

ITEM 6.   SELECTED FINANCIAL DATA

     The following selected financial data have been derived from Wedgestone's Consolidated Financial Statements and should be read in conjunction with the Management Discussion and Analysis and the Consolidated Financial Statements and related notes.


                                                                  YEAR ENDED DECEMBER 31,
                                              ---------------------------------------------------------------
                                                1997        1996          1995          1994           1993

OPERATING DATA: (In Thousands)

     Net sales                                $52,387     $46,286        $46,112       $34,618        $29,472
     Net Income (loss)                        $ 2,946     $ 1,372        $ 1,845       $ 1,493        ($  116)
                                              -------     -------        -------       -------        -------
                                              -------     -------        -------       -------        -------

PER SHARE DATA:


     Net income (loss)-basic and diluted     $   .13      $   .06        $   .08       $   .07        ($  .01)
                                              -------     -------        -------       -------        -------
                                              -------     -------        -------       -------        -------

     Weighted average
       Shares outstanding-basic and
       diluted                            21,885,668   21,885,668     21,764,280    20,385,668     20,385,668
                                          ----------   ----------     ----------    ----------     ----------
                                          ----------   ----------     ----------    ----------     ----------

BALANCE SHEET DATA:  (In Thousands)

     Working Capital                         $ 8,511      $ 5,324        $ 4,188       $ 3,418        $ 2,390
                                             -------      -------        -------       -------        -------
                                             -------      -------        -------       -------        -------
     Total assets                            $22,543      $20,350        $21,398       $14,391        $11,530
                                             -------      -------        -------       -------        -------
                                             -------      -------        -------       -------        -------
     Long-term debt                          $ 5,364      $ 5,269        $ 8,447       $ 5,676        $ 3,835
                                             -------      -------        -------       -------        -------
                                             -------      -------        -------       -------        -------
     Total shareholders' equity              $ 8,293      $ 7,119        $ 5,747       $ 3,382        $ 2,558
                                             -------      -------        -------       -------        -------
                                             -------      -------        -------       -------        -------

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

BACKGROUND

     On June 15, 1992, Wedgestone acquired St. James Automotive Corp. This subsidiary manufactures and sells tubular products for the light-duty truck market such as grille guards, push bars and step bars. On November 18, 1994, Wedgestone acquired the Automotive Segment of Standun, Inc. ("Standun") which consisted of Sigma and the Fey Automotive Products division. The assets of the Fey division, which included the stock of Sigma, were merged into Wedgestone's wholly owned subsidiary Fey Automotive Products, Inc. In conjunction with the acquisition of the Automotive Segment of Standun, Wedgestone placed St. James, Fey and Sigma under the common ownership of its wholly owned subsidiary, Wedgestone Automotive. Collectively, these companies comprise Wedgestone Automotive.

     On January 5, 1995, Wedgestone Automotive, through its former wholly owned subsidiary Hercules Automotive Products, Inc. acquired substantially all of the assets of Hercules Bumpers, Inc., a Georgia company. This acquisition was intended to provide access to a new business segment for Wedgestone Automotive. The segment, known as dealer direct, involved the sale of rear step bumpers for light-duty trucks to new vehicle dealers as an alternative to the factory supplied bumper. Hercules Bumpers, Inc., was the largest domestic supplier in this dealer direct segment offering dealers a line of specialty bumpers. During 1994, a major OE manufacturer initiated a program to secure a greater portion of rear step bumper sales. The program, which involved severe price competition and program buying, eroded a substantial portion of Hercules' sales base and placed Hercules in a loss position for the fourth quarter of 1995. In response to the likely prospect of continued losses, Wedgestone Automotive ceased manufacturing operations at Hercules on March 5, 1996. In a further decision to exit this segment, Wedgestone Automotive sold its ownership in Hercules to MBC Corporation for $1.00 and the assumption of certain debt and other liabilities approximating $4.5 million pursuant to a Stock Purchase Agreement. The Pelham, Georgia manufacturing plant along with the then existing inventory and accounts receivable constituted all of the material assets of Hercules.

     Since 1994 the Company has operated solely within the automotive aftermarket, serving both Original Equipment ("OE") manufacturers and aftermarket customers with bumpers and tubular steel accessories. Since 1996, an erosion of Wedgestone's bumper sales has occurred due to a desire on the part of truck manufacturers to integrate the design of rear step bumpers into their current designs for light duty pick-up trucks and sport utility vehicles. New vehicle dealers who might choose Wedgestone's bumpers instead of the factory equivalent due to advantages in either price or greater tow capacity are returning to the factory bumper due to the incompatibility of the Company's current bumper line with current vehicle designs. For the near term, sales of Wedgestone bumpers to the crash replacement market will continue, however, unless the Company invests in new designs, management believes that the current line will not support the long term demands of the crash replacement market for aftermarket bumpers.

     In the past, the expected return on investment for updating the Company's bumper line was based on both crash replacement and aftermarket sales for new vehicles. Sales in both of these markets is required to justify the cost of new tooling. Since 1995, however, there has been a significant effort on the part of the OE manufacturers to improve dealer loyalty for their products. These efforts, which have been promoted through the use of pricing strategies designed to enhance dealer profits, have significantly eroded the Company's sales of bumpers to new vehicle dealers. As a result of the success of OE campaigns to enhance dealer loyalty, the Company does not believe there would be a sufficient return on investment to support the estimated $2 million required to develop new tooling to replicate current OE bumper designs. The Company is looking at alternative methods to lower the cost of this investment, including avoiding the investment through the import of components that more closely conform to the appearance of the new OE bumpers.

     In recent years, particularly with the development of their new truck designs, the OE manufacturers have increased their own line of aftermarket truck accessories. These accessories are being offered to their dealer networks in an effort to enhance OE profitability by participating in the more profitable aspects of the accessory aftermarket for their light duty trucks and sport utility vehicles. The sale of OE accessories has significantly benefitted from the OE programs designed to promote dealer loyalty. Wedgestone's line of tubular accessories has also benefitted from the OE accessory programs in that the Company has been able to secure supplier agreements from several OE manufacturers for Step Bars, Grille Guards, Light Bars, Push Bars and Combo Bars. These accessories are all tubular in nature and represent one consistent style of product. The Company's ability to rely on the sales of these products in the future is entirely dependant on the consumer's continued acceptance of these types of accessories.

     Due to the vulnerability of continued earnings stemming from a decline in bumper sales and the Company's dependancy on tubular products for its OE programs, Wedgestone intends to seek additional products and markets. While remaining committed to its core competency of metal fabrication and finishing, and maintaining its commitment to the light duty pickup and sport utility aftermarket, Wedgestone intends to reduce its dependancy on this market as the sole source of return on invested capital. This expansion of product and markets will require significant investments in tooling, processes and product design. The Company expects this expansion to take several years and will involve a significant financial commitment to procure equipment and finance the acquisition of companies that would assist and accelerate Wedgestone's penetration of market segments compatible with its core competency.

     On February 9, 1998 the Company announced a Tender Offer (the "Offer" or "Tender Offer") to acquire all of the issued and outstanding shares of the Company not owned by certain majority shareholders which include Stockwood LLC, JCS Management Co. Inc., PFG Corporation, RAB Management Corp., and JMS Holdings Co., Inc. whom collectively own 62.1% of the current issued and outstanding shares. The Offer price is $ .67 net per share to sellers in cash. Shares not tendered will be converted into the right to receive $ .67 per share in a merger to be consummated as soon as practical after the Tender Offer. The Company has arranged for financing the Offer through its primary lender, The CIT Group / Credit Finance. The arrangements include additional borrowings under the Company's current revolver credit line approximating $3,000,000, additional advances under equipment financing term notes approximating $500,000 and an 18 month term note for $1,500,000. The Company will use existing cash to fund the balance of the $6,000,000 estimated cost of the Tender Offer assuming that all shares are tendered.

LIQUIDITY  AND CAPITAL RESOURCES

     To date, Wedgestone has financed its business activities through cash flows from operations. Additional debt has been incurred primarily for working capital and acquisitions. See Note 8 to the Consolidated Financial Statements.

     Cash flows from operations totaling $3,315,000 were supplemented by $682,000 in additional advances by unsecured creditors and a reduction of $127,000 in other assets. These funds were used to provide $2,922,000 in additional working capital consisting of $1,469,000 in additional advances to customers, $1,364,000 in inventories and $89,000 in other current assets resulting in net cash provided by operations totaling $1,202,000 in 1997 compared to $280,000 in 1996. Net cash flows from operations were further supplemented by collections on mortgage notes totaling $166,000, net proceeds from the sale of real estate totaling $1,328,000 and additional borrowings on long-term debt totaling $1,572,000. During 1997, the Company invested $825,000 in new equipment, made payments on long-term debt totaling $860,000, reduced revolving debt by $375,000 and entered into a note receivable with a related party totaling $1,650,000 for a net increase in cash of $558,000 in 1997 compared to a decrease of $21,000 in 1996.

     On May 20, 1997 Wedgestone advanced Stockwood, LLC. ("Stockwood") $1,650,000 under a one year secured note with interest at 12 percent. The note is secured by 3,500,000 shares of beneficial interest of Wedgestone Financial with principal and interest due at maturity. Stockwood is a related party through common ownership by certain Wedgestone Financial shareholders and owns 6,795,223 shares of beneficial interest in Wedgestone Financial.

     On February 9, 1998, the Company signed a commitment letter with The CIT Group / Credit Finance ("CIT") in connection with its Tender Offer. The agreement provides additional term loans on equipment totaling approximately $500,000, an 18 month term loan for $1,500,000, and raises the Company's overall credit line with CIT to $13,000,000. Interest on the new loans are unchanged from the Company's current rates which are prime plus 1.375%. (Aggregating 9.75% as of February 6, 1998.) The Company will use approximately $3,000,000 in additional borrowings under its existing revolving credit line with CIT to fund the balance of the Tender Offer costs.

     On March 18, 1997, the Company amended and restated the agreement with CIT to a five-year $10 million credit facility collateralized by substantially all of the assets of the Company's wholly owned subsidiaries, providing a revolving credit line and term loan under terms substantially similar to the original agreement. The amended and restated agreement provides for borrowings based on a percentage of inventory and receivables and includes an equipment term loan. All loans are stated at the lender's prime rate plus 1.375% (9.75% at December 31, 1997).

     In connection with the acquisition of Hercules on January 9, 1995, a former wholly-owned subsidiary of Wedgestone assumed certain debt consisting of a term loan of $4.0 million, and an industrial revenue bond of $285,000 due March 1, 1999. On March 5, 1996, the Company closed the Hercules facility in Pelham, Georgia, as a result of unfavorable market conditions. On April 18, 1996, the Company sold its stock ownership in Hercules to MBC Corporation for $1.00 and the assumption of certain debt and other liabilities, including the outstanding borrowings on the term loan and industrial revenue bond. The total debt and liabilities assumed by MBC Corporation approximated $4.5 million.

     The Company continues to actively seek acquisition opportunities in the Automotive Products Business Segment. While there are no specific opportunities identified at this time, to the extent that Wedgestone expands its operations and makes additional acquisitions, it will need to obtain additional funding from institutional lenders and other sources. Wedgestone's ability to use equity in obtaining funding may be limited by its desire to preserve certain tax attributes including its net operating loss carry forwards.

     The Company is currently addressing its computer systems and business processes to ensure that its systems will be capable of processing periods for the year 2000 and beyond as well as ensure that its business processes will be able to support current and anticipated future computer system needs. The Company does not anticipate the costs associated with addressing the foregoing capabilities will have a material adverse impact on the Company's financial position or results of operations.


RESULTS OF OPERATIONS

CURRENT YEAR PERFORMANCE: 1997 COMPARED TO 1996

     Net sales increased $6,101,000 or 13% to $52,387,000 in 1997 compared to $46,286,000 in 1996. This reflects a $7,415,000 increase in the sales of products manufactured in the Company's St. James subsidiary and a $2,255,000 decrease in the products manufactured in the Company's Fey subsidiary. Contributing to Fey's decline in net sales is a $4,014,000 decline in the Company's Traditional and Retail market segments for bumpers, offset by a $2,700,000 increase in the Company's OE manufacturers segment. The Company continues to pursue the OE segment of the light-duty truck aftermarket and considers this segment to be an important component of future growth.

     Gross margins increased $3,534,000 or 24% to $18,259,000 or 35% of sales in 1997 compared to $14,725,000 or 32% of sales in 1996. This increase is due to the increase in sales, a more favorable product sales mix and a greater return on fixed and semi fixed costs in 1997 over 1996.

     Sales and marketing costs increased by $366,000 or 5% to $7,593,000 or 15% of sales in 1997 compared to $7,227,000 or 16% of sales in 1996. This increase is due to increases in selling costs incurred to support the higher sales volumes achieved in 1997.

     Administrative costs increased by $1,715,000 or 36% to $6,443,000 in 1997 compared to $4,728,000 in 1996. Product design and development costs account for 43% or $746,000 of this increase. Included in these costs are salaries, benefits and overhead costs for additions to the Company's engineering staff. The Company believes that its future competitive position in the automotive aftermarket will require significant increases in engineering and development costs over the next several years and that overhead expenditures in this area totaling $849,000 in 1997 are expected to increase in 1998. The remainder of the increase in administrative costs include operating costs associated with new EDP systems, insurance and other costs associated with sales growth in 1997 over 1996.

     Interest expense decreased $290,000 or 26% to $836,000 in 1997 compared to $1,126,000 in 1996. This decrease is attributable to the decrease in interest rates experienced in connection with the lower interest rate on the restated CIT credit line, reductions of outstanding borrowings under the revolver and $122,000 in interest income recorded in 1997 on notes receivable from Shareholders.

     Other income consists of the gain on the sale of the Company's 21 acres of land known as the College Point property.

     Income taxes in 1997 reflect a $1,242,000 adjustment to the Company's valuation reserve. The adjustments are due to management's expectations of the Company's ability to utilize its net operating loss carry forwards due to its more recent earnings performance.


PRIOR PERFORMANCE: 1996 COMPARED TO 1995

     Net sales increased $174,000 to $46,286,000 in 1996 compared to $46,112,000 in 1995. This reflects a $9,668,000 decrease in the sales of Hercules products offset by a $6,592,000 or 67% increase in the sales of products manufactured in the Company's St. James subsidiary and a $3,250,000 increase in the products manufactured in the Company's Fey subsidiary. Contributing to the overall growth in net sales is a 44% and 43% increase in the Company's Traditional and Retail market segments, respectively. Growth in these two segments totaled $11,944,000 and was offset by a $2,102,000 or 27% decline in the Company's Original Equipment Manufacturer's segment. The Company continued to pursue the OE segment of the light-duty truck aftermarket and considers this segment to be an important component of future growth. During 1996, the Company secured orders from two new OE customers whose initial 1996 sales totaled $289,000.

     Gross margins increased $360,000 or 3% to $14,725,000 or 32% of sales in 1996 compared to $14,365,000 or 31% of sales in 1995. This increase is due to an increase in sales and a more favorable product sales mix in 1996 compared to 1995.

     Sales and marketing costs increased by $501,000 or 7% to $7,227,000 or 16% of sales in 1996 compared to $6,726,000 or 15% of sales in 1995. The majority of this increase is selling costs incurred to enhance and maintain the higher sales volumes achieved in 1996. A significant amount of the increase is due to additional advertising and promotional costs incurred by the Company to further penetrate the Traditional and Retail market segments.

     Administrative costs decreased by $182,000 or 3% to $4,727,000 in 1996 compared to $4,909,000 in 1995. This reflects a decrease of $829,000 in administrative costs attributable to Hercules operations and an increase of $658,000 in continuing administrative costs. Product design and development costs account for 59% or $390,000 of this increase. Included in these costs are salaries, benefits and overhead costs for additions to the Company's engineering staff. The remainder of the increase in administrative costs include management labor, insurance and other costs associated with sales growth in 1996 over 1995.

     Interest expense decreased $214,000 or 16% to $1,126,000 in 1996 compared to $1,340,000 in 1995. This decrease is attributable to the decrease in debt associated with Hercules offset by additional borrowings under the Company's revolving line of credit used to finance working capital growth.

     Income taxes in 1996 reflect an $566,000 adjustment to the Company's valuation reserve compared to $1,300,000 recorded in 1995. The adjustments are due to management's expectations of the Company's enhanced ability to utilize its net operating loss carry forwards due to its more recent earnings performance.


ACCOUNTING PRONOUNCEMENTS

     In June 1997, The Financial Accounting Standards Board issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. This statement is effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for disclosure about the operating segments, products, and services, geographic areas and major customers, as well as descriptive information on how the operating segments were determined. The Company has not yet determined its reportable segments under this Statement.
The Company will adopt this Statement in 1998.


FORWARD LOOKING INFORMATION

     Information contained in this Form 10-K contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may", "will", "expect", "plan", "anticipate", "estimate or "continue" or the negative thereof or other variations thereon or comparable terminology. There are certain important factors that could cause results to differ materially from those anticipated by some of these forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty.
The factors, among others, that could cause actual results to differ materially include: pricing and merchandising policies from the major automotive manufacturers; the Company's ability to execute its business plan; the acceptance of the Company's merchandising strategies by its target customers, particularly dealers; continuity of a relationship with or sales to major auto dealers; competitive pressures on sales and pricing; and increases in other costs which cannot be recovered through improved pricing of merchandise.

ITEM 8.   CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA



                        WEDGESTONE FINANCIAL AND SUBSIDIARIES
                        -------------------------------------

                                        INDEX



                                                                         Page
                                                                         ----

     Financial Statements

               Independent Auditor's Report                                14

               Consolidated Balance Sheets as of
                 December 31, 1997 and 1996                                15

               Consolidated Statements of Income
                 for the years ended December 31,
                 1997, 1996, and 1995.                                     16

               Consolidated Statements of
                 Shareholders' Equity for the years
                 ended December 31, 1997, 1996, and 1995.                  17

               Consolidated Statements of Cash
                 Flows for the years ended
                 December 31, 1997, 1996 and 1995.                         18


               Notes to Consolidated Financial
                 Statements.                                               19

INDEPENDENT AUDITORS' REPORT


To the Board of Trustees and Shareholders of Wedgestone Financial and
Subsidiaries:

We have audited the accompanying consolidated balance sheets of Wedgestone Financial and Subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the consolidated financial statement schedules listed in the index at
Item 14. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Wedgestone Financial and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations, and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.




-----------------------

February 13, 1998
Deloitte & Touche LLP
Los Angeles, California

                        WEDGESTONE FINANCIAL AND SUBSIDIARIES
                             CONSOLIDATED BALANCE SHEETS

                           AS OF DECEMBER 31, 1997 and 1996

                      (Amounts in Thousands--except share data)



ASSETS  (Note 8)                                                                    1997                1996
                                                                                  --------            --------
Current Assets:
Cash                                                                              $    902            $    344
Accounts and other receivables - (net of allowances of $344 and
 $333 in 1997 and 1996, respectively)                                                8,751               7,282
Inventories (Note 5)                                                                 5,983               4,619
Prepaid expenses and other current assets                                              654                 565
Deferred income taxes (Note 9)                                                       1,107                 476
                                                                                  --------            --------
  Total Current Assets                                                              17,397              13,286

Notes receivable - (Note 7)                                                            ---                  81
Real estate acquired by foreclosure - net (Note 7)                                     176               1,086
Property, plant and equipment - net (Note 6)                                         3,342               3,237
Goodwill - net                                                                          87                 130
Deferred income taxes (Note 9)                                                       1,420               2,196
Other assets (Deposits)                                                                121                 334
                                                                                  --------            --------
                                                                                     5,146               7,064
                                                                                  --------            --------

  Total Assets                                                                    $ 22,543            $ 20,350
                                                                                  --------            --------
                                                                                  --------            --------

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Revolving credit line and current portion of long-term debt (Note 8)              $  2,194            $  1,952
Accounts payable                                                                     4,488               3,882
Accrued payroll and related expenses                                                   809                 593
Other accrued expenses                                                               1,395               1,535
                                                                                  --------            --------
  Total Current Liabilities                                                          8,886               7,962

Long-term debt (Note 8)                                                              5,364               5,269
                                                                                  --------            --------
  Total liabilities                                                                 14,250              13,231

Commitments and contingencies (Notes 10 and 12)

Shareholders' Equity:  (Notes 11)
Shares of Beneficial Interest - par value $1.00 per
  share:  authorized -- unlimited shares;
  issued and outstanding -- 21,885,668 shares
  at December 31, 1997 and 1996                                                     21,886              21,886
Additional paid-in capital                                                          31,396              31,396
Note receivable from shareholder                                                    (1,772)                ---
Accumulated deficit                                                                (43,217)            (46,163)
                                                                                  --------            --------
  Total Shareholders' Equity                                                         8,293               7,119
                                                                                  --------            --------

  Total  Liabilities and Shareholders' Equity                                     $ 22,543            $ 20,350
                                                                                  --------            --------
                                                                                  --------            --------

                   See notes to consolidated financial statements.

                        WEDGESTONE FINANCIAL AND SUBSIDIARIES
                          CONSOLIDATED STATEMENTS OF INCOME

                 FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 and 1995

                    (Amounts in Thousands--except per share data)




                                                               1997           1996            1995
                                                             --------       --------        --------
Net sales                                                    $ 52,387       $ 46,286        $ 46,112

Cost of sales                                                  34,128         31,561          31,747
                                                             --------       --------        --------

Gross profit                                                   18,259         14,725          14,365

Selling, general and administrative expenses (Note 4)          14,036         11,955          11,635
                                                             --------       --------        --------
Operating income                                                4,223          2,770           2,730

Goodwill amortization                                              44             49             106

Interest expense-net (Notes 4 and 8)                              836           1,126          1,340

Other (income) expense (Note 3)                                  (418)            67             697
                                                             --------       --------        --------
Income before taxes                                             3,761          1,528             587

Provision (benefit) for income taxes (Note 9)                     815            156          (1,258)
                                                             --------       --------        --------

Net income                                                    $ 2,946        $ 1,372        $  1,845
                                                             --------       --------        --------
                                                             --------       --------        --------
Net income per share of beneficial interest:

   Basic and diluted                                          $   .13        $   .06        $    .08
                                                             --------       --------        --------
                                                             --------       --------        --------
Weighted average number of shares outstanding:

   Basic and diluted                                           21,886         21,886          21,764
                                                             --------       --------        --------
                                                             --------       --------        --------

                   See notes to consolidated financial statements.

                        WEDGESTONE FINANCIAL AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 and 1995

                                (Amounts in Thousands)



                                                                                 Additional    Note Receivable
                                                     Shares of Beneficial          paid-in           from      Accumulated
                                                           Interest                capital       Shareholder     deficit     Total
                                                     ---------------------       ----------      -----------   -----------  -------
                                                     Shares         Amount
Balance at December 31, 1994                          20,386         20,386        $32,376                      ($49,380)   $3,382

Issuance of shares of beneficial interest to
  secure third party debt guarantee (Note 1)           1,200          1,200           (840)                                    360

Issuance of shares of beneficial interest in
  exchange for acquisition services (Note 4)             200            200           (140)                                     60

Issuance of shares of beneficial interest to
  pay off outstanding debt (Note 1)                      100            100                                                    100

Net income                                                                                                         1,845     1,845
                                                     -------       --------       --------                     ---------   -------

Balance at December 31, 1995                          21,886         21,886         31,396                       (47,535)    5,747
-------

Net income                                                                                                         1,372     1,372
                                                     -------       --------       --------                     ---------   -------

-------
Balance at December 31, 1996                          21,886         21,886         31,396                       (46,163)    7,119
                                                     -------       --------       --------                     ---------   -------
Advance to shareholder                                                                            ($1,772)                  (1,772)

Net income                                                                                                         2,946     2,946
                                                     -------       --------       --------        -------      ---------   -------
Balance at December 31, 1997                          21,886         21,886         31,396         (1,772)     ($ 43,217)  $ 8,293
                                                     -------       --------       --------        -------      ---------   -------
                                                     -------       --------       --------        -------      ---------   -------

                   See notes to consolidated financial statements.

                        WEDGESTONE FINANCIAL AND SUBSIDIARIES
                         CONSOLIDATED STATEMENTS OF CASH FLOW

                 FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 and 1995

                                (Amounts in Thousands)



                                                                 1997            1996           1995
                                                               -------         -------        -------
Cash Flows from Operating Activities:
Net income                                                     $ 2,946         $ 1,372        $ 1,845
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Accrued interest receivable                                   (122)           ---            ---
    Write-off of note receivable                                   ---             60            697
    Depreciation and amortization                                  764            771          1,198
    Deferred income taxes                                          145            (82)        (1,300)
    Gain on disposal of assets                                    (418)           ---            ---
    Loss on sale of subsidiary                                     ---            797            ---

Changes in assets and liabilities:
    Accounts and other receivables                              (1,469)        (2,196)          (109)
    Inventories                                                 (1,364)        (1,598)           617
    Prepaid expenses and other current assets                      (89)          (193)          (177)
    Accounts payable                                               606          1,143            333
    Accrued payroll and related expenses                           216             92            211
    Other accrued expenses                                        (140)           100         (1,016)
    Other assets                                                   127             14           (463)
                                                               -------        -------       --------

Net cash provided by operating activities                        1,202            280          1,836
                                                               -------        -------       --------

Cash Flows from Investing Activities:
    Proceed from sale of real estate and equipment               1,328            217            ---
    Proceeds from repayment of mortgage notes receivable           166              3              1
    Cash advanced to shareholder                                (1,650)           ---            ---
    Acquisition costs paid                                          --            ---           (401)
    Capital expenditures                                          (825)          (933)          (926)
    Investment in real estate                                      ---            ---           (126)
                                                               -------        -------       --------

Net cash used in investing activities                             (981)          (713)        (1,452)
                                                               -------        -------       --------

Cash Flows from Financing Activities:
    Repayment of long-term debt                                   (860)        (1,406)          (949)
    Deferred financing fees paid                                   ---            ---            (85)
    Borrowings on long-term debt                                 1,572            ---            635
    Net borrowings (repayments) on revolving debt                 (375)         1,818            201
                                                               -------        -------       --------
Net cash provided by (used in) financing activities                337            412           (198)
                                                               -------        -------       --------

Net Increase (Decrease) in Cash                                    558            (21)           186
Cash at Beginning of Year                                          344            365            179
                                                               -------        -------       --------
Cash at End of Year                                            $   902        $   344       $    365
                                                               -------        -------       --------
                                                               -------        -------       --------


                  See notes to consolidated financial statements.

                        WEDGESTONE FINANCIAL AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 For the Years Ended December 31, 1997, 1996 and 1995


NOTE 1.     BACKGROUND AND BASIS OF PRESENTATION

     BACKGROUND - Wedgestone Financial ("Wedgestone" or the "Company") was formed in 1980 as a real estate investment trust ("REIT") and, on August 9, 1991, filed for bankruptcy. Wedgestone's plan of reorganization (the "Plan") became effective on August 3, 1992.

      Wedgestone operates in two business segments, Automotive Products and Real Estate and Lending activities. The automotive segment manufactures and distributes automotive aftermarket products for the light duty truck market.
Its principal products include rear bumpers; tubular products such as grille guards, push bars, and step rails; and various other related aftermarket products. The Company's automotive products are marketed in traditional, original equipment and retail automotive aftermarkets. The automotive segment manufactures and sells its products at two locations in California, and one in Minnesota. Sales are also made from distribution centers in Texas and Utah.

     Although its primary focus has shifted toward its Automotive Products business segment, Wedgestone's Real Estate and Lending business segment has continued since emerging from bankruptcy in 1992. Wedgestone owns two properties that were acquired by foreclosure. The aggregate value, net of reserves, is approximately $176,000 as of December 31, 1997 (See Note 7: Real Estate and Lending).

     ACQUISITIONS - Since May 1992, Wedgestone has acquired three manufacturing operations. On June 15, 1992, Wedgestone acquired St. James Automotive Corp. ("St. James") in exchange for 6,795,220 shares of beneficial interest of Wedgestone and accounted for this acquisition as a purchase. On November 18, 1994, Wedgestone acquired the Automotive Segment of Standun, Inc. ("Standun"), which consisted of the Fey Automotive Products Division ("Fey") and Sigma Plating Co., Inc. ("Sigma") in exchange for 6,795,223 shares of beneficial interest of Wedgestone and the assumption of approximately $1,104,000 of outstanding debt due to Fifth Avenue Partners, a related party of Wedgestone, and certain other liabilities. The shareholders of Standun owned, directly or indirectly, approximately 48% of Wedgestone prior to the acquisition and, as a result, this acquisition was accounted for as a "put-together" which is similar to the pooling of interest method of accounting. As a result of the acquisition, Standun owned 31% of the outstanding shares of beneficial interest of Wedgestone. On January 9, 1995, Wedgestone acquired substantially all of the assets of Hercules Bumpers, Inc. ("Hercules"). The purchase price for the assets acquired was the assumption of certain debt and other liabilities approximating $5.1 million. In addition, certain debt was guaranteed jointly and severally by Charles W. Brady ("Brady"), the former principal shareholder of Hercules, and Chattahoochee Leasing Corporation ("CLC"), a corporation controlled by Brady. In exchange for this guarantee, Brady received a promissory note in the amount of $300,000 and 1,200,000 shares of beneficial interest of Wedgestone. In consideration for an agreement to pay a liability of Hercules, CLC received a promissory note for $100,000 which was secured by 100,000 shares of beneficial interest of Wedgestone. In June, 1995, the Company exercised its right under the CLC Agreement and acquired the note by issuing these shares to CLC. (See Note 3 - Sale of Subsidiary.)

     BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Wedgestone and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.


NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INVENTORIES - Inventories are stated at the lower of cost or market, with cost being determined by the FIFO (first-in, first-out) method of accounting.

PROPERTY, PLANT, AND EQUIPMENT - Property, plant and equipment are stated at cost. Expenditures that materially increase the life of the related assets are capitalized and maintenance and repairs are charged to expense. The costs and related accumulated depreciation applicable to property, plant and equipment which are sold or retired are removed from the accounts, and any gain or loss is included in income.

DEPRECIATION AND AMORTIZATION - Wedgestone uses the straight-line method for depreciating property, plant and equipment over their estimated useful lives. Buildings and improvements are depreciated from 5 to 40 years, machinery and equipment from 3 to 10 years, furniture and fixtures from 3 to 5 years, and leasehold improvements are amortized over the terms of the respective leases or the life of the improvements, whichever is shorter.

GOODWILL - The Company reviews the recoverability of goodwill to determine if there has been any permanent impairment. This assessment is performed based on the estimated undiscounted future cash flows (excluding interest charges) from operating activities compared with the carrying value of goodwill. If the undiscounted future cash flows are less than the carrying value, a write-down would be recorded, to reduce the asset to its estimated fair value. Accumulated amortization was $175,000 and $132,000 at December 31, 1997 and 1996, respectively. Goodwill is amortized over a period of seven years.

INCOME TAXES - Deferred tax assets and deferred tax liabilities reflect the tax consequences in future years of differences between the income tax bases of assets and liabilities and the corresponding bases used for financial reporting purposes. The measurement of deferred tax assets is adjusted by a valuation reserve, if necessary, so that the net tax benefits are recognized only to the extent that they will more likely than not be realized.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS -

          CASH, ACCOUNTS RECEIVABLE, ACCOUNTS PAYABLE, NOTES PAYABLE AND NOTE RECEIVABLE FROM SHAREHOLDER - The carrying amounts approximate fair value because of the short maturities of these instruments.

          REVOLVING LINE OF CREDIT AND TERM LOAN - The carrying amount approximates fair value because the interest rate is based on variable reference rates.

CONCENTRATION OF CREDIT RISK - Financial instruments which subject the Company to credit risk consist primarily of accounts receivable. This risk is reduced due to the number of customers and their geographic dispersion. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses.

REAL ESTATE ACQUIRED BY FORECLOSURE - Real estate acquired by foreclosure is recorded at the lower of cost or fair value less estimated selling costs.

INCOME/LOSS PER SHARE OF BENEFICIAL INTEREST - During 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. The Statement replaces the presentation of primary EPS with a presentation of basic EPS, which excludes dilution and is computed by dividing income available to shareholders of beneficial interest by the weighted average number of shares outstanding for the period. The Statement also requires the dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of diluted EPS computation. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. The adoption of SFAS No. 128 did not have an effect on the Company's financial statements as other potentially dilutive securities issued in 1997 were not dilutive. In addition, it is not necessary to restate prior periods presented.

ACCOUNTING PRONOUNCEMENTS - In June 1997, The Financial Accounting Standards Board issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. This statement is effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for disclosure about the operating segments, products, and services, geographic areas and major customers, as well as descriptive information on how the operating segments were determined. The Company has not yet determined its reportable segments under this Statement. The Company will adopt this Statement in 1998.

NOTE 3.  SALE OF SUBSIDIARY

     On March 5, 1996, Hercules closed its manufacturing plant in Pelham, Georgia. The market for the bumpers produced in the Pelham facility significantly changed during 1995. Historically, a significant percentage of Hercules business was for sales to dealers of domestic original equipment manufacturers. A new program implemented by one of these manufacturers in late 1994 made it extremely difficult for Hercules to remain competitive in this market segment. Hercules incurred a net loss of $125,000 in 1995 and continued to incur losses in 1996 through the date of sale totaling $966,000. As a result, management determined that closing the Pelham facility was appropriate.

     On April 18, 1996, the Board of Directors authorized and completed the sale of the Company's stock ownership in Hercules to MBC Corporation for $1.00 and the assumption of certain debt and other liabilities approximating $4.5 million, pursuant to a Stock Purchase Agreement. Included in other expense in 1996 is a loss on the sale of Hercules totaling $920,000


NOTE 4.    RELATED PARTIES

     St. James has renewed its five year consulting agreement with PSG Associates, an affiliate of the former owners of St. James (who are also affiliated with Wedgestone), to provide advisory services to St. James with respect to its operations, expansion and financing activities at a minimum rate of $125,000 per year plus reimbursement of expenses through 2002. St. James paid $125,000 to PSG Associates for each of the years ended December 31, 1997, 1996 and 1995, respectively.

     In connection with the acquisition of the Automotive Segment of Standun Inc., Resource Holdings Associates and PFG Corp. ("PFG"), both of which are controlled by certain Wedgestone shareholders, received a fee of $220,000, in February 1995 consisting of $160,000 and 200,000 shares of beneficial interest of Wedgestone at a valuation price of $.30 per share.

     On January 25, 1995, Hercules entered into a five year agreement with PFG and Wedgestone Partners, an affiliate of the aforementioned shareholders, to provide advisory services to Hercules with respect to its operations, expansion and financing activities at an aggregate amount of $175,000. Hercules paid $175,000 for the year ended December 31, 1995, and $44,000 of this fee through April 18, 1996. This agreement was terminated in conjunction with the sale of the Company's stock ownership in Hercules.

     On January 12, 1993, as amended, Wedgestone entered into a credit facility with Rockaway 605 Corp. ("Rockaway") pursuant to which Wedgestone was permitted to borrow up to a maximum of $300,000 with additional over advances available at the discretion of the lender to fund Wedgestone's working capital needs and those of its subsidiaries. As a requirement of the financing to purchase the Automotive Segment, Wedgestone paid Rockaway $25,000 to release its lien on the stock of St. James and certain of Wedgestone's real estate. The Rockaway Loan was secured by a pledge of all of the stock of Wedgestone's direct subsidiaries and notes receivable. Rockaway is a real estate holding company which is controlled by the former shareholders of St. James. The loan was repaid in November, 1996.

     Wedgestone assumed a note associated with the termination of Standun's management agreement with Fifth Avenue Partners, a related party of Wedgestone, in the amount of $1,104,000 in conjunction with the acquisition of the Automotive Segment (See Note 1).

     Effective January 1, 1996, Fey Automotive Products, Inc. entered into a four-year agreement with PFG and Resource Holdings Associates to provide advisory services to Fey with respect to its operations, expansion and financing activities at an aggregate amount of $180,000 per annum.

     On May 20, 1997 Wedgestone advanced Stockwood, LLC. ("Stockwood") $1,650,000 under a one year secured note with interest at 12 percent. The note is secured by 3,500,000 shares of beneficial interest of Wedgestone Financial with principal and interest due at maturity. Stockwood is a related party through common ownership by certain Wedgestone Financial shareholders.


NOTE 5.  INVENTORIES


               Inventories consist of the following:  (In Thousands)

                                                                 December 31,
                                                             1997           1996
                                                            ------         ------

     Finished goods                                         $3,056         $2,474
     Work in progress                                        1,528          1,239
     Raw materials                                           1,531          1,025
                                                             -----          -----
                                                             6,115          4,738
     Less allowances                                          (132)          (119)
                                                            ------         ------
                                                            $5,983        $ 4,619
                                                            ------         ------
                                                            ------         ------
                                       21

NOTE 6.  PROPERTY, PLANT AND EQUIPMENT

     The components of property, plant and equipment are as follows:
(In Thousands)


                                                                 December 31,
                                                              1997         1996
                                                            -------      --------
     Buildings and leasehold improvements                   $1,364        $1,229
     Land                                                      500           500
     Machinery and equipment                                 9,022         8,440
     Furniture and fixtures                                  1,432         1,324
                                                            ------        ------
                                                            12,318        11,493
     Accumulated depreciation and amortization              (8,976)       (8,256)
                                                            ------        ------
     Net property, plant and equipment                      $3,342        $3,237
                                                            ------        ------
                                                            ------        ------



NOTE 7.    REAL ESTATE AND LENDING

     On January 30, 1997, the Company entered into an agreement to sell its 21 acres of land known as the Queens property for $1,375,000 less expenses of $42,200. Of this amount, $137,500 was tendered upon signing of the agreement and the balance, $1,237,500, was received upon closing on February 27, 1997. The book value of this property as of December 31, 1996 was $914,800. The Company recognized a gain of approximately $418,000 on this transaction.

     The balance in notes receivable is as follows:  (In Thousands)

                                                                 December 31,
                                                              1997         1996
                                                            -------     --------

          Sebago Lake Note                                     ---            81
                                                            ------        ------
                                                            $  ---         $  81
                                                            ------        ------
                                                            ------        ------

     The balance of real estate acquired by foreclosure is as follows: (In Thousands)


                                                                 December 31,
                                                              1997         1996
                                                            -------      -------

               Gross investment                             $  622       $ 7,644
               Write down                                     (446)       (6,558)
                                                            ------       -------
               Net                                          $  176       $ 1,086
                                                            ------       -------
                                                            ------       -------

NOTE 8.    REVOLVING CREDIT LINE AND LONG-TERM DEBT

     Revolving credit lines and long-term debt consist of the following: (In Thousands)

                                                                               December 31,
                                                                           1997           1996
                                                                          ------         ------
     Revolving credit line with The CIT Group/Credit Finance,
        interest at prime plus 1.375% (9.75% at December 31, 1997)        $5,677         $5,394

     Term loan with The CIT Group/Credit Finance, interest
        at prime plus 2.5% (10% at December 31, 1996)                        ---            696
     Term loan with The CIT Group/Credit Finance, interest
        at prime plus 2.5% (10% at December 31, 1996)                        ---            351

     Term loan with The CIT Group/Credit Finance, interest
        at prime plus 1.375% (9.75% at December 31, 1997)                  1,336            ---

     Notes payable to Fifth Avenue Partners, interest at 9%,
        payable in monthly installments of $22,917 through
        December 31, 1999                                                    505            720


     Other                                                                    40             60
                                                                          ------         ------

     Total                                                                 7,558          7,221
     Less current portion of long-term debt                               (2,194)        (1,952)
                                                                          ------         ------

     Total long-term debt                                                 $5,364         $5,269
                                                                          ------         ------
                                                                          ------         ------


     The contractual payments of principal on long-term debt are due as follows:
$2,194,000 in 1998, $581,000 in 1999, $319,000 in 2000, $320,000 in 2001 and
$4,144,000 in 2002.

     In connection with the Tender Offer (the "Offer" or "Tender Offer") described in Note 11, the Company has arranged for financing the Offer through its primary lender, The CIT Group / Credit Finance. The arrangements include additional borrowings under the Company's current revolver loan approximating $3,000,000, additional advances under equipment financing term notes approximating $500,000 and an 18 month term note for $1,500,000. The Company will use existing cash to fund the balance of the $6,000,000 estimated Tender Offer price assuming that all ofthe shares are tendered.

     On March 18, 1997, the Company amended and restated the agreement with CIT to a five-year $10 million credit facility collateralized by substantially all of the assets of the Company's wholly owned subsidiaries, providing a revolving credit line and term loan under terms substantially similar to the original agreement. The amended and restated agreement provides for borrowings based on a percentage of inventory and receivables and includes an equipment term loan. All loans are stated at the lender's prime rate plus 1.375% (9.75% at December 31, 1997).

     Wedgestone assumed a note associated with the termination of Standun's management agreement with Fifth Avenue Partners, a related party of Wedgestone, in the amount of $1,104,000 in conjunction with the acquisition of the Automotive Segment (See Note 1).


NOTE 9.    INCOME TAXES

     Wedgestone previously operated as a real estate investment trust ("REIT") under certain sections of the Internal Revenue Code. Wedgestone lost its REIT status when it emerged from bankruptcy in August 1992, and as such, income is taxed at the Wedgestone level. Wedgestone currently has a net operating loss carry forward of approximately $36,800,000 for federal Income tax purposes. These losses expire in various years from 2004 to 2008.

     In connection with the acquisition of the Automotive Segment, a tax benefit of $440,000 which was attributable to the increase in tax basis of the Automotive Segment's assets was allocated to additional paid-in capital.

     The provision for income taxes consists of the following components:

                                              1997       1996          1995
                                             ------      -----       -------
          Current                            $  670      $ 238       $    42
          Deferred                            1,387        484           168
          Change in valuation allowance      (1,242)      (566)       (1,468)
                                             ------      -----       -------
                                             $  815      $ 156      ($ 1,258)
                                             ------      -----       -------
                                             ------      -----       -------

     Deferred income tax assets were comprised of the following:


                                                                    1997          1996
                                                                 ---------      --------
     Net operating loss carry forward                            $ 12,793       $ 13,673
     Accruals/Reserves                                                960          1,065
     Depreciation                                                     139            320
     Basis difference on automotive segment assets acquired           473            440
     Basis difference in real estate                                  189            443
                                                                 --------       --------
     Total deferred tax assets                                     14,554         15,941
     Less valuation allowance                                     (12,027)       (13,269)
                                                                 --------       --------
     Net deferred tax assets                                        2,527          2,672
     Less current deferred tax assets                              (1,107)          (476)
                                                                 --------       --------

     Noncurrent deferred tax assets                              $  1,420       $  2,196
                                                                 --------       --------
                                                                 --------       --------

     The following is a reconciliation between the income taxes computed at the Federal statutory rate and the provision for income taxes:


                                                    1997        1996           1995
                                                  -------     --------      ----------
     Income taxes computed at the
         Federal statutory rate                    34.00%      34.00%          34.00%
     State income taxes, net of
         Federal benefit                            3.60%      11.03%           6.00%
     Basis difference from sale of subsidiary       5.37%        ---             ---
     Other                                         11.72%       3.91%         (4.30)%
     Change in valuation allowance                (33.02%)    (38.73%)       (250.01%)
                                                  -------     --------      ----------
                                                   21.67%     (10.21%)       (214.31%)
                                                  -------     --------      ----------
                                                  -------     --------      ----------

NOTE 10.    COMMITMENTS AND CONTINGENCIES

     Wedgestone is obligated under various cancelable and non cancelable operating leases for manufacturing facilities, machinery and equipment. These leases expire annually through August 31, 2002. Future minimum annual lease commitments are as follows:

               1998                                              $1,362
               1999                                               1,247
               2000                                               1,168
               2001                                                 909
               2002                                                 415
                                                                 ------
               Total minimum lease payments                      $5,101
                                                                 ------
                                                                 ------

     Total net rental expense under the terms of various building and equipment leases was $1,185,000, $904,000 and $980,000 for the years ended December 31, 1997, 1996 and 1995, respectively. There is a purchase option in the St. James manufacturing facility lease in the amount of $500,000, subject to certain offsets, exercisable at any time upon repayment of the mortgages which expire concurrently with the sub-lease on October 31, 1998.


NOTE 11.    STOCK OPTION AND PROFIT SHARING PLANS

     During 1996, Wedgestone created the Wedgestone Financial 1996 Stock Option Plan (the "Option Plan"). The Plan carries an effective date of December 31, 1996. Officers, other key employees and significant non-employees who are responsible for or contribute to the management, growth and/or profitability of the business of Wedgestone are eligible to be granted stock options under the Option Plan. The Option Plan replaces and supersedes a former stock option plan established in 1995.

     The optionees under the Option Plan will be selected from time to time by the Committee (a group of individuals appointed by the Trustees). The stock options granted under the Option Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options. The option price per share of stock under a stock option will be determined by the Committee at the time of grant. The option price with respect to an incentive stock option shall not be less than 100% of the fair market value of the Wedgestone stock on the date of the option grant. The option price with respect to a non-qualified stock option shall not be less than 85% of the fair market value of the stock on the date of the option grant. The stock options can be exercised at such times as determined by the Committee. The stock which is acquired through the exercise of the stock option, is required to be held for investment and not for resale or other distribution. Wedgestone has reserved 1,000,000 shares of its stock to be used for the Option Plan. During 1997, 812,800 options were granted and were immediately exercisable. None were exercised.

Changes in the number of shares subject to options during the year ended December 31, 1997, are summarized as follows:

                                                                        Wtd Avg
                                                           Number of    Exercise
                                                            Options      Price
                                                           ---------    --------
     Outstanding at beginning of year                           ---
     Options granted at $ .31 share                         812,800        .31
     Options exercised                                          ---
     Options canceled or expired                                ---
                                                            -------      -----
     Outstanding at end of year                             812,800      $ .31
                                                            -------      -----
                                                            -------      -----

     Exercisable at end of year                             812,800      $ .31
                                                            -------      -----
                                                            -------      -----

     Weighted Average Remaining Contractual Life            4.75 yr
                                                            -------
                                                            -------

     The Company applies APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations in accounting for its employee stock option plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans. Pro forma net income and net income per share had the Company accounted for stock options issued to employees in accordance with SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, are as follows:


(IN THOUSANDS, EXCEPT PER SHARE DATA)                        1997
                                                            ------
Net income-as reported                                      $2,946
Net income-pro forma                                        $2,922
Net income per share (basic and diluted)-as reported          0.13
Net income per share (basic and diluted)-pro forma            0.13

     The pro forma effects of applying SFAS No. 123 may not be representative of the effects on reported net income and net income per share for future years since options may vest over several years and additional awards are made each year.

     The fair value of the Company's stock options used to compute pro forma net income and pro forma earnings per share disclosures is the estimated value using the Black-Scholes option-pricing model. The weighted average fair value per share of options granted in 1997 is $.05. The following assumptions were used in completing the model:

                                                             1997
                                                            ------
Dividend yield                                                 0.0%
Expected volatility                                           57.0%
Risk-free rate of return, annual                               6.5%
Expected life                                                1 year

     In 1995 two outside directors were each granted 15,000 warrants to acquire shares of beneficial interest in Wedgestone at an exercise price of $.25 per warrant share. The warrants may be exercised at any time from the date of grant until October 31, 1998. The warrants or the warrant shares may not be disposed of or encumbered, except in accordance with certain provisions of the Securities Act of 1933. As of December 31, 1997, none of the warrants were exercised.

     In January 1995, the Company established the Wedgestone Automotive Corp Retirement Savings Plan (the "Retirement Plan"). The Retirement Plan provides that all eligible employees of the Company who have attained the age of 21, have completed one year of employment and are not subject to a collective bargaining agreement are permitted to contribute up to 15% of their salary to the Retirement Plan. The Company makes contributions on behalf of each participant of a matching amount up to an employee contribution of 2% of such employee's salary. Employees are fully vested at all times with respect to all employee contributions to the Retirement Plan.

     On February 9, 1998 the Company announced a Tender Offer (the "Offer" or "Tender Offer") to acquire all of the issued and outstanding shares of the Company not owned by certain majority shareholders which include Stockwood LLC, JCS Management Co. Inc., PFG Corporation, RAB Management Corp., and JMS Holdings Co., Inc. whom collectively own 62.4% of the current issued and outstanding shares. The Offer price is $ .67 net per share to sellers in cash. Shares not tendered will be converted into the right to receive $ .67 per share in a merger to be consummated as soon as practical after the tender offer. Outstanding warrants may be tendered in connection with the offer. Under the provisions of the Option Plan, option holders as of the date of the Tender Offer, to the extent they are vested, will be included in the total shares to be purchased. As of February 13, 1998, all such option holders are fully vested and under the Option Plan, are granted the right to exercise their options in conjunction with the Tender Offer in a cashless based exercise transaction whereby they would receive the Tender price per share less the exercise price per share of $.31.

     The contributions to Wedgestone's Retirement Plan were $21,600 and $20,700 for the years ended December 31, 1997 and 1996, respectively.


NOTE 12.    LITIGATION

BANKRUPTCY CLAIMS

     An appeal was filed against the Company on May 25, 1995, by a holder of the Company's formerly issued Special Income Shares (the "Income Shares"). The Income Shares were designated to receive a distribution of any excess "profit or appreciation" realized by the Company on certain specific mortgages and notes receivable. The one remaining outstanding loan under which income rights had been granted related to a loan the Company participated in with a bank. This bank subsequently was liquidated and the FDIC assumed control. The FDIC approached the Company to seek approval to foreclose on the note since it was in default. Since the Company was involved in a bankruptcy proceeding, the Company sought bankruptcy court approval to proceed on the foreclosure action. In the motion seeking such approval was a request that (i) the FDIC remit to the Company any excess proceeds from the note, (ii) the Company cancel the Special Income Shares since this note was the sole remaining loan and (iii) the Company pay any funds, net of costs and fees collected from the FDIC to the holders of Income Shares as a liquidating distribution. This motion was approved by the bankruptcy court and the appeal was instituted. The appeal was denied on January 6, 1998.

OTHER

     A complaint was filed against Fey, a wholly owned subsidiary of Wedgestone Automotive Corp ("WAC"), on September 10, 1996, in the Superior Court of Mitchell County in the state of Georgia, by Mitchell Real Estate Partnership, C. Ray Council, Hal A. Council, Max R. Council, Rex A. Council, June Council Hunter and Gay Council Moring (collectively, "Mitchell"). In its complaint, Mitchell asserts breach of contract and fraud claims against the defendants resulting from a Marketing Agreement between Mitchell, Fey and HAP for marketing consulting services relating to Hercules products, alleging, among other things, that Fey has impeded Mitchell's ability to earn commissions under the Marketing Agreement. Mitchell seeks monetary damages in excess of $4 million. Fey and the other defendants have removed the case to the United States District Court for the Middle District of Georgia. Fey and the other defendants have filed a motion to dismiss the case. Fey has agreed to extend the period for filing a responsive pleading pending the resolution of the procedural issues. Additional named defendants are John C. Shaw, chairman and trustee of the Company, Jeffrey
S. Goldstein, the former President and a current  trustee of the Company, James
J. Pinto, the President of PFG Corporation, which holds in excess of 5% of the Company's shares, and David L. Sharp, the Chief Executive Officer of WAC and President of the Company. This litigation is in the initial stages no discovery has taken place. Fey and the other defendants believe Mitchell's claims are without merit and intend to vigorously contest the Mitchell complaint and pursue counter claims and affirmative defenses. Management is unable to evaluate the likelihood of an unfavorable outcome or estimate the amount or range of potential loss, if any.

NOTE 13.    SEGMENT INFORMATION

     Wedgestone principally operates in two business segments: Automotive products and real estate and lending. The Automotive Segment manufactures aftermarket automotive accessories which are sold and distributed throughout the United States. The real estate activities include the sale of properties previously acquired by foreclosure.

                  Financial Data By Business Segment: (In Thousands)

                                    For the Years Ended December 31,
                                  1997            1996          1995
                                 -------        -------        -------
REVENUE:

Automotive Products              $52,387        $46,286        $46,112
                                 -------        -------        -------
                                 -------        -------        -------

INCOME:

Automotive Products               $4,488        $ 2,944        $ 3,259
Real Estate and Lending             (265)          (174)          (529)
                                 -------        -------        -------

   Total Operating Income          4,223          2,770          2,730
Other Expenses including Taxes    (1,277)        (1,398)          (885)
                                 -------        -------        -------

Net Income                        $2,946        $ 1,372        $ 1,845
                                 -------        -------        -------
                                 -------        -------        -------
IDENTIFIABLE ASSETS:

Automotive Products              $18,984        $16,221        $17,228
Real Estate and Lending            1,948          1,167          1,375
                                 -------        -------        -------
Total Identifiable Assets         20,932         17,388         18,603

Corporate Assets                   1,611          2,962          2,795
                                 -------        -------        -------
Total Consolidated Assets        $22,543        $20,350        $21,398
                                 -------        -------        -------
                                 -------        -------        -------

CAPITAL EXPENDITURES:

Automotive Products              $   825        $   933        $   926
                                 -------        -------        -------
                                 -------        -------        -------


DEPRECIATION:

Automotive Products              $   720        $   771        $ 1,092
                                 -------        -------        -------
                                 -------        -------        -------

NOTE 16.    SUPPLEMENTAL CASH FLOW INFORMATION

    Cash paid during the year for:

                                             (In Thousands)
                                   1997           1996           1995
                                   ----           ----           ----

    Interest                      $ 957          $1,126         $1,334
    Income Taxes                  $ 574          $  278         $  287

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

    In January, 1995 Wedgestone Automotive Corp, a subsidiary of Wedgestone Financial acquired substantially all of the assets of Hercules Bumpers, Inc. ("Hercules") which manufactures and distributes rear bumpers for both domestic and foreign light duty trucks. The purchase price for the assets acquired was the assumption of certain debt and other liabilities approximating $5.1 million. In addition, certain debt is being guaranteed jointly and severally by Charles W. Brady ("Brady"), the principal shareholder of Hercules, and Chattahoochee Leasing Corporation ("CLC"), a corporation controlled by Brady. In exchange for this guarantee, Brady received a promissory note in the amount of $300,000 and 1,200,000 shares of beneficial interest of Wedgestone. In consideration for an agreement to pay a liability of Hercules, CLC received a promissory note for $100,000 which was secured by 100,000 shares of beneficial interest of Wedgestone. In June 1995, the Company exercised its right under the CLC Agreement and acquired the note by issuing these shares to CLC. See Sale of Subsidiary (Note 3).

    In connection with the Hercules acquisition, Resource Holdings Associates and PFG received a fee of $220,000 consisting of $160,000 and 200,000 shares of beneficial interest of Wedgestone at a valuation price of $.30 per share.

    In connection with the January, 1995 acquisition of Hercules, Wedgestone assumed liabilities to acquire assets as follows:

              Accrued expenses                             $1,094,201
              Revolver and other debt                       3,957,024
                                                           ----------
              Total liabilities assumed                    $5,051,225
                                                           ----------
                                                           ----------

              Receivables, inventories and other assets    $2,990,855
              Property, Plant and Equipment                 2,060,370
                                                           ----------
              Total assets acquired                        $5,051,225
                                                           ----------
                                                           ----------

    In connection with the April, 1996 sale of Hercules, $5,088,000 of assets were sold and liabilities of $4,793,000 were assumed by the buyer.

                                  PART III

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

ITEM 10.  TRUSTEES AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The following table sets forth certain information concerning the trustees, executive officers and other management personnel of Wedgestone and its subsidiaries as of February 19,1998:


     Name                     Age       Position
     ----                     ---       --------

     Jeffrey S. Goldstein     51        Trustee - Wedgestone Financial
     John C. Shaw             43        Chairman of the Board, Trustee -
                                        Wedgestone Financial
     Jeffrey A. Oberg         43        Trustee - Wedgestone Financial
     John J. Doran            48        Trustee - Wedgestone Financial
     David L. Sharp           46        President - Wedgestone Financial
     Eric H. Lee              43        Chief Financial Officer, Treasurer /
                                        Secretary - Wedgestone Financial

     JEFFREY S. GOLDSTEIN served as President of Wedgestone from October 1, 1992 through July 5, 1997, and has continually served as a Trustee since June 16, 1992. Additionally, Mr. Goldstein has served as President of Rockaway 605 Corp. since 1989 and MBC Corp. as of 1996. Mr. Goldstein joined Rockaway 605 Corp. for the purpose of reorganizing Rockaway and he joined MBC for the purpose of assisting in its liquidation of Hercules, formally owned by Wedgestone. Mr. Goldstein also performed consulting services for Air Wisconsin Airlines Corp. From 1985 to 1989, Mr. Goldstein served as Executive Vice President and Treasurer of Kane Industries. From 1979 to 1985, Mr. Goldstein served as Vice President and Treasurer of Arkay Packaging Corp.

     JOHN C. SHAW has served as Chairman of the Board and as a Trustee since November, 1992. Mr. Shaw has served as a Managing Director of Resource Holdings
Ltd., a New York based private merchant banking firm, since 1983.   Mr. Shaw is
a member of the Board of Directors of National Capital Management Corp., a publicly traded corporation with specialty finance, real estate and industrial operations.

     JEFFREY A. OBERG has served as a Trustee since October 1994. Mr. Oberg is currently a Managing Director with the investment bank of Furman Selz. Up to 1997, Mr. Oberg had served as a Managing Director of KPMG Peat Marwick since August 1995. Mr. Oberg previously served as Senior Vice President Finance and Corporate Development at United States Banknote Corporation from January 1994 through July 1995, and as Vice President Finance and Corporate Development from February 1991 through December 1993. Prior to February 1991, Mr. Oberg served as Vice President in the Investment Banking Division at The First Boston Corporation.

     JOHN J. DORAN has served as a Trustee since October 1994. For the past ten years, Mr. Doran served as President of Citizens Medical Corporation and as a
consultant to Medco Containment Services, Inc.   Mr. Doran is a member of the
Board of Directors of Sandwich CoOp. Bank, a publicly traded company.

     DAVID L. SHARP has served as President of Wedgestone Financial since July 5, 1997 and as Chief Executive Officer of Wedgestone Automotive Corp since the acquisition of the Automotive Segment from Standun on November 18, 1994. Mr. Sharp has been with the Standun companies since 1979, where he has served in various positions with Standun's subsidiaries and divisions. From 1989 until the acquisition, Mr. Sharp served as President of Standun and the Fey Automotive Products Division.

     ERIC H. LEE has served as Chief Financial Officer, Treasurer and Secretary of Wedgestone Financial as of July 5, 1997 and as Chief Financial Officer, Treasurer and Secretary of Wedgestone Automotive Corp since the acquisition of the Automotive Segment from Standun on November 18, 1994. From January 1994 until the acquisition, Mr. Lee served as Chief Financial Officer of Standun and as Controller of the Fey Automotive Products division from February 23, 1993 until January 1994. Prior to Mr. Lee's employment at Standun, he occupied various management positions within the electronics industry, and from 1991 to 1993 served as President and Chief Operating Officer of Synthane Taylor, a subsidiary of Alco Industries.

     Mr. Shaw, as Chairman, Mr. Sharp as President and Mr. Lee as Chief Financial Officer, Treasurer and Secretary, serve at the pleasure of the Board of Trustees and each of the Trustees serve until their successors are elected and qualified at the next annual meeting of Wedgestone's shareholders.

     Wedgestone's Audit Committee is comprised of John J. Doran and Jeffrey A. Oberg. Wedgestone's Compensation Committee is comprised of John J. Doran, Jeffrey A. Oberg and John C. Shaw. Wedgestone's Executive Committee, is comprised of John C. Shaw and Jeffrey S. Goldstein. These individuals will hold their respective positions until the appointment of their respective successors.

     All trustees are reimbursed for their reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings. Wedgestone compensates its trustees who are not officers of the Company at a rate of $2,000 per quarter and $200 per meeting. There are no family relationships among any of the executive officers or trustees of Wedgestone.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires Wedgestone's officers and directors and persons who own more than ten percent of a registered class of Wedgestone's equities securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission (the "Commission") and the NASDAQ System. Such officers, directors and ten percent shareholders are also required by the Commission's rules to furnish Wedgestone with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representation from certain reporting persons that no Form 5 was required for such persons, Wedgestone believes that during the year ended December 31, 1995, all Section 16(a) filing requirements applicable to its officers, directors and ten percent shareholders were complied with.

ITEM 11.  EXECUTIVE COMPENSATION

     The three components of the Company's executive officer compensation program are base salary, annual incentive compensation in the form of a cash bonus and long-term incentive compensation in the form of stock options. Executive officers are also entitled to various benefits including participation in the Company's medical, life insurance and long-term disability plans which are generally available to employees of the Company. The Compensation Committee of the Board of Trustees consisting of two outside trustees and the Company's Chairman, is responsible for the evaluation and approval of the compensation of Wedgestone Financial officers.

     The following tabulation gives information with respect to remuneration paid to each of the three highest paid executive officers of Wedgestone and its subsidiaries for the years ended December 31, 1997, 1996, and 1995.

                                 SUMMARY COMPENSATION

                                                                                                            Long-Term
                                                                        Annual Compensation               Compensation
                                                            -------------------------------------------   ------------
                                                 Year       Salary                Bonus        Benefits     Options
                                                 ----       ------                -----        --------     --------
Jeffrey S. Goldstein, President                   1997      $108,500            $  -0-         $  -0-         85,000
 Wedgestone Financial (through July 5, 1997)      1996       175,000               -0-            -0-            -0-
                                                  1995       160,200               -0-            -0-            -0-

David L. Sharp, President                         1997       153,200            80,100         7,200         251,600
  Wedgestone Financial                            1996       126,200            25,000         6,000             -0-
                                                  1995       114,750            34,000         8,712             -0-

Eric H. Lee, Chief Financial Officer              1997       112,500            57,100         7,200         160,000
 Wedgestone Financial                             1996        99,000            25,000         6,000             -0-
                                                  1995        95,000            26,000         8,678             -0-

     The following table shows, for those individuals named in the Summary Compensation table, information concerning stock options granted during the year ended December 31, 1997.

                               OPTION GRANTS IN 1997

                          Options         % of Total        Exercise       Expiration     Potential Realizable Value(2)
                         Granted(1)     Granted in 1997       Price          Date(1)           5%             10%
                         ----------     ---------------       -----          -------           --             ---

Jeffrey S. Goldstein       85,000            10.4%             .31           9/22/02         25,489          31,437
David L. Sharp            251,600            30.9%             .31           9/22/02         75,450          93,055
Eric H. Lee               160,000            19.7%             .31           9/22/02         48,000          59,200

------------------------------
(1) Options indicated were immediately vested at date of grant and become exercisable over a five year period ending September 22, 2002.
(2) Potential Realizable Value at assumed Annual Rates of Stock Price Appreciation for Option terms at rates of 5% and 10% is information mandated by the Securities and Exchange Commission and does not represent the Company's estimate or projection of the future price of its shares of Beneficial Interest.

No executive officer exercised options during 1997. The following table sets forth, for each of the executive officers named in the Summary Compensation Table, the year-end value of unexercised options.


                         AGGREGATED OPTION EXERCISES IN 1997
                              AND YEAR-END OPTION VALUES


                                   Number of            Value of Unexercised
                              Unexercised Options       In-The-Money Options
                                  At Year-End               At-Year-End
                                  -----------               -----------
                       Exercisable    Unexercisable  Exercisable   Unexercisable
                       -----------    -------------  -----------   -------------
Jeffrey S. Goldstein      85,000          -0-        $ 56,950                  0
David L. Sharp           251,600          -0-        $168,572                  0
Eric H. Lee              160,000          -0-        $107,200                  0


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1996, the Compensation Committee of the Board of Trustees of the Company was comprised of John J. Doran, Jeffrey A. Oberg and John C. Shaw. None of the members of the Compensation Committee has ever been an employee or officer of the Company or any of its subsidiaries, with the exception of Mr. Shaw who is the Chairman of the Board but does not receive compensation for acting in such capacity. Mr. Shaw, however, is a significant equity holder in PSG Associates and Resource Holdings Associates, each of which respectively provide financial and advisory services to St. James and Fey, subsidiaries of the Company. In 1997 the Company paid PSG Associates $125,000 in connection with such services to St. James and $60,000 and $120,000 to PFG and Resource Holdings Associates, respectively for such services rendered to Fey. The Company will pay PSG Associates $125,000 for financial and advisory services rendered to St. James for the current year and $60,000 and $120,000 to PFG and Resource Holdings Associates, respectively for such services rendered to Fey. Otherwise, none of the members of the Compensation Committee has any relationship requiring disclosure under any paragraph of Item 404 or in Item 402(j)(3) of Regulation S-K promulgated by the Commission.


            REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF TRUSTEES

     The following is the report of the Compensation Committee of the Company (the "Committee") on executive compensation for fiscal 1997.

     COMPENSATION PHILOSOPHY. The Committee believes that it is in the best interests of the shareholders for the Company to attract, maintain and motivate top quality management personnel, especially its executive officers, by offering and maintaining a competitive compensation package that exhibits an appropriate relationship between executive pay and the creation of stockholder value. The general philosophy of the committee is to integrate (i) adequate levels of annual base compensation; (ii) annual cash bonuses and equity awards based on achievement of short-term corporate and individual performance goals, such that executive compensation levels will be higher in years in which performance goals are achieved or exceeded; and (iii) equity awards, to ensure that management has a continuing stake in the long term success of the Company and return of value to its stockholders.

     The elements of the Committee's integrated compensation philosophy and the application of these philosophies during 1996 are summarized as follows:

     BASE COMPENSATION LEVELS. Although the Committee believes that performance-based pay elements should be a key element in the compensation packages for its executive officers, the Company must maintain base compensation levels commensurate with other comparable companies in its industry with whom the Company competes for management personnel (the "Comparable Companies").

     The Comparable Companies selected by the Company are those automotive supply companies that have production and marketing strategies similar to those of the Company, which are similar to the Company and which compete for executives in the same markets as the Company.

     Although the process of setting base compensation levels often reflects subjective factors, such as leadership, commitment, attitude and motivational effect, the Committee also considers objective factors, such as achievement of performance goals (primarily profitability of the areas over which the executive has management responsibility), level of responsibility and prior experience. The Committee believes that the overall compensation paid to the Company's executive officers for the last year was competitive with overall compensation paid by the Comparable Companies for similar positions.

     PERFORMANCE-BASED COMPENSATION.   The Company provides executive officers
with the following performance-based compensation programs:

     - CASH BONUSES. Cash bonuses may be earned if certain specified performance goals are achieved.

     -    STOCK OPTIONS.   Options may be granted pursuant to the Wedgestone
          Financial 1996 Stock Option Plan (the "Option Plan") at an exercise price equal to or greater than the fair market value of the stock on the date of the grant. The value of the options is related directly to the market price of the stock and, accordingly to the long-term performance of the Company. An aggregate of 812,800 options were granted to the Company's executive officers in 1997 under the Option Plan. The number of options granted was based on the executive's length of service and level of responsibility in the Company.

     COMPENSATION OF PRESIDENT. Mr. Sharp's base compensation for 1997 was $153,200. As of February 19, 1998 the Committee has not established a base compensation for Mr. Sharp for 1998. The Committee believes that Mr. Sharp's base salary in 1997 was comparable to that of other Presidents in the industry in which the Company competes. Mr. Sharp received an $80,100 bonus in 1997.

     COMPENSATION OF CHIEF FINANCIAL OFFICER. Mr. Lee's base compensation for 1997 was $112,500. As of February 19, 1998 the Committee has not established a base compensation for Mr. Lee for 1998. The Committee believes that Mr. Lee's base salary in 1997 was comparable to that of other Chief Financial Officers in the industry in which the Company competes. Mr. Lee received a $57,100 bonus in 1997.


                                         John J. Doran, Chairman
                                         Jeffrey A. Oberg
                                         John C. Shaw

                                         Members of the Compensation Committee

PROFIT SHARING, STOCK OPTION PLANS AND WARRANTS

     During 1996 Wedgestone created the Wedgestone Financial 1996 Stock Option Plan (the "Option Plan"). The Option Plan carries an effective date of
December 31, 1996. The total number of shares of Wedgestone stock reserved and available for distribution under the Option Plan is 1,000,000. Officers, other key employees and significant non-employees who are responsible for or contribute to the management, growth and/or profitability of the business of Wedgestone are eligible to be granted stock options under the Option Plan. The Option Plan replaces and supersedes a former stock option plan established in 1995. The optionees under the Option Plan will be selected from time to time by the Committee (a group of not less than three persons appointed by the Trustees). The stock options granted under the Option Plan may be of two types:
(i) Incentive Stock Options and (ii) Non-Qualified Stock Options. The option price per share of stock under a stock option will be determined by the Committee at the time of grant. The option price with respect to an incentive stock option shall not be less than 100% of the fair market value of the Wedgestone stock on the date of the option grant. The option price with respect to a non-qualified stock option shall not be less than 85% of the fair market value of the Wedgestone stock on the date of the option grant. The stock options can be exercised at such times as determined by the Committee. The stock which is acquired through the exercise of the stock option is required to be held for investment and not for resale or other distribution. The options and the stock are non-transferable. As of December 31, 1997, 812,800 options have been granted.

     In 1995 two outside directors, Mr. John J. Doran and Mr. Jeffrey A. Oberg, were each granted 15,000 warrants to acquire shares of beneficial interest in Wedgestone at an exercise price of $.25 per warrant share. The warrants may be exercised at any time from the date of grant until October 31, 1998. The warrants or the warrant shares may not be disposed of or encumbered, except in accordance with certain provisions of the Securities Act. As of February 9, 1998, none of the warrants have been exercised.

     All former Profit Sharing, Stock Option and 401(k) Profit Sharing Plans were terminated pursuant to the bankruptcy plan of reorganization in 1992. The 401(k) Profit Sharing Plan was liquidated as of July 21, 1993 and the assets were distributed to the plan participants. In January 1995, the Company established the Wedgestone Automotive Corp Retirement Savings Plan (the "Retirement Plan"). The Retirement Plan provides that all eligible employees of the Company who have attained the age of 21, have completed one year of employment and are not subject to a collective bargaining agreement are permitted to contribute up to 15% of their salary to the Retirement Plan. The Company makes contributions on behalf of each participant of a matching amount up to an employee contribution of 2% of such employee's salary. Employees are fully vested at all times with respect to all employee contributions to the Retirement Plan.

     On February 9, 1998 the Company announced a Tender Offer (the "Offer" or "Tender Offer") to acquire all of the issued and outstanding shares of the Company not owned by certain majority shareholders which include Stockwood LLC, JCS Management Co. Inc., PFG Corporation, RAB Management Corp., and JMS Holdings Co., Inc. whom collectively own 62.4% of the current issued and outstanding shares. The Offer price is $ .67 net per share to sellers in cash. Shares not tendered will be converted into the right to receive $ .67 per share in a merger to be consummated as soon as practical after the Tender Offer. Outstanding warrants may be tendered in connection with the offer. Under the provisions of the Option Plan, option holders as of the date of the Tender Offer, to the extent they are vested, will be included in the total shares to be purchased. As of February 13, 1998, all such option holders are fully vested and under the Option Plan, are granted the right to exercise their options in conjunction with the Tender Offer in a cash-less based exercise transaction whereby they would receive the Tender price per share less the exercise price per share of $.31.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows, as of December 31, 1997, certain information known to Wedgestone regarding security holders of Wedgestone who may be deemed to be the beneficial owners of 5% or more of each class of Wedgestone's shares.


                                                        BENEFICIAL SHARES
                                             -----------------------------------

                                             Amount and Nature of     Percent of
Name and Address of Beneficial Owners        Beneficial Ownership       Class
-------------------------------------        --------------------     ----------
Stockwood LLC                                     6,795,223             31.0%
520 Madison Avenue, 40th Floor
New York, NY 10022

JCS Management Co., Inc.                          8,492,422(1)          38.8%
520 Madison Avenue, 40th Floor
New York, NY  10022

PFG Corporation                                   1,713,865(2)           7.8%
235 Sunrise Boulevard
Palm Beach, FL  33480

RAB Management Corp.                              1,720,699(3)           7.9%
520 Madison Avenue, 40th Floor
New York, NY  10022

JMS Holdings Co., Inc.                            1,704,698(4)           7.8%
520 Madison Avenue, 40th Floor
New York, NY  10022

Charles Brady                                     1,300,000(5)           5.9%
1315 Peachtree Street N.E. Suite 300
Atlanta, GA  30309


-----------------------------------

(1) Mr. John C. Shaw is the president and sole shareholder of this company. 6,795,223 of these shares are held by Stockwood LLC. Mr. Shaw is the general manager of Stockwood LLC.
(2) Mr. James J. Pinto is the president and principal shareholder of this company. Mr. Pinto is also the president and principal shareholder of P-wood, Inc., which owns 25% of Stockwood LLC.
(3) Mr Richard A. Bartlett is the president and sole shareholder of this company.
(4) Mr. Jerry M. Seslowe is the president and sole shareholder of this company.
(5) Includes 100,000 shares held by Chattahoochee Leasing Corporation, an affiliate of Mr. Brady.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows, as of December 31, 1997, based upon information supplied by the Trustees and officers of Wedgestone and its Subsidiaries, the amount and nature of ownership of Wedgestone shares of each Trustee of Wedgestone and of all Trustees and officers as a group.

                                             Amount and Nature of     Percent of
Name and Address of Beneficial Owners        Beneficial Ownership        Class
-------------------------------------        --------------------     ----------

John C. Shaw                                    8,492,422 (1)             37.8%
Jeffrey A. Oberg                                   15,000 (2)                 *
John J Doran                                       15,000 (2)                 *
Jeffrey S. Goldstein                               85,000 (3)                 *
David L. Sharp                                    251,600 (3)              1.0%
Eric H. Lee                                       160,000 (3)                 *


-----------------------------------
* Represents less than 1%
(1) See Footnote (1) under Security Ownership of Certain Beneficial Owners.

(2) Represents a Warrant that is immediately exercisable to purchase 15,000 shares.
(3) Represents options that are immediately exercisable to purchase shares indicated.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Automotive Segment was purchased from Standun, which is indirectly owned and/or controlled by Resource Holdings Associates and PFG Corp. The managing directors of Resource Holdings Ltd. (the general partner of Resource Holdings Associates) and PFG Corp are former shareholders of St. James. Each of the managing directors owns directly or indirectly in excess of 5% of the outstanding shares of Wedgestone. Stockwood owns 31.0% of Wedgestone. Wedgestone assumed a note associated with the termination of Standun's management agreement with Fifth Avenue Partners, a related party of Wedgestone in the amount of $1,104,086 in conjunction with the acquisition. The note is payable monthly with interest calculated in arrears at 9% per annum over the five years ending December 31, 1999. In 1997 Wedgestone paid $ 275,000 in principal and interest on this loan.

     St. James has a Consulting Agreement with PSG Associates entered into on January 10, 1992 (prior to its acquisition by Wedgestone). Pursuant to this Agreement, PSG Associates has agreed to provide advisory services to St. James with respect to its operations, expansion and financing activities at a minimum rate of $125,000 per year plus reimbursement of expenses. Mr. Shaw, a trustee of the Company, is a significant equity holder in PSG Associates, through JCS Holdings Corp. ("JCS") as is each of PFG Corp., JMS Holdings Corp., and RAB Management Corp. (the former St. James shareholders). During 1997, 1996 and 1995, St. James paid $125,000 per year to PSG Associates under this contract. For 1998, St. James is required to pay to PSG Associates $125,000 annually, pursuant to this Agreement.

     Effective January 1, 1996, Fey Automotive Products, Inc. entered into a four-year agreement with PFG and Resource Holdings Associates to provide advisory services to Fey with respect to its operations, expansion and financing activities at an aggregate amount of $180,000.

     On January 12, 1993, as amended, Wedgestone entered into a secured, one year credit facility due July 1996 with Rockaway pursuant to which Wedgestone was permitted to borrow up to a maximum to $300,000 with additional over advances available at the discretion of the lender to fund Wedgestone's working capital needs and those of its subsidiaries. The contractual rate of interest on this facility was fifteen percent (15%) per annum and there was a commitment fee of $4,500, payable upon initial funding and an extension fee of $5,000 in connection with the amendment in 1994. The Rockaway Loan was secured by a pledge of substantially all of the stock of Wedgestone's subsidiaries, its personal assets and notes receivables. As of December 31, 1995, Wedgestone had borrowed $300,000 pursuant to this facility and Rockaway advanced amounts in excess of the agreement of $429,000. In 1996, the Company paid $ 717,800 in principal and interest on this credit facility. Rockaway is a real estate holding company which is controlled by former St. James shareholders. The former St. James shareholders are entitled to substantially all of the economic benefits of Rockaway. Mr. Goldstein, who was the former president and a trustee of Wedgestone, is the president of Rockaway. This credit facility was repaid in 1996.

     On May 20, 1997 Wedgestone advanced Stockwood, LLC. ("Stockwood") $1,650,000 under a one year secured note with interest at 12 percent. The note is secured by 3,500,000 shares of beneficial interest of Wedgestone Financial with principal and interest due at maturity. Stockwood is a related party through common ownership by certain Wedgestone Financial shareholders.

                                       PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENTS, SCHEDULES, AND REPORTS ON FORM 10-K

     (a) Set forth below are consolidated financial statements, financial statement schedules and exhibits filed as part of this Annual Report on Form 10-K.

     1.   Consolidated Financial Statements

          Reference is made to the index of consolidated financial statements and supplementary data on page 13.

     2.   Financial Statement Schedules

          Schedule II, Valuation and Qualifying Accounts, Schedule III, Real Estate and Accumulated Depreciation and Schedule IV, Mortgage Loans on Real Estate appear on pages 41 through 43 hereof. All other schedules are not included because they are not applicable.

     3.   Exhibits

          The following Exhibits are filed as part of, or incorporated by reference into this report:



     Exhibit No.
     -----------

     (2)       (i)       The Merger Agreement with St. James Automotive Corp.
                         into a subsidiary of Wedgestone as contemplated in Wedgestone's Plan of Reorganization dated May 29, 1992
                         (Filed as Exhibit 2 to Form 8-K filed June 15, 1992 and incorporated herein by reference).

               (ii) The Asset Sale Agreement between Wedgestone Financial, Wedgestone Automotive Corp., Fey Automotive Products, Inc. and Standun, Inc. dated October 28, 1994 (Filed as
                         Exhibit 1 to Form 8-K filed October 28, 1994 and incorporated herein by reference).

               (iii) First Amendment to Asset Sale Agreement between Fey Automotive Products, Inc. and Standun, Inc. dated November 17, 1994 (Filed as Exhibit 2 to Form 8-K filed December 1, 1994 and incorporated herein by reference).

               (iv) Asset Sale Agreement between Hercules Automotive Products, Inc. (a subsidiary of Wedgestone Financial) and Hercules Bumpers, Inc. dated December 23, 1994 (Filed as Exhibit 1 to Form 8-K filed January 23, 1995 and incorporated herein by reference).

               (v) Letter Amendment to Asset Sale Agreement between Hercules Automotive Products, Inc. and Hercules Bumpers, Inc. dated December 23, 1994 (Filed as Exhibit 2 to Form 8-K filed January 23, 1995 and incorporated herein by reference).

     (3)       (i)       Amendment and Restatement of Declaration of Trust and
                         Appointment of Trustees and Acceptance of Appointment of Trustees dated June 15, 1992 (Filed as Exhibit 3 to
                         Form 8-K on June 26, 1992 and incorporated herein by reference).

      (4)      (i)       Specimen certificate for shares of beneficial interest,
                         $1.00 par value (Filed as Exhibit 1 to Form S-11
                         Registration Statement No. 2-66921 and incorporated herein by reference).

               (ii) Specimen certificate for Special Income Shares (Filed as Exhibit 4(b) to Form S-14 Registration Statement No. 2-98006 and incorporated herein by reference).

     (10)       (i)      Letter of Intent between Wedgestone Financial and PSG
                         Holdings Corp., d/b/a St. James Automotive (Filed as
                         Exhibit C to First Amended of Reorganization which was filed as Exhibit 2(ii) to Form 8-K filed February 12,
                         1992 and incorporated herein by reference).

               (ii) Term note for $1,000,000 from Genesis Plastics, Inc., to Wedgestone Financial (Filed as an exhibit to Form 8-K Report dated August 24, 1992 and incorporated herein by reference).

               (iii) Loan and Security Agreement dated August 24, 1992 between Genesis Plastics, Inc., and Wedgestone Financial for loan (Filed as an exhibit to Form 8-K Report dated August 24, 1992 and incorporated herein by reference).

               (iv) Unconditional Secured Guaranty dated August 24, 1992 between Nicon Holdings, Inc., and Wedgestone Financial for loan (Filed as an exhibit to Form 8-K Report dated August 24, 1992 and incorporated herein by reference).

               (v) Unconditional Guaranty dated August 24, 1992 between Nicon Holdings, Inc., and Wedgestone Financial for loan (Filed as an exhibit to Form 8-K Report dated August 24, 1992 and incorporated herein by reference).

               (vi) Stock Exchange Agreement and Plan of Reorganization dated August 24, 1992 between Nicon Plastics, Inc., and Wedgestone Financial (Filed as an exhibit to Form 8-K Report dated August 24, 1992 and incorporated herein by reference).

               (vii) Loan Participation and Sharing Agreement dated December 17, 1992 between Wedgestone Financial and JCS Holdings Corp., RAB Management Corp., JMS Holdings Corp., and PFG Corp. (Filed as an exhibit to Form 10-K filed March 31, 1993 and incorporated herein by reference).

               (viii) Loan and Security Agreement dated January 12, 1993 between Wedgestone Financial and Rockaway 605 Corp. (Filed as an exhibit to Form 10-K filed March 31, 1993 and incorporated herein by reference).

               (ix) Amendment dated January 15, 1994 of Loan Participation and Security Agreement dated January 12, 1993 between Wedgestone Financial and Rockaway 605 Corp. (Filed as an exhibit to Form 10-K filed April 13, 1994 and incorporated herein by reference).

               (x) Court approved motion by IRP releasing guarantee of indebtedness owed to Charles Sullivan in exchange for the right to purchase Wedgestone's one acre parcel and IRP's assignment of it's 50% interest in Wedgestone's New York property to Wedgestone. (Filed as an exhibit to Form 10-K filed April 13, 1994 and incorporated herein by reference).

               (xi) Amendment dated November 1, 1994 of Loan and Security Agreement dated January 12, 1993 between Wedgestone Financial and Rockaway 605 Corp. (Filed as an exhibit to Form 10-K filed March 30, 1995 and incorporated herein by reference).

               (xii) Registration Rights Agreement between Standun, Inc. and Wedgestone Financial dated November 18, 1994 (Filed as
                         Exhibit 3 to Form 8-K filed December 1, 1994 and incorporated herein by reference).

               (xiii) The Wedgestone Financial 1994 Stock Option Plan effective September 24, 1994. (Filed as an exhibit to Form 10-K filed March 30, 1995 and incorporated herein by reference).

               (xiv) Promissory Note between Standun, Inc. and 5th Avenue Partners dated November 17, 1994 and Assignment Agreement, assigning the note to Fey Automotive Products, Inc. (Filed as an exhibit to Form 10-K filed March 30, 1995 and incorporated herein by reference).

               (xv) Revolving Credit Line between Fey Automotive Products, Inc., Sigma Plating Co., Inc. and St. James Automotive Corp. and The CIT Group, Inc. dated November 18, 1994.(Filed as an exhibit to Form 10-K filed March 30, 1995 and incorporated herein by reference).

               (xvi) Credit Enhancement Agreement of Charles Brady, Chattahoochee Leasing Corporation and Wedgestone Financial dated January 8, 1995 (Filed as Exhibit 3 to Form 8-K filed January 23, 1995 and incorporated herein by reference).

               (xvii) Promissory Note between Charles W. Brady and Hercules Automotive Products, Inc. dated January 8, 1995 (Filed as Exhibit 4 to Form 8-K filed January 23, 1995 and incorporated herein by reference).

               (xviii) Promissory Note between Chattahoochee Leasing Corporation and Hercules Automotive Products, Inc. dated January 8, 1995 (Filed as Exhibit 5 to Form 8-K filed January 23, 1995 and incorporated herein by reference).

               (xix) The Wedgestone Financial 1996 Stock Option Plan effective December 31, 1996 (Filed herewith).

               (xx) The Management Agreement between Fey Automotive Products, Inc. and PFG Corp. effective January 1, 1996 (Filed herewith).

               (xxi) The Management Agreement between Fey Automotive Products, Inc. and Resource Holdings Associates effective January 1, 1996 (Filed herewith).

     (21)                Subsidiaries of Registrant:

                         Wedgestone College Point Corp., a New York corporation Bristol Village Inc., a Connecticut corporation
                         MWF Corp., a Delaware corporation
                         LIP Corp., a Massachusetts corporation
                         St. James Automotive, a Delaware corporation
                         Wedgestone Automotive Corp., a Delaware corporation Fey Automotive Products, Inc., a Delaware corporation Sigma Plating Co., Inc., a California corporation


     Note: Wedgestone Financial has seven consolidated wholly owned subsidiaries operating in the United States. Wedgestone College Point Corp., Bristol Village Inc., MWF Corp., and LIP Corp. own real estate acquired from a borrower. See Schedule III to this report for a description of the real estate so acquired. St. James Automotive Corp., Wedgestone Automotive Corp., and Fey Automotive Products, Inc., manufacture light duty truck aftermarket accessories. Sigma Plating Co., Inc. operates an electroplating facility.

     (27)           (a)  Financial Data Schedule (Filed herewith).

                    (b)  Reports on Form 8-K

                         (1) Form 8-K:   Management Changes, issued on July 6,
                             1997.

                                      SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             WEDGESTONE FINANCIAL



Date:     February 19, 1998                   By: /s/  Eric H. Lee
                                                  -----------------------
                                                  Chief Financial Officer

Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed below the following persons on behalf of the registrant and in the capacities and on the dates indicated.



Date:     February 19, 1998                       By: /s/ John C. Shaw
                                                      -----------------------
                                                          Trustee


Date:     February 19, 1998                       By: /s/ Jeffrey A. Oberg
                                                      -----------------------
                                                          Trustee


Date:     February 19, 1998                       By:/s/ John J. Doran
                                                      -----------------------
                                                          Trustee


Date:     February 19, 1998                       By:/s/ Jeffrey Goldstein
                                                      -----------------------
                                                          Trustee


The name "Wedgestone Financial" (formally Wedgestone Realty Investors Trust) is the designation of The Trustees under a Declaration of Trust dated March 12, 1980, as amended, and in accordance with such Declaration of Trust notice is hereby given that all persons dealing with Wedgestone Financial by so acting acknowledge and agree that such persons must look solely to Wedgestone property for the enforcement of any claims against Wedgestone Financial and that neither The Trustees, officers, employees, agents nor shareholders assume any personal liability for claims against Wedgestone or obligations entered into on behalf of Wedgestone Financial, and that the respective properties shall not be subject to claims of any other person in respect of any such liability.

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS: (Amounts in Thousands)


                                                            ADDITIONS
                                                       -----------------------
                                     Balance            Charged       Charged                         Balance
                                   at beginning        to costs &     to other                        at end
     Description         Year      of the Year          expenses      accounts       Deductions     of the year
     -----------         ----      -----------         ----------     --------       ----------     -----------

Allowance for
 Doubtful Accounts       1995         202                 21            272(4)        (239)(1)          256
                         1996         256                190           (60)(4)         (53)(1)          333
                         1997         333                 85                           (74)(1)          344



Inventory Reserve        1995         283                (16)           230(4)         (22)(2)          368
                                                                                      (107)(3)

                         1996         368                 24          (231)(4)         (42)(2)          119

                         1997         119                 38                           (25)(2)          132

------------------------------
(1)  Net Charge-off of bad debts
(2)  Write off of obsolete inventory
(3)  Physical inventory adjustment
(4) Assumed and subsequently disposed of in connection with the 1995 purchase and 1996 sale of Hercules.

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION:  (Amounts in Thousands)


                                                                                          Gross Amount at End of Period

                                                                 Buildings &                               Date
          Description                       Land                 Improvements             Total          Acquired
     --------------------                ----------         --------------------        ----------       --------

     LAND

          Connecticut                    $  128                       $0                  $  128           10/88


     RESIDENTIAL PROPERTIES

          Northeastern Massachusetts        494                                              494           10/89
                                          -----                      ----                  -----

               Total Real Estate          $ 622                       $0                   $ 622
                                          -----                      ----                  -----
                                          -----                      ----                  -----


                                                   1997       1996      1995
                                                 -------    -------   -------

     Balance at beginning of period               $1,086    $ 1,091   $   965

     Additions during the period:
          Improvements/Carrying costs                  5        ---       126
                                                 -------    -------   -------

                                                       5        ---       126
                                                 -------    -------   -------

                                                   1,091      1,091     1,091


     Deductions during the period
          Sales                                      915        ---       ---
          Write-off of real estate held                            5
          Depreciation
          Legal Settlement
          Transferred to IRP

                                                 -------    -------   -------
                                                     915        ---       ---
                                                 -------    -------   -------
     Balance at end of year                      $   176    $ 1,086   $ 1,091
                                                 -------    -------   -------
                                                 -------    -------   -------


See Note 7 to the Consolidated Financial Statements.

SCHEDULE IV -- NOTES RECEIVABLE AND MORTGAGE LOANS ON REAL ESTATE: (Amounts in Thousands)


                                                                                                           PRINCIPAL
                                                                                                           AMOUNT OF
                              INTEREST         FINAL        PERIODIC         FACE         CARRYING       LOANS SUBJECT
                              RATE AT         MATURITY      PAYMENT        AMOUNT OF      AMOUNT OF      TO DELINQUENT
     PROPERTY TYPE            12/31/96         DATE          TERM          MORTGAGES      MORTGAGES      PRIN/INTEREST
-----------------------       --------       --------       --------       ---------      ---------      -------------


MORTGAGE LOANS
     NONE                                                                         0              0                $0
                                                                           ---------      ---------      -------------


------------------------------


CHANGES IN NOTES RECEIVABLE, MORTGAGE LOANS AND LONG TERM NOTES:

                                                                            1997           1996           1995
                                                                           ------         ------         ------

Balance at beginning of period                                             $   81         $   84         $  735
Additions during period

     Increase to existing mortgage loans                                      ---            ---            ---
                                                                           ------         ------         ------
                                                                              ---            ---            ---
                                                                           ------         ------         ------
                                                                               81             84            735
                                                                           ------         ------         ------

Deductions during period
     Collections of principal                                                 166              3              1

     Cost of mortgages transferred to IRP
     Reserve for loan loss                                                    (85)           ---            650
                                                                           ------         ------         ------
                                                                               81              3            651
                                                                           ------         ------         ------

Balance at end of year                                                     $    0         $   81         $   84
                                                                           ------         ------         ------
                                                                           ------         ------         ------


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